SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

Rogers Corporation
------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)  Proposed maximum aggregate value of transaction:
____________________________________________________________________________________
5)  Total fee paid:
[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
____________________________________________________________________________________
      2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________
      3) Filing Party:
____________________________________________________________________________________
      4) Date Filed:

One Technology Drive | P.O. Box 188 | Rogers, Connecticut 06263-0188 | 860-774-9605

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Rogers Corporation, a Massachusetts corporation, will be held on Thursday, May 7, 2009, at 10:30 A.M., at the Hartford Marriott Downtown Hotel, 200 Columbus Boulevard, Hartford, Connecticut 06103 for the following purposes:

1.

To elect the nine members of the board of directors for the ensuing year: Walter E. Boomer, Charles M. Brennan, III, Gregory B. Howey, J. Carl Hsu, Carol R. Jensen, Eileen S. Kraus, William E. Mitchell, Robert G. Paul and Robert D. Wachob.

2.	To approve the Rogers Corporation 2009 Long-Term Equity Compensation Plan.

3.	To approve the Section 162(m) Amendment to the Annual Incentive Compensation Plan.

4.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Rogers Corporation for the fiscal year ending December 31, 2009.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders entitled to receive notice of and to vote at the meeting are determined as of the close of business on March 11, 2009, the record date fixed by the board of directors for such purpose.

Regardless of whether or not you plan to attend the meeting, you can be sure your shares are represented at the meeting by promptly voting electronically over the Internet or by telephone or by dating, signing, and returning your proxy card in the enclosed pre-addressed, postage-paid return envelope (which will be provided to those shareholders who request to receive paper copies of these materials by mail), or by returning your voting instruction card to your broker. If for any reason you desire to revoke or change your proxy, you may do so at any time before it is exercised. The proxy is solicited by the board of directors of Rogers Corporation.

We cordially invite you to attend the meeting.

By Order of the Board of Directors
Robert M. Soffer, Vice President and Secretary
March 23, 2009

Proxy Statement Table of Contents

Proposal 1: Election of Directors	3
Stock Ownership of Management	4
Beneficial Ownership of More Than Five Percent of Rogers’ Stock	5
Corporate Governance Practices	6
Board of Directors	7
Director Independence	7
Meetings; Certain Committees	7
Directors’ Compensation	10
Audit Committee Report	12
Compensation Discussion and Analysis	13
Base Salary	15
Short-Term Incentives	16
Long-Term Incentives	17
Compensation Recovery Policy	19
2009 Compensation	19
Retirement Benefits and Perquisites	20
Severance and Change in Control Protection	21
Impact of Tax Treatment on Compensation Program Design	22
Compensation and Organization Committee Report	22
Executive Compensation	23
Summary Compensation Table	23
All Other Compensation for Fiscal Year 2008	24
Grants of Plan-Based Awards in 2008 Fiscal Year	25
Outstanding Equity Awards at 2008 Fiscal Year End	27
Option Exercises and Stock Vested in Fiscal Year 2008	28
Pension Benefits At 2008 Fiscal Year End	29
Non-Qualified Deferred Compensation at Fiscal Year End	31
Potential Payments on Termination or Change in Control	32
Post Termination Table	36
Proposal 2: Approve the Rogers Corporation 2009 Long-Term Equity Compensation Plan	38
Proposal 3: Approval of the Section 162(m) Amendment to the Rogers Corporation Annual Incentive Compensation Plan	46
Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm	50
Related Person Transactions	52
Section 16(a) Beneficial Ownership Reporting Compliance	53
Proposals of Shareholders	53
Solicitation of Proxies	53
Bylaw Amendment Approved by the Directors in 2008	53
“Householding” of Proxy Materials	54
Communications with Members of the Board of Directors	54
Availability of Certain Documents	54
Exhibit I Rogers Corporation 2009 Long-Term Equity Compensation Plan	A-1
Exhibit II Annual Incentive Compensation Plan	B-1

One Technology Drive | P.O. Box 188 | Rogers, Connecticut 06263-0188 | 860-774-9605

Proxy Statement - March 23, 2009

We are providing you with this proxy statement and proxy card (either in paper copy or electronically via the Internet) in connection with the solicitation of proxies by the board of directors of Rogers Corporation (“Rogers” or the “Company”) for the Annual Meeting of Shareholders to be held on Thursday, May 7, 2009, at 10:30 A.M., at the Hartford Marriott Downtown Hotel, 200 Columbus Boulevard, Hartford, Connecticut 06103.

If you are a shareholder of record as of the close of business on March 11, 2009, you are entitled to vote at the meeting and any adjournment thereof. As of that date, 15,656,897 shares of capital stock (also referred to as common stock), $1 par value per share, of Rogers were outstanding. You are entitled to one vote for each share owned. Execution of a proxy will not in any way affect your right to attend the meeting and vote in person. Any shareholder submitting a proxy has the right to revoke it any time before it is exercised by filing a written revocation with the Secretary of Rogers, by executing a proxy with a later date, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted) or by attending and voting at the meeting.

We are now furnishing proxy materials to our shareholders on the Internet, rather than mailing a paper copy of the materials (including our 2008 annual report) to each shareholder, unless you have requested us to send you a paper or electronic mail copy. We have adopted this procedure pursuant to rules recently adopted by the Securities and Exchange Commission. If you received only a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail or electronic mail, you will not receive a paper or electronic mail copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice. We anticipate that the Notice Regarding the Availability of Proxy Materials will be mailed to our shareholders on or about March 27, 2009. If your shares are held by a brokerage firm, dealer or other similar organization, the Notice or proxy materials, as applicable, are being forwarded to you by that organization, and you should follow the instructions for voting as set forth on that organization’s voting instruction card.

If your shares are registered directly in your name, and if you sign your proxy card or vote online, but do not give voting instructions, the proxy will be voted: (1) FOR the election of the nine nominees to the board of directors shown under the heading “NOMINEES FOR DIRECTOR”, (2) FOR the approval of the Company’s 2009 Long-Term Equity Compensation Plan, (3) FOR the approval of the Section 162(m) Amendment to the Company’s Annual Incentive Compensation Plan, and (4) FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm of Rogers Corporation for the fiscal year ending December 31, 2009. If instead your shares are held by a broker (which is the case for many of our shareholders) and you do not provide voting instructions to your broker (either because you do not return the voting instruction card to your broker or you return it but fail to give voting instructions), the proxy will be voted: (1) FOR the election of the nine nominees to the board of directors shown under the heading “NOMINEES FOR DIRECTOR”, (2) FOR the approval of the Section 162(m) Amendment to the Company’s Annual Incentive Compensation Plan, and (3) FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm of Rogers Corporation for the fiscal year ending December 31, 2009; however, in this case, brokers are not permitted to vote on the proposal regarding approval of the Company’s 2009 Long-Term Equity Compensation Plan.

The presence, in person or by proxy, of the holders of a majority of the shares of capital stock entitled to vote at the meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Neither abstentions nor broker “non-votes” will be considered votes properly cast at the meeting. Accordingly, because the approval of each of the proposals is based on the votes properly cast at the meeting, neither abstentions nor broker “non-votes” will have any effect upon the outcome of voting with respect to any of the proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the stock exchange applicable to member firms, brokers will have discretionary authority to vote shares held in their name for the election of directors, for a cash incentive plan where the annual cost of the plan is below a certain threshold as is the situation here for the proposed Section 162(m) Amendment and for the ratification of the appointment of the Company’s independent registered public accounting firm even if they do not receive instructions from the beneficial owners.

With regard to the election of directors, votes may be cast for all nominees or withheld from all nominees or any particular nominee. Votes withheld in connection with the election of one or more directors will not be counted as votes cast for such individuals. Those nominees receiving the nine highest numbers of votes at the meeting will be elected, even if such votes do not constitute a majority of the votes cast. With regard to the approval of the Company’s 2009 Long-Term Equity Compensation Plan and approval of the Section 162(m) Amendment to the Company’s Annual Incentive Compensation Plan and the ratification of the appointment of the Company’s independent registered public accounting firm, votes may be cast for or against each such proposal or you may abstain from voting on that proposal.

We do not expect any matters other than those set forth in the accompanying Notice of Annual Meeting of Shareholders to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies properly executed and received will be voted with respect to such matter in accordance with the judgment of the persons named as proxies.

Proposal 1: Election of Directors

The directors of Rogers are elected annually by shareholders and hold office until the next Annual Meeting of Shareholders and thereafter until their successors have been elected and qualified. The board of directors has been advised that each nominee will serve if elected. If any of these nominees should become unavailable for election, proxies will be voted for the election of such other person, or for fixing the number of directors at a lesser number, as the board of directors may recommend. All of the nominees are currently directors of Rogers and were elected to their present term of office at the May 9, 2008 Annual Meeting of Shareholders.

NOMINEES FOR DIRECTOR

Name	Age / Year First	Principal Occupations During the Past Five Years and Other Directorships
Walter E. Boomer	70 / 1997	Retired (as of April 2004) Chief Executive Officer from March 1997,
Chairman of the Board of Directors from April 2002 and prior to that
President from March 1997, Rogers Corporation; President, Babcock &
Wilcox Power Generation Group and Executive Vice President of
McDermott International, Inc., the parent corporation of Babcock &
Wilcox (February 1995 to October 1996), Senior Vice President of
McDermott International, Inc. (August 1994 to January 1995) and prior to that a General in the US Marine Corps from 1986; Director, Baxter
International, Inc. and Taylor Energy Company.

Charles M. Brennan, III	67 / 2005	Retired (as of December 2007) Chairman, and retired (as of April 2000)
Chairman and Chief Executive Officer of the MYR Group, Inc.; Director,
Dycom Industries, Inc.

Gregory B. Howey	66 / 1994	President and Director, Okay Industries, Inc.

J. Carl Hsu	67 / 2007	Retired (as of December 2003) President and Chief Executive Officer Bell
Labs Asia and China since October 1999; Professor at Peking University since October 2001; Director, Taiwan Mobile Co., Ltd., Beijing Xinwei
Technology, and Trident Microsystems, Inc.

Carol R. Jensen	56 / 2006	President and Principal Partner, Lightning Ranch Group; Global Vice
President of R&D Performance Chemicals, Dow Chemical Co. (July 2001
to April 2004); Executive Director, Corporate Technology and Electro &
Communications Markets, 3M Corporation (February 2000 to July 2001).

Eileen S. Kraus	70 / 2001	Retired (as of July 2000) Chairman, Fleet Bank Connecticut, a subsidiary of FleetBoston Financial Corporation; Director, Kaman Corporation and
The Stanley Works.

William E. Mitchell	64 / 1994	Chairman since May 2006 and Chief Executive Officer since February
2003, President (February 2003 to February 2008) of Arrow Electronics,
Inc.; and Director, Brown-Forman Corporation.

Robert G. Paul	67 / 2000	Retired (as of March 2004) Director, and President Base Station Sub-
Systems Group, Andrew Corporation from July 2003; President, Chief
Executive Officer and Director, Allen Telecom Inc. (1991 to July 2003);
Director, Comtech Telecommunications Corporation and Kemet Corpo-
ration.

Robert D. Wachob	61 / 2004	President and Chief Executive Officer since April 2004, President and
Chief Operating Officer (April 2002 to April 2004), and Executive Vice
President, (January 2000 to April 2002), Rogers Corporation.

Vote Required for Approval and Recommendation of the Board of Directors

Directors must be elected by a plurality of the votes cast. This means those nominees receiving the nine highest numbers of votes at the Annual Meeting of Shareholders will be elected, even if such votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The board of directors recommends a vote FOR the election of the above named nominees to the board of directors.

Stock Ownership of Management

This table provides information about the beneficial ownership of Rogers’ capital stock as of March 11, 2009, by each of the current directors and executive officers named in the Summary Compensation Table (who are referred to as the named executive officers), and by all directors and executive officers as a group. Unless otherwise noted, the persons listed below have sole voting and investment power with respect to the shares reported.

	Beneficial Ownership
	Total	Percent of	Total Stock
Name of Person or Group	Shares (1)	Class (2)	Interest (3)
Michael D. Bessette	66,556	*	66,556
Walter E. Boomer(4)	49,113	*	50,763
Charles M. Brennan, III	16,075	*	17,725
Michael L. Cooper	58,264	*	58,264
Robert C. Daigle(5)	113,869	*	113,869
Gregory B. Howey	64,137	*	77,030
J. Carl Hsu	5,562	*	7,212
Carol R. Jensen(5)	12,967	*	14,617
Eileen S. Kraus	37,104	*	42,806
Dennis M. Loughran	11,754	*	11,754
William E. Mitchell	14,178	*	18,002
Robert G. Paul	45,915	*	48,388
Robert D. Wachob(5)	316,322	1.99	316,322
All Directors and Executive Officers as a Group (21 Persons)	1,294,860	7.76	1,326,352

(1)

Represents the total number of currently owned shares and shares acquirable within 60 days of March 11, 2009 through the exercise of stock options. Shares acquirable under stock options exercisable within 60 days for each individual are as follows (last name/number of shares): Bessette/55,684; Boomer/29,113; Brennan/13,612; Cooper/48,384; Daigle/100,517; Howey/47,500; Hsu/4,500; Jensen/10,679; Kraus/34,230; Loughran/10,000; Mitchell/13,349; Paul/ 38,314; Wachob/241,016; and the group of 21 individuals/1,031,847.

(2)

Represents the percent of ownership of total outstanding shares of capital stock, based on 15,656,897 shares of common stock outstanding as of March 11, 2009, with the * indicating that the amount of ownership represents less than 1% of outstanding capital stock.

(3)	Includes total beneficial ownership plus the number of shares of capital stock that have been deferred pursuant to Rogers’ compensation programs.

(4)	Includes 20,000 shares held indirectly by Mr. Boomer in a family trust.

(5)	Messrs. Daigle, Wachob and Ms. Jensen own, respectively: 1,829, 58,340 and 2,288 shares included above as to which investment and voting power is shared with their spouses.

The address of all persons listed above is c/o Rogers Corporation, One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188.

Beneficial Ownership of More Than Five Percent of Rogers’ Stock

This table provides information regarding beneficial ownership as of December 31, 2008 of each person known to Rogers to own more than 5% of its outstanding capital stock. The information in this table is based upon filings by each such person with the Securities and Exchange Commission (SEC) on Schedule 13G (including amendments) under the Securities Exchange Act of 1934, as amended. Unless otherwise noted, the beneficial owners have sole voting and dispositive power with respect to the shares listed below.

	Shares
	Beneficially	Percent of
Name and Address of Beneficial Owner	Owned	Class (1)
Lord, Abbett & Co. LLC(2)
90 Hudson Street
Jersey City, NJ 07302	2,333,138	14.9
Bank of America Corporation(3)
100 North Tryon Street Floor 25
Bank of America Corporate Center
Charlotte, NC 28255	1,416,410	9.0
Barclays Global Investors AG(4)
Apianstrasse 6 D-58774
Unterfohring, Germany
Sydney, Australia NSW 1220	1,205,458	7.7
Westport Asset Management, Inc.(5)
253 Riverside Avenue
Westport, CT 06880	1,046,966	6.7

(1)	Based on the number of shares outstanding as of the record date, March 11, 2009.

(2)

Lord, Abbett & Co. LLC, a registered investment advisor, has sole voting power with respect to 2,066,911 of the shares listed above and sole dispositive power with respect to 2,333,138 of the shares listed above.

(3)

Bank of America Corporation (“B of A”) and its affiliates reported voting and dispositive power as follows: B of A has shared voting power with respect to 1,288,967 of the shares listed above, and has shared dispositive power with respect to 1,416,410 of the shares listed above; NB Holdings Corporation has shared voting power with respect to 1,288,967 of the shares listed above, and has shared dispositive power with respect to 1,416,410 of the share listed above; BAC North America Holding Company has shared voting power with respect to 1,288,967 of the shares listed above, and shared dispositive power with respect to 1,416,410 of the shares listed above; BANA Holding Corporation has shared voting power with respect to 1,288,967 of the shares listed above, and shared dispositive power with respect to 1,416,410 of the shares listed above; Bank of America, NA has sole voting power with respect to 7,250 of the shares listed above, shared voting power with respect to 1,281,717 of the shares listed above, sole dispositive power with respect to 5,550 of the shares listed above, and shared dispositive power with respect to 1,410,860 of the shares listed above; Columbia Management Group, LLC has shared voting power with respect to 1,274,604 of the shares listed above, and shared dispositive power with respect to 1,408,680 of the shares listed above; Columbia Management Advisors, LLC has sole voting power with respect to 1,269,554 of the shares listed above, and sole dispositive power with respect to 1,407,010 of the shares listed above; and shared voting power with respect to 5,050 of the shares listed above, and has shared dispositive power with respect to 1,670 of the shares listed above; Banc of America Investment Advisors, Inc. has shared voting power with respect to 7,113 of the shares listed above.

(4)

Barclays Global Investors AG and its affiliates reported voting and dispositive power as follows: Barclays Global Investors (Deutschland) AG has sole power to vote or to direct the vote with respect to 913,533 of the shares listed above and sole power to dispose or to direct the disposition of 1,205,458 of the shares listed above; Barclays Global Fund Advisors has sole voting power with respect to 571,414 of the shares listed above, and sole dispositive power with respect to 776,455 of the shares listed above; Barclays Global Investors, NA has sole voting power with respect to 341,539 of the shares listed above, and sole dispositive power with respect to 416,972 of the shares listed above; Barclays Global Investors, LTD has sole voting power with respect to 580 of the shares listed above, and sole dispositive power with respect to 12,031 of the shares listed above.

(5)

Westport Asset Management, Inc., a registered investment advisor, has sole voting power with respect to 164,800 of the shares listed above, has shared voting power with its affiliate Westport Advisers LLC with respect to 781,166 of the shares listed above, has sole dispositive power of 164,800 of the shares listed above and has shared dispositive power with respect to 882,166 of the shares listed above. All shares are held in certain discretionary managed accounts. Westport Asset Management, Inc. disclaims beneficial ownership of all such shares.

Corporate Governance Practices

Rogers has long subscribed to sound corporate governance practices. The basic principles are summarized here.

  The board of directors is elected by and is accountable to the shareholders. Its primary purpose is to oversee management and to assure that the long-term interests of the shareholders are being served.

  All directors stand for election annually.

  The board of directors has adopted a retirement policy for directors, which is set forth in Rogers’ Corporate Governance Guidelines, under which directors may not be nominated for election after age 72 unless the board deems it advisable to do so.

  The board of directors has determined that eight of its nine directors, representing a substantial majority of the board, are independent. Rogers’ Corporate Governance Guidelines require that a majority of the board be independent under New York Stock Exchange (“NYSE”) listing requirements but also state that it is the board of directors’ goal (but not a requirement) that at least two-thirds of the directors be independent.

  The (i) Audit, (ii) Compensation and Organization and (iii) Nominating and Governance Committees consist solely of independent directors. The charters of all of the committees of the board of directors are approved by the entire board and clearly establish committee responsibilities.

  The Audit Committee has sole responsibility for selecting, engaging, evaluating and terminating Rogers’ independent registered public accounting firm. The Audit Committee also has full responsibility for determining the independent registered public accounting firm’s compensation and oversees and evaluates Rogers’ internal audit function. The Audit Committee has three members who are “Audit Committee Financial Experts”.

  The non-management directors regularly meet in executive session and there is an independent “Lead Director” who is responsible for presiding over such meetings.

  The board of directors annually evaluates its own performance. Each of the board committees conducts an annual self-evaluation of its respective performance. These evaluations are overseen by the Nominating and Governance Committee.

  The board of directors annually reviews a strategic plan and a one-year operating plan that is linked to strategic objectives.

  The Compensation and Organization Committee of the board of directors evaluates the performance of the CEO and determines his compensation. The board of directors as a whole oversees CEO and other senior management succession planning.

  Directors have complete access to all levels of management and also are provided with opportunities to meet with members of management on a regular basis.

  The Corporate Governance Guidelines are available both on Rogers’ website, www.rogerscorp.com/cg/, and in print to shareholders. See “Availability of Certain Documents” in this proxy statement.

Board of Directors

DIRECTOR INDEPENDENCE

Under the rules of the NYSE, the board of directors is required to affirmatively determine the independence of each director based on the absence of any direct or indirect material relationship between the Company and the director. The board has adopted the following categorical standards, which are also contained in the Rogers Corporation Corporate Governance Guidelines available on Rogers’ website, www.rogerscorp.com/cg/, to assist it in determining director independence in accordance with the NYSE’s independence standards:

  If a Rogers’ director (other than a member of the Audit Committee) receives direct or indirect annual compensation or other benefits (other than board and committee fees) from Rogers, such amount should not exceed $30,000;

  If a Rogers’ director is an executive officer of another company that does business with Rogers, the annual sales to, or purchases from, Rogers should be less than 1% of the revenues of the company he or she serves as an executive officer;

  If a Rogers’ director is an executive officer of another company which is indebted to Rogers, or to which Rogers is indebted, the total amount of either company’s indebtedness to the other should be less than 1% of the total consolidated assets of the company he or she serves as an executive officer; and

  If a Rogers’ director serves as an officer, director or trustee of a charitable organization, Rogers’ discretionary charitable contributions to the organization should be less than 1% of that organization’s total annual charitable receipts. (Rogers’ matching of employee charitable contributions will not be included in the amount of Rogers’ contributions for this purpose.)

The board of directors has determined that all of the current directors other than Mr. Wachob satisfy these standards and accordingly have no direct or indirect material relationship with Rogers other than (1) serving as a director and a board committee member, (2) receiving related fees as disclosed in this proxy statement under “Directors’ Compensation” and (3) having beneficial ownership of Rogers’ securities as disclosed in this proxy statement under “Stock Ownership of Management”. The independent members of the board affirmatively determined that all of Rogers’ other board members as follows are independent: Walter E. Boomer (as of April 26, 2007), Charles M. Brennan, III, Gregory B. Howey, J. Carl Hsu, Carol R. Jensen, Eileen S. Kraus, William E. Mitchell and Robert G. Paul.

MEETINGS; CERTAIN COMMITTEES

Board of Directors

The Rogers’ board of directors held eight meetings during 2008. The board of directors has five regular committees, including an Audit Committee, a Compensation and Organization Committee, and a Nominating and Governance Committee. All directors attended at least 75% in the aggregate of the meetings held in 2008 of the board during their tenure as directors and the committees on which each such director served during their tenure as committee members. All of the members of the board of directors attended the 2008 Annual Meeting of Shareholders.

The Rogers’ board of directors adopted a set of Corporate Governance Guidelines, which set forth information pertaining to director qualifications and responsibilities, as well as other corporate governance practices and policies. These guidelines are available both on Rogers’ website, www.rogerscorp.com, and in print to shareholders along with the charters of the Audit, Compensation and Organization, and Nominating and Governance Committees. See “Availability of Certain Documents” in this proxy statement.

Meetings of Non-Management Directors

The board holds regularly scheduled sessions for the non-management directors of the Company without management present. These meetings are presided over by the Lead Director or, if he or she is not in attendance, the Chairperson of the Nominating and Governance Committee. The non-management directors may meet without management present at other times as determined by the Lead Director. Mr. Paul serves as the Lead Director. Currently, the non-management directors of the Company are Messrs. Boomer, Brennan, Howey, Hsu, Mitchell and Paul, and Mses. Jensen and Kraus. Any interested party who wishes to make their concerns known to the non-management directors may contact the Lead Director, or the non-management directors as a group, in writing at Rogers Corporation, One Technology Drive, P. O. Box 188, Rogers, Connecticut 06263-0188, Attn: Lead Director.

Audit Committee

The Audit Committee held 11 meetings in 2008. The Audit Committee’s responsibilities include appointing, terminating, evaluating, and setting the compensation of the independent registered public accounting firm of Rogers; meeting with the independent registered public accounting firm to review the scope, accuracy and results of the audit; and making inquiries as to the adequacy of Rogers’ accounting, financial and operating controls. In 2008, until the May 9, 2008 Annual Meeting of Shareholders, Mr. Paul was the chairperson of this committee, with Messrs. Brennan and Howey and Ms. Kraus as members. Immediately following the 2008 Annual Meeting of Shareholders Mr. Brennan became the chairperson of this committee and Mr. Paul and Ms. Kraus remained as members. As of the July 9, 2008 board meeting Mr. Brennan remained chairperson of this committee and Mr. Paul remained a member, but Eileen S. Kraus was replaced by William E. Mitchell as a member of this committee. The board of directors has determined that each of these individuals is “independent” in accordance with the NYSE’s listing standards and the rules and regulations of the SEC and related federal law. In addition, the board of directors has also determined that Messrs. Brennan, Mitchell and Paul are “Audit Committee Financial Experts” in accordance with the standards established by the SEC. The Audit Committee’s charter is available both on Rogers’ website, www.rogerscorp.com/cg/, and in print to shareholders. See “Availability of Certain Documents” in this proxy statement.

Compensation and Organization Committee

The Compensation and Organization Committee held five meetings in 2008. During 2008, the Compensation and Organization Committee was comprised of non-management directors, who were each: (i) independent as defined under the NYSE listing standards and as determined by the board of directors, (ii) a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (except for Mr. Boomer). Ms. Kraus is chairperson of this committee and Mr. Paul is a member of this committee. On July 9, 2008 Mr. Mitchell was appointed to this committee and on December 12, 2008 Mr. Boomer, the Company’s former Chief Executive Officer, resigned from this committee.

The board has adopted a charter for the Compensation and Organization Committee, which is available both on Rogers’ website, www.rogerscorp.com/cg/, and in print to shareholders. See “Availability of Certain Documents” in this proxy statement.

The Compensation and Organization Committee’s responsibilities, which are discussed in detail in its charter, include the responsibility to:

  evaluate the performance of the Chief Executive Officer;

  establish the base salary, incentive compensation and any other compensation for Rogers’ Chief Executive Officer and review and approve the Chief Executive Officer’s recommendations for the compensation of all other executive officers;

  monitor Rogers’ management incentive and equity compensation plans, retirement and welfare plans and discharge the duties imposed on this committee by the terms of those plans; and

  periodically review and make recommendations regarding compensation for non-management directors.

During committee meetings at which compensation actions involving the Chief Executive Officer are discussed, the Chief Executive Officer does not participate in the discussions if the committee so chooses. As Chief Executive Officer, Mr. Wachob recommends compensation decisions involving the other executive officers and discusses these recommendations and related issues with the Compensation and Organization Committee. During committee meetings at which compensation actions involving executive officers are discussed, Mr. Wachob has taken an active part in the discussions.

The agenda for meetings of the Compensation and Organization Committee is determined by its chairperson with the assistance of Rogers’ Vice President of Human Resources. Compensation and Organization Committee meetings are regularly attended by the Chief Executive Officer, the Vice President of Human Resources, and certain other members of management. At each meeting, the Compensation and Organization Committee has the opportunity to meet in executive session. The Compensation and Organization Committee’s chairperson reports the committee’s recommendations and decisions on executive compensation to the full board of directors.

The Compensation and Organization Committee has the sole authority to retain and terminate outside advisors with respect to executive and director compensation. This committee has retained Pearl Meyer & Partners (“PM&P”) since 2004 as its outside compensation consultant. PM&P provides compensation data and analyses that serve as the basis for setting executive officer and director compensation levels, and advises the committee on its compensation decisions. PM&P also advises the committee on the structure of executive officer compensation programs which includes the design of incentive plans, and the forms and mix of compensation. PM&P does not recommend or set specific pay levels for the executives. PM&P works exclusively for the committee, but does work with management to collect census data and to ensure data is accurate. PM&P only provides consulting services for executive and director compensation.

Compensation and Organization Committee Interlocks and Insider Participation

The Compensation and Organization Committee during fiscal year 2008 was composed of Eileen S. Kraus (chairperson of the committee), Robert G. Paul and Walter E. Boomer until he resigned from the committee on December 12, 2008. William E. Mitchell was appointed to the committee on July 9, 2008. None of them has served as an officer or employee of the Company (except for Mr. Boomer, who was Chief Executive Officer of Rogers from March 1997 to April 2004) or had any “interlocking relationships” requiring disclosure under applicable rules and regulations of the SEC.

Nominating and Governance Committee

The Nominating and Governance Committee held four meetings in 2008. This committee has functions that include developing and recommending to the board of directors criteria for board and committee membership, reviewing the qualifications of candidates for director, nominating candidates for election to the board of directors, overseeing Rogers’ corporate governance policies and practices, developing and recommending to the board of directors corporate governance guidelines and, at least yearly, overseeing a review of the performance of the board of directors and its committees. Mr. Jaskol was the chairperson of the Nominating and Governance Committee until May 9, 2008, with Messrs. Baker and Brennan as members. Mr. Brennan continued as a member of this committee and on May 15, 2008, this committee was reconstituted with the following members: Robert G. Paul – Chairperson and Charles M. Brennan, III and Gregory B. Howey as members. The board of directors has determined that each member of this committee is “independent” in accordance with the NYSE’s listing standards. The Nominating and Governance Committee charter is available both on Rogers’ website, www.rogerscorp.com/cg/, and in print to shareholders. See “Availability of Certain Documents” in this proxy statement.

The Nominating and Governance Committee will consider nominees for director recommended by shareholders if such recommendations for director are submitted in writing to the Vice President and Secretary of Rogers Corporation, One Technology Drive, P. O. Box 188, Rogers, Connecticut 06263-0188. At this time, no additional specific procedures to propose a candidate for consideration by the Nominating and Governance Committee, nor any minimum criteria for consideration of a proposed candidate for nomination to the board of directors, have been adopted as Rogers believes that the procedures currently in place will continue to serve the needs of the board and shareholders.

DIRECTORS’ COMPENSATION

Directors who are employees of Rogers receive no additional compensation for their services as directors. The Compensation and Organization Committee periodically reviews non-management director compensation policies with the assistance of PM&P. In 2008, compensation for non-management directors consisted of an annual retainer and meeting fees (“Fees Earned or Paid”) and equity awards as described below. Each of these components is shown in the following table and described in more detail below and on the following page.

		Stock	Deferred Stock
Name	Fees Earned or Paid (1)	Option Awards (2)	Unit Awards (3)	Total
Leonard M. Baker(4)	$19,250	$25,834	$–	$45,084
Walter E. Boomer	$50,250	$43,434	$42,500	$136,184
Charles M. Brennan, III	$63,679	$43,434	$42,500	$149,613
Gregory B. Howey	$60,000	$43,434	$42,500	$145,934
J. Carl Hsu	$49,500	$43,434	$42,500	$135,434
Leonard R. Jaskol(4)	$22,036	$25,834	$–	$47,870
Carol R. Jensen	$54,250	$43,434	$42,500	$140,184
Eileen S. Kraus	$64,250	$43,434	$42,500	$150,184
William E. Mitchell(4)	$31,596	$12,663	$42,500	$86,759
Robert G. Paul	$82,217	$43,434	$42,500	$168,151

(1)

Includes meeting fees and the annual retainer. Certain directors elected to receive compensation in Rogers’ common stock instead of cash. The conversion of the cash amount into shares of Rogers’ common stock was made at fair market value. Fractional shares have been rounded up to whole shares. Directors may elect to defer the annual retainer and/or meeting fees pursuant to a non-qualified deferred compensation plan.

(2)

The fair value of stock option awards is the same as the compensation cost realized in Rogers’ financial statements because all stock options awarded to directors are immediately vested at grant. For non-management directors who were serving on the board of directors in June of 2008, each individual received a stock option grant as of June 16, 2008 for 2,250 shares except for Mr. Mitchell who had re-joined the board of directors on May 9, 2008 and his grant, a pro-rated amount, was for 656 shares. For the June 16, 2008 grant, the Black-Scholes value is $19.30 (using an expected term of 7 years, a volatility of 39.06%, a risk-free rate of 3.90% and an expected dividend yield of 0%). Messrs. Baker and Jaskol retired from the board of directors on May 9, 2008 and hence their stock option award value was calculated using fewer shares (1,608 pro-rated shares instead of 2,250 shares), and the Black-Scholes value is $16.07 (using an expected term of 7 years, a volatility of 39.02%, a risk-free rate of 3.3% and an expected dividend yield of 0%). The aggregate number of stock option awards outstanding at the end of the fiscal year for each individual listed above is as follows (last name/number of shares): Baker/34,358; Boomer/29,113; Brennan/13,612; Howey/47,500; Hsu/4,500; Jaskol/23,585; Jensen/10,679; Kraus/34,230; Mitchell/13,349; and Paul/38,314.

(3)

The fair value of Deferred Stock Unit Awards is the same as the compensation cost realized in Rogers’ financial statements because all Deferred Stock Units awarded to directors are immediately vested as of the award date. Each December 5, 2008 Deferred Stock Unit Award was for 1,650 units and the fair value of the shares underlying each award on the grant date was $42,500.

(4)

Messrs. Baker and Jaskol did not stand for re-election at the May 9, 2008 Annual Meeting of Shareholders, and their 2008 compensation was pro-rated, as was that for Mr. Mitchell who re-joined the board of directors on May 9, 2008.

Annual Retainer

Non-management directors earned a minimum annual retainer of $35,000 in 2008 if they served on the board for a full year. The lead director and chairperson of each board committee earned an additional annual retainer as follows: (i) Lead Director (Mr. Paul) - $15,000; (ii) Audit Committee Chairperson (Mr. Paul through 5/9/09 and then Mr. Brennan) - $10,000; (iii) Compensation and Organization Committee Chairperson (Ms. Kraus) - $7,500; (iv) Nominating and Governance Committee Chairperson (Mr. Jaskol through 5/9/09 and then Mr. Paul) - $5,000; (v) Finance Committee Chairperson (Mr. Howey) - $5,000 and (vi) Safety and Environment Committee Chairperson (Dr. Jensen) - $3,500. The retainer is pro-rated for non-management directors who serve for only a portion of the year. The annual retainer is normally paid in June and December. Directors may elect to defer the annual retainer pursuant to a non-qualified deferred compensation plan.

Meeting Fees

Directors currently receive $1,500 for each board meeting attended. Committee chairpersons currently receive $1,500 for each committee meeting attended and other committee members currently receive $1,000 for each committee meeting attended. Fees for telephonic meetings are reduced by 50%. Meeting fees are paid in cash unless Rogers’ stock compensation is elected. Directors may also elect to defer this compensation pursuant to a non-qualified deferred compensation plan.

Stock Options

Stock options were granted to non-management directors in June of 2008. These grants were for 2,250 shares with an exercise price equal to the fair market value of the stock at the time of the grant except that Mr. Mitchell’s grant was for 656 shares as he re-joined the board of directors on May 9, 2008. Messrs. Baker and Jaskol’s May 9, 2008 stock option grants were pro-rated to 1,608 shares each for serving only a portion of the year, as they did not stand for reelection at the May 9, 2008 Annual Meeting of Shareholders. Options granted to non-management directors are immediately exercisable and expire ten years after the grant date even if the individual ceases to be a director.

Deferred Stock Unit Awards

Deferred Stock Unit Awards were granted to non-management directors in December of 2008. These awards were for 1,650 units each, which are fully vested. This stock will be issued on January 5, 2010 which is the 13-month anniversary of the grant date unless the individual elected to defer the receipt of these shares until at least January 5, 2015. This reflects the board of directors’ decision to receive deferred stock units instead of stock options in December of 2008.

Perquisites

Rogers does not provide its non-management directors any additional benefits and/or perquisites beyond what is reported in the table above. Rogers does reimburse its directors for expenses associated with attending any board or committee meetings and attending certain other meetings in their capacity as board or committee members.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Rogers’ financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee discussed with Ernst & Young LLP, Rogers’ independent registered public accounting firm (independent auditors), who are responsible for expressing an opinion on the conformity of those audited financial statements with US generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Rogers’ accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under generally accepted auditing standards including Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and Rogers, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, which the Audit Committee received from the independent registered public accounting firm, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with Rogers’ independent registered public accounting firm and the persons responsible for the internal audit function the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm and the persons responsible for the internal audit function, with and without management present, to discuss the results of their examinations, their evaluations of Rogers’ internal control, including internal control over financial reporting, and the overall quality of Rogers’ financial reporting. During 2008, the Audit Committee held 11 meetings, including quarterly closing conferences with the independent registered public accounting firm and management during which financial results and related issues were reviewed and discussed prior to the release of quarterly results to the public.

The Audit Committee is governed by a charter which may be found on Rogers website. The members of the Audit Committee are considered to be “independent” because they satisfy the independence requirements of the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors and the board has approved the inclusion of the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The Audit Committee has approved the appointment of Ernst & Young LLP as Rogers’ independent registered public accounting firm for fiscal year 2009 and shareholders are being asked to ratify this appointment at the 2009 annual meeting.

Audit Committee:	Charles M. Brennan, III, Chairperson
William E. Mitchell, Member
Robert G. Paul, Member

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

Compensation Discussion and Analysis

The Company’s executive compensation philosophy is to attract, retain, and motivate the most talented and dedicated executives possible consistent with achieving outstanding business performance and shareholder value at a reasonable cost. The Company’s approach to executive compensation takes into account the cyclical nature of the Company’s business. This approach is based on creating an executive pay structure that can be maintained during down cycles while rewarding executives with generally above market total cash and equity compensation when justified by business results and individual performance.

Decision-Making by the Compensation and Organization Committee

The Compensation and Organization Committee of the board of directors, which is referred to as the committee in this Compensation Discussion and Analysis, directs the design and oversees the executive compensation programs. A detailed discussion of the committee’s structure, roles and responsibilities and related matters can be found above under the heading “Compensation and Organization Committee” on page 8. This disclosure includes a description of the role of the outside compensation consultant, Pearl Meyer & Partners, (PM&P), in advising the committee on various matters related to the Company’s executive compensation program.

Core Principles

Rogers and the committee apply the following core principles in structuring the compensation of the executive officers, including the executive officers named in the Summary Compensation Table on page 23, who are referred to as the named executive officers:

  Provide a simple program design which is easy to communicate, understand and is motivational.

  Provide a strong link between incentive compensation and corporate profitability.

  Provide a meaningful equity position for executives leading them to manage from an owner’s perspective.

  Provide a significant reward for executives when they deliver shareholder returns over a long period of time.

  Provide a total rewards package designed to be strongly competitive with other size-appropriate companies in the technology and technology equipment industry.

Market Analysis

The committee compares its compensation programs to two sources of compensation information, a comparator company group and survey data.

For the CEO and the CFO the Company uses both the comparator company group and survey data. This group of comparator companies consists of US public companies in the electronics equipment industry that, in the aggregate, the committee has determined (in consultation with management) reflects the labor market with which Rogers competes for executive talent. The committee believes using a comparator company group and appropriate and relevant survey data provides a thorough method to understand the executive talent market

PM&P (in consultation with management) proposed the comparator company group in 2004, which was reviewed and approved by the committee. Each year, the committee monitors and adjusts the comparator company group with the assistance of PM&P and management. In 2008, six companies were eliminated from the sixteen companies. Two of the companies had been acquired, one company outsourced all manufacturing, and three companies had revenue more than two times the company’s sales. In order to have a reasonable level of assurance that there will be a stable core of comparator company group from year to year, the committee decided to add four new companies. For 2008, the comparator company group consisted of the following 14 US public companies with median revenue of approximately $487 million and a median market capitalization of approximately $403 million (as of the second quarter of 2008 based on a rolling four quarters basis):

Axcelis Technologies	Electro Scientific Industries, Inc.	Littlefuse Inc.
Brooks Automation, Inc.	FEI Co.	Methode Electronics
Cognex Corporation	GSI Group Inc.	Photonics, Inc.
COHU, Inc	Hutchinson Technologies, Inc.	Radisys Corp.
CTS Corporation	Kulicke & Soffa Industries

Selecting the comparator company group is challenging as many companies that compete with Rogers with similar products and services are either privately owned, too small, or are divisions of much larger corporations. For these reasons their compensation data is either not publicly available or not relevant. The Company’s selection of comparator company group attempts to select companies that have a similar global presence, complexity of multiple manufacturing operations, are within an appropriate range of revenue (both larger and smaller), hire employees with similar skills and experience as Rogers and are generally in the electronics equipment manufacturing industry. This year the comparator company group has revenue of not more than $820 million or less than $230 million, compared to Rogers’ 2008 revenue of $365 million. The comparator company group is within the Global Industry Classification Standard (GICS) codes 4520 (Technology Hardware and Equipment) and 4530 (Semi-Conductor and Semi-Conductor Equipment).

For 2008, the committee also relied on compensation data from high technology and general industry surveys, selected and compiled by PM&P. Survey and comparator company group data is then averaged to develop a market composite of the data for comparison purposes for the CEO and CFO. The compensation for all other named executive officers is compared to survey data only. The committee believes using a comparator company group and appropriate and relevant survey data is a reasonable method to understand the executive talent market in which Rogers must compete.

Setting Compensation

The committee’s policy is to compare base salary and the short-term incentive plan of the compensation program to the 50th percentile of the comparator company group and/or survey data. There is no specific pay range set for each executive officer. Awards under the long-term incentive plans (performance based restricted stock units and stock options), which are based on stock prices or financial factors that are aligned with stock price, are intended to provide value at a range above the 50th percentile of the comparator company group and survey data as a means of providing strong incentives for excellent performance. An executive officer’s total cash and equity compensation (or any individual element of compensation) in any given year is based on market analysis, an individual’s experience, tenure, job performance and perceived value to the corporation.

Pay Mix

The executive officers receive a larger proportion of their overall targeted compensation, excluding benefits, in the form of performance based compensation, primarily in the form of equity awards, relative to the comparator company group and/or survey data. This is intended to strongly align the interests of management and shareholders, to reinforce the Company’s principle of pay for performance and to promote a focus on long-term results.

Allocation of 2008 Compensation Package (Excluding Benefits)

	Fixed	Performance Based
			Performance	Total
		AICP	Based Restricted	Value of	Performance Based
	Salary	@ 100%	Stock Units (1)	Stock Options (1)	Compensation (2)
Name	(% of Total)	(% of Total)	(% of Total)	(% of Total)	(% of Total)
Robert D. Wachob	26%	19%	14%	41%	74%
Dennis M. Loughran	39%	17%	10%	34%	61%
Michael L. Cooper	39%	16%	11%	34%	61%
Michael D. Bessette	37%	15%	12%	36%	63%
Robert C. Daigle	37%	16%	11%	36%	63%

(1)

Reflects the dollar value used to determine the number of performance based restricted stock units and stock options. See discussion regarding conversion of dollar values into a number of share awards under Long-term Incentives on page 17.

(2)	Reflects total percentage of compensation package (excluding benefits) that is based on achieving performance targets, which includes AICP, performance based restricted stock units and stock options.

Other Factors Influencing Compensation

In general, the committee intends that each compensation component should be competitive in the marketplace. At the same time, the Company recognizes that the costs of the compensation program impact Rogers’ financial performance. Consistent with balancing these objectives, the short-term and long-term incentives are all normally based on improving financial results over the previous year so as to provide the executive with performance based compensation when the shareholders receive added value.

The committee may determine that it is appropriate, in addition to competitive market practices, to adjust additional compensation to individuals to address (a) job responsibilities, (b) strategic investment in individuals deemed critical to leadership succession plans, (c) retention of critical talent, (d) outstanding individual job performance, and (e) prior applicable work experience. The committee does not assign specific weights to these criteria. The Company strongly believes in engaging the most dedicated and talented executives in critical functions and this may entail negotiations with potential new hire executives who have significant compensation packages in place with their current employer. Because of these factors, each named executive officer’s compensation will vary when compared to the comparator company group and survey data.

Components of Rogers’ Compensation Program

The compensation program for the named executive officers consists of:

Compensation Component	Purpose of Compensation Component
Base Salary	Provides a secure base of compensation in an amount that recognizes the named executive officers roles and responsibilities, as well as their experience, job performance and contributions.
Short-term Incentive - Annual Incentive Compensation Plan (cash)	Motivate and reward executive officers to achieve annual financial objectives.
Long-term Incentive (performance based restricted stock units and stock options)	Retain named executive officers over a period of time, align their reward with long-term shareholder returns and encourage stock ownership.
Pension Restoration Plan	Restore amounts that cannot be provided under the Company’s qualified defined benefit pension plan due to IRS limits.
Deferred Compensation Plan	Allow executives to voluntarily prepare for retirement or for other future savings needs on a cost effective, tax-advantaged basis.
Severance Policy and Change in Control Agreements	Increase retention and mitigate potential conflicts of interest when named executive officers perform their duties in light of a potential change in control transaction.

BASE SALARY

Overall, base salary levels for the named executive officers are compared to the 50th percentile for similar positions in the comparator company group and/or survey data. There is no specific pay range set for each executive officer. Base salary increases awarded to executive officers are based on an assessment of the individual’s total relevant job experience, time in the position, job content, their performance, the annual salary budget and competitive market practices. The committee does not assign specific weights to these criteria.

The salaries for all of the Company’s named executive officers in 2008 are shown in the Summary Compensation Table that follows this report on page 23. Messrs. Wachob, Loughran, Cooper, Bessette and Daigle received base salary increases in 2008, ranging from 4.0% to 6.8%. Working with PM&P, the committee reviewed base salary, the total cash and equity compensation of each executive officer. Based on the market analysis for these positions, and the various factors previously outlined in the “Other Factors Influencing Compensation” section, the committee determined that base salary increases for these executives were appropriate. These decisions on base salary increases did not impact any other decisions regarding any other element of executive compensation, although the committee understands that changes in base salary affect pension and severance benefits and any bonus that is earned that is determined as a percent of base salary.

SHORT-TERM INCENTIVE

The short-term incentive program is a core component of the pay-for-performance philosophy. The Rogers Corporation Annual Incentive Compensation Plan (AICP) is a cash-based, pay-for-performance annual incentive plan that applies to all executive officers as well as managers and professionals selected by the CEO who directly affect Rogers’ profitability. Normally, this plan does not pay a bonus unless the Company and/or the business unit exceeds last year’s financial performance. Annual incentives are designed to increase the amount of total annual cash compensation that is at risk as the person achieves higher levels of responsibility. This plan supports Rogers’ goals for improving profitability and helps to:

  Reward key talent needed for Rogers to succeed;

  Share the benefits of significant financial performance; and

  Provide pay that is reasonably competitive with the comparator company group and/or survey data when total target compensation is achieved, but it can be more or less depending on performance.

For 2008, the award opportunity for each participant was capped at 300% of the named executive officer’s payment for target performance. The target award for each named executive officer under the AICP for 2008, expressed as a percentage of his base salary, is listed under the heading Grants of Plan-Based Awards on page 25.

2008 Performance and Payments

AICP payments for 2008 for Messrs. Wachob, Loughran, and Daigle, were based 100% on corporate performance, as measured by the Company’s diluted earnings per share in 2008. Mr. Bessette was the Vice President of the Durel Division for the first half of the year and transferred to be the Vice President of the Rogers Advanced Circuit Materials Division for the second half of the year. Mr. Cooper is the Vice President, Asia. Both of these executives’ AICP results for the year are based on 50% corporate performance and 50% on their respective business unit’s performance. For Mr. Bessette, his 50% business unit performance was equally proportioned between the Durel Division and the Advanced Circuit Materials Division. Mr. Cooper’s 50% business unit performance was comprised of 15% for the Durel Division, 15% for the Elastomer Components Division, and 20% for the Power Distribution Systems Division.

For 2008, the diluted earnings per share target for the Company to achieve a one hundred percent AICP result was $1.74 per share, which represented a 32% increase from the Company’s 2007 diluted earnings per share of $1.32. The committee established this higher than normal performance target due to nonrecurring accounting charges incurred in 2007, which led to a lower diluted earnings per share in 2007 than if these nonrecurring accounting charges had not been taken, and therefore required a greater increase in diluted earnings per share from 2007 to 2008 to reflect what the committee believed should constitute an appropriate higher threshold.

The performance goals for Messrs. Bessette and Cooper to earn a 100% target payment with respect to the business unit component of their AICP award opportunity for 2008 were as follows:

Mr. Bessette

  Durel: break-even in division operating profit (this division had a $4.6 million loss in 2007)

  Advanced Circuit Materials: $11.1 million in division operating profit (this division had $2.2 million profit in 2007)

Mr. Cooper

  Durel: break-even in division operating profit (this division had a $4.6 million loss in 2007)

  Elastomer Components: break-even in division operating profit (this division had a $1.7 million loss in 2007)

  Power Distribution Systems: $ 2.7 million in division operating profit after taking into account an increase in corporate overhead of more than $2 million (this division had a $4.4 million profit in 2007)

For 2008, Rogers’ diluted earnings per share increased from $1.32 per share in 2007 to $1.67 per share, a 26.5% increase. However, a $0.43 per share charge was incurred for the settlement of the lawsuit with CalAmp Corp. This expense related to allegations concerning specific laminate materials sold between 2004 and 2006. There was an opportunity to reach a settlement with CalAmp Corp. in early 2009 and it was determined by the board of directors that it was in the best interest of Rogers to settle. Due to the early 2009 settlement, this amount was charged to 2008 results in accordance with US generally accepted accounting principles. The committee voted to exclude this discrete charge from the 2008 earnings for the purpose of calculating executive and non-executive bonuses and also from the Rogers Performance Sharing Program, a worldwide employee profit sharing plan. This resulted in a 295% payment for the corporate diluted earnings per share component of the AICP for all participants. To date, the Company has recovered $1 million of settlement costs and approximately $1 million of defense costs from its primary insurance carrier and has filed a lawsuit against its excess insurance carrier seeking to recover the remaining settlement amount. The total amount of the settlement was $ 9 million.

As a result, Messrs. Wachob, Loughran and Daigle each earned a AICP payment under the AICP equal to 295% of the target AICP award opportunity. Messrs. Bessette and Cooper also received an AICP payment due to their business units exceeding their AICP thresholds. The Durel division did not exceed its threshold, the Advanced Circuit Materials division achieved a 39% of target result and the Power Distribution Systems Division achieved a 300% of target result. Payments under the AICP earned in fiscal year end 2008 are reported in the “Summary Compensation Table” under the heading “Non-Equity Incentive Compensation” on page 23. Decisions on short-term incentives do not impact any other decisions regarding any other element of executive compensation. However, the committee does understand that actual AICP payouts affect potential payments under the Special Officer Severance Agreements due to a change in control and pension benefits for Mr. Wachob who has a supplemental pension benefit under the Rogers Corporation Amended and Restated Pension Restoration Plan.

LONG-TERM INCENTIVES

The equity incentive program is intended to enhance long-term value for shareholders, and encourage employee retention and stock ownership. The committee provides long-term incentives for the named executive officers in the form of performance based restricted stock units and stock options. The total dollar value of performance based restricted stock units and stock options for each named executive officer, except the CEO, is recommended to the committee by the CEO. The factors are used in determining the amount of each award is an assessment of the individual’s job performance, competitive market practices, last year’s award, and the individual’s potential impact on profits for the entire corporation. In order to determine an individual’s potential impact on profits, the company takes into consideration their span of control, size of their organization, level of independence in decision making, and the financial magnitude of responsibilities and decisions. There are no specific weights assigned to these criteria.

In 2008, the committee decided to again discuss the strategy and mix of stock options and performance based restricted stock units and reviewed the same items as in 2006 in preparation for the 2009 awards. The committee decided to make equity incentive awards with both stock options and performance based restricted stock units, again using a mix of approximately 75% for stock options and 25% for performance based restricted stock units for the 2008 and 2009 awards.

One-fourth of the value of the annual long-term incentive award granted to a named executive officer is in the form of performance based restricted stock grants, with the remainder being provided in stock options. The use of performance based restricted stock units is intended to directly link a portion of the named executive officers’ equity incentive to the Company’s objective for profit growth. The Company’s long and successful history of using stock options and emphasizing a long-term shareholder value point of view influenced the decision on how to weight the combination of stock options and performance based restricted stock units. It was decided that continuing to use stock options as the primary long-term incentive was appropriate; therefore, a level of approximately 75% of the total award was selected. The committee also felt that having approximately 25% of the total equity award in performance based restricted stock units that are earned over a three–year period gave an appropriate amount of weight to a medium-term shareholder return. The target award for each named executive officer provided in the form of a grant of stock options and performance based restricted stock units for 2008, expressed as a percentage of his base salary, is listed under the heading Grants of Plan Based Awards on page 25.

The number of performance based restricted stock units and stock options is determined based upon a targeted dollar amount established by the committee after reviewing an external competitiveness market analysis conducted by PM&P. The dollar figure for the performance based restricted stock units is converted into shares using the closing price per share of Rogers’ common stock on the grant date, rounding up to the nearest 50 shares. The dollar figure for the stock options is converted into a number of options based on the Black-Scholes cost for stock options on the grant date, rounded up to the nearest 50 shares, as calculated by PM&P.

These decisions on equity incentives do not impact any other decisions regarding any other element of executive compensation; however they may affect potential benefits under the Officer Special Severance Agreements in a Change-In-Control.

Performance Based Restricted Stock Units

The number of performance based restricted stock units earned with respect to both the 2006 – 2008 and the 2007 –2009 performance periods depends upon Rogers achieving a 12% cumulative annual growth rate each year in diluted earnings per share. For the 2008 award, the Committee set a goal of a 10% cumulative annual growth rate each year in diluted earnings per share for the 2008 – 2010 three year performance period. The committee chose diluted earnings per share as the performance measure and the target level of performance after evaluating, with PM&P’s assistance, the predictability and correlation of revenue; diluted earnings per share; earnings before interest, taxes, depreciation, and amortization (EBITDA); return on invested capital; operating income; and net income as a percentage of sales to Rogers’ share price over the ten year period from 1995 – 2005 and from 1998 – 2008. It also evaluated these metrics over the same period with respect to Rogers’ comparator company group. This review suggested that diluted earnings per share had the highest degree of correlation to Rogers’ share price relative to other performance metrics noted above. Performance based restricted stock units are normally granted annually at the meeting of the committee associated with the February board meeting, which is when individual executive performance is reviewed and when base salary and AICP bonus targets are set for the year. Based on Rogers’ cumulative annual growth rate in diluted earnings per share during the three year period of the award, the executive can earn from 0% to 200% of their targeted award, up to 80,000 shares.

Based on Rogers’ non-GAAP diluted earnings per share performance during the 2006 – 2008 performance period as certified by the committee after excluding the CalAmp Corp. settlement expense (which is discussed above under the heading 2008 Performance and Payments on page 16), the named executive officers each achieved an award equal to 155% of the target award. As discussed below under the heading 2009 Compensation on page 19, the committee elected to change the business criteria and performance goals for the grant of performance based restricted stock units for the 2009 – 2011 performance period.

Stock Options

Rogers has used stock options as its primary long-term incentive vehicle. Together with the committee, management believes that stock options align an employee’s and executive officer’s interests with shareholders because the employee realizes no value when the price of the stock remains the same or declines. The exercise price for stock options is based on the closing price of Rogers’ common stock on the date of the grant. Only the committee may grant equity to any executive officer. Rogers does not time the granting of stock options around the disclosure of material non-public information. With the exception of grants to new hires and occasional awards to non-executive officers, stock options are now granted annually at the meeting of the committee associated with the February board meeting, which is when individual executive performance is reviewed and when base salary increases and AICP bonus targets are set for the year.

Stock Ownership Guideline

In order to further link the interests of management and shareholders, executive officers are expected to use shares obtained on the exercise of their stock options and receipt of performance based restricted stock units, after satisfying the cost of acquisition and taxes, to accumulate a significant level of direct stock ownership. Executive officers are expected to make steady progress towards reaching a voting stock ownership level of at least two times base salary no later than after completing ten years of service as an executive officer. Ten years was chosen as the target amount of time since stock options, the primary source of stock ownership, do not vest 100% until the fourth anniversary of the grant. The performance based restricted stock unit awards, if earned, have a three year performance period. These two vesting periods make it challenging for the executive to make progress toward the stock ownership guideline in the first five years. Mr. Wachob has been an executive officer more than ten years and by owning more than three times his salary in Rogers’ stock he has exceeded his stock ownership guideline. The remaining named executive officers are making progress towards, and are expected to achieve, their guidelines by their tenth year as an executive officer. The committee has taken into account the effect of the current stock price on the ten year stock ownership guideline and while the stock price remains historically low the committee is flexible on the executive achieving the guideline, as long as they are increasing their stock ownership.

Securities Trading Policy

Under Rogers’ securities trading policy, members of the board of directors, executives and other employees may not engage in any transaction in which they may profit from short-term speculative swings in the value of Rogers’ securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to enhance compliance with all insider trading rules.

Risk Assessment

The AICP and the Company’s performance based restricted stock units award opportunities have provisions that limit a maximum payout based on performance criteria, and the Company requires named executive officers to make steady growth toward meeting stock ownership guidelines. These limits reduce the risk taking that may be encouraged by bonus or stock plans without maximums. The committee also has the discretion to reduce or eliminate the bonus for any executive, or any other participant, in the AICP.

In addition to compensation plans, the Company uses other means used to manage risk. The Company has a formal risk assessment process that is designed to identify risks associated with each individual business unit as well as strategic risks that might affect the entire organization. This process includes a ranking system that rates each risk’s significance, likelihood and possible timing. Mitigation plans are prepared for risks that have a higher than average likelihood of occurrence and could have a significant effect on the business unit or company as a whole. The risk assessment, which is led by the Company’s senior management team, is performed at the start of each year and is updated on a quarterly basis. The board of directors receives regular updates regarding the results of the Company’s risk assessment process and its risk mitigation plans and strategies. Other measures that also provide a limit on risk taking include the overview of management by the board of directors. Management is required to obtain board approval for items such as acquisitions, divestures, stock buy-back programs, and annual capital expenditures. In addition to regular reports on the strategic plans and current operations sufficient controls are in place to prevent management from taking inappropriate risk.

COMPENSATION RECOVERY POLICY

The committee intends to establish a compensation recovery or “clawback” policy later this year after further evaluating market practices in light of the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009. This policy will apply to annual incentive compensation under the AICP, stock options and performance based restricted stock units granted after its approval by the committee.

2009 COMPENSATION

At the February 10, 2009 committee meeting, compensation decisions were made for 2009. Base salary increases for executive officers and all other salaried employees which would have been effective as of March 30, 2009, have been suspended, due to the current economic and business conditions. AICP targets for the named executive officers, except the CEO, and the corporate diluted earnings per share performance targets were set at the February 10, 2009 meeting, effective January 1, 2009. Two named executive officer’s AICP targets were increased by 5% of their base salary. Also on February 10, 2009 long-term incentive awards were awarded to the named executive officers, except the CEO, with the value approximately at 75% stock options and 25% performance based restricted stock units. On February 25, 2009, the committee increased the AICP target for the CEO from 75% to 80% of base salary, and awarded him long-term incentive awards with the value approximately at 75% stock options and 25% performance based restricted stock units.

The committee changed the business criteria used to measure performance for the performance based restricted stock units for the 2009 – 2011 performance period. Instead of being based solely on three year compounded diluted earnings per share growth rate, these awards will be based upon the three year compounded annual growth rate in net sales, the three year compounded annual growth rate in diluted earnings per share and the three year average of each year’s free cash flow as a percentage of net sales. The committee made this change in order to better reflect the quality of the management in the variable and volatile business cycle of the company. During periods of growth, it is anticipated that management should be able to influence business activities to increase revenue and profits. During periods of decreasing revenue and profits, the board expects management to increase free cash flow.

The committee recommended to the board of directors that two significant changes to the compensation program be submitted to shareholders for approval this year. They are the Rogers Corporation 2009 Long-Term Equity Compensation Plan (which is Proposal 2) in this proxy and the section 162(m) amendment to the AICP (which is Proposal 3 in this proxy). The incentive awards granted to the named executive officers for 2009 will be void absent shareholder approval of the Rogers Corporation 2009 Long-Term Equity Compensation Plan.

RETIREMENT BENEFITS AND PERQUISITES

Pension Plan

The Rogers Corporation Defined Benefit Pension Plan (the “Pension Plan”), a qualified defined benefit pension plan, provides pension benefits to certain regular US employees of the Company or its subsidiaries. Employees earn vested pension benefits after five years of service. Normal retirement is at age 65; however, employees who work beyond age 65 may continue to accrue benefits. Early retirement is at age 55.

A detailed description of the Pension Plan with a listing of actual benefits accrued by named executive officers under this plan as of December 31, 2008 is set forth in the “Pension Benefits Table” starting on page 29.

Pension Restoration Plan

The Rogers Corporation Amended and Restated Pension Restoration Plan (the “Pension Restoration Plan”) replaces amounts that cannot be earned under the Pension Plan due to limitations under federal tax laws or because an executive defers salary on a pre-tax basis under a non-qualified deferred compensation plan. Without restoring these benefits, senior management would earn a much smaller percentage of base salary as retirement benefits than other lower-paid employees and Rogers would be at a competitive disadvantage in the labor market. The plan also provides a retention incentive for key executive officers after age 55 if they are recommended by the CEO to participate in the plan and are approved by the committee, and a supplemental benefit for four long-service executives (including the Chief Executive Officer) that takes into account bonus payments in determining benefits under the Pension Restoration Plan. The Pension Restoration Plan is unfunded.

The committee amended the Pension Restoration Plan in 2008 in order to comply with the final IRS regulations issued under Section 409A of the Internal Revenue Code. Plan benefits will no longer be linked to when payments commence under the Company’s tax qualified Pension Plan. Instead, payment will generally be made six months and a day after a participant separates from service with the Company (determined in accordance with the requirements under Section 409A). The amendment and restatement eliminates accelerated payments under the Pension Restoration Plan in the event of an adverse change in the Company’s financial health (including amounts that were otherwise grandfathered from Section 409A).

The incentive plan under the AICP earned by Mr. Wachob in 2006, and paid in 2007, is included in total cash compensation for 2006 but is recognized as eligible compensation under the Pension Restoration Plan for 2007. The increase in Mr. Wachob’s pension benefits for 2007 reflects, in significant part, outstanding corporate performance in 2006. The increase in Mr. Wachob’s pension benefit for 2008 is significantly reduced as compared to 2007 because Mr. Wachob did not earn an AICP payment in 2007.

A detailed description of the Pension Restoration Plan with a listing of present value of accumulated benefits accrued by named executive officers under this plan as of December 31, 2008 is set forth in the “Pension Benefits Table” starting on page 29.

Voluntary Deferred Compensation Plan

Rogers maintains the Rogers Corporation Voluntary Deferred Compensation Plan for Key Employees. This non-qualified plan allows executive officers and other participants to defer amounts of salary and bonus and receive the equivalent matching contributions that may not be allowed under the Rogers Employee Savings and Investment Plan, a 401(k) plan, due to federal tax law limitations. Without providing this pre-tax savings opportunity, key employees would not be afforded the same pre-tax savings opportunity (expressed as a percentage of cash compensation) as other Rogers’ employees and management would be at a competitive disadvantage in the labor market. Currently, the amounts deferred under this plan are credited with interest using the 10 year US Treasury Note rate plus 20 basis points.

Earlier this year the committee reviewed the pay practices for crediting interest under non-qualified deferred compensation plans, Given the current economic environment, the Committee intends to reduce the crediting rate for compensation that may be deferred beginning in 2010 by eliminating the 20 additional basis points currently added to the 10-year US Treasury rate. Elections for 2009 are already completed so effective with elections beginning in 2010 the interest paid will be at market rate defined as the 10 year US Treasury Note rate. No participants are entitled to accelerated payments on request for any portion of their account balance except due to hardship or plan termination. Similar to the Pension Restoration Plan, this plan is unfunded. A detailed description of the Voluntary Deferred Compensation Plan with a listing of total account balances for named executive officers is set forth in the “Non-Qualified Deferred Compensation” table on page 31.

Perquisites

In order to attract and retain executive officers, the committee has also approved arrangements providing executive officers with certain perquisites, such as use of a Company-leased automobile and gas allowance (for which they are reimbursed all maintenance costs and provided insurance coverage), or the equivalent reimbursement for a personally owned or leased car and gas allowance. Other than the arrangements described above, Rogers does not provide any other perquisites to its named executive officers. A listing of the total costs incurred for perquisites on behalf of the named executive officers is set forth in the “All Other Compensation” table on page 24.

International Assignment Compensation and Benefits

Rogers provides additional compensation and benefits to executives and other employees on assignment in countries other than their home country. They are administered based on a standard policy which provides assistance typical of other companies for items such as housing, transportation, children’s education, living expenses, tax filing assistance and tax equalization. The only named executive officer currently receiving this benefit is Mr. Cooper.

SEVERANCE AND CHANGE IN CONTROL PROTECTION

Last year, the committee reviewed the Special Officer Severance Agreements that had been extended to certain of its executive officers. These agreements, which were originally entered into beginning in 1991, provided for enhanced severance protection upon an executive’s involuntary termination of employment, whether by action of the Company without cause or by the executive due to constructive termination, during a three-year period following a change in control. The purpose of these agreements is to reduce the risk that the possibility of a change in control will interfere with the continuing dedication of key executives to the Company.

The committee, after consultation with its independent compensation consultant and outside legal counsel, recommended several changes to these agreements, which were approved by the board in December. The amended and restated Special Officer Severance Agreements have been updated to ensure that these agreements fulfill their intended purpose in light of current market conditions and to comply with recent tax law changes. The amended and restated Special Office Severance Agreements continue to prohibit the payment of “excess parachute payments” subject to the 20% excise tax under Section 4999 of the Internal Revenue Code.

Significant changes made to these agreements include the following:

  providing a cash severance payment equal to 2.5 times (in the case of Messrs. Wachob, Loughran, Bessette, Daigle) and 1.25 times for Mr. Cooper the sum of base salary plus the most recent annual target bonus (or, if greater, the most recently paid bonus prior to the change in control);

  accelerating the vesting of time-based stock options granted on and after January 1, 2009 only if the executive terminates employment in a manner that qualifies for severance benefits under the amended and restated Special Officer Severance Agreements (as opposed to automatically upon a change in control);

  paying amounts on long-term performance based restricted stock units upon a change in control only to the extent actual performance levels have been achieved, as determined by the committee, and adjusted to reflect only the actual period of the executive’s employment during the performance period;

  removing lump sum payments to make executives whole for car allowances and lost benefits under the Pension Restoration Plan and Voluntary Deferred Compensation Plan for the period of severance;

  requiring a clawback of severance benefits in the event of a material breach of a non-competition or obligation, including repayment of cash severance, discontinuance of insured benefit continuation and forfeiture of unvested equity awards;

  modifying the change in control definition to be consistent with the terms of the Rogers Corporation 2009 Long- Term Equity Compensation Plan;

  reducing the protection period for enhanced severance benefits from three years to two years after a change in control;

  modifying the constructive termination trigger for severance benefits consistent with the “good reason” safe harbor definition under Section 409A final regulations; and

  requiring a signed release in exchange for severance benefits from service, to provide benefits to the executive.

The term of the Amended and Restated Officer Severance Agreements will extend until January 1, 2012, subject to extension.

Separate from the Special Officer Severance Agreements, the named executive officers may become entitled to severance benefits prior to a change in control. A discussion of severance policy for salaried employees is set forth on page 32. The committee does not consider amounts that may be payable under the Special Officer Severance Agreements or the Company’s general severance policy applicable to salaried employees in setting any current compensation. However, the committee does understand that changes to the elements of compensation do have an impact under the Special Officer Severance Agreements and its severance policy. Estimates of the potential payments under the Special Officer Severance Agreements and the Company’s severance policy for the named executive officers are set forth under “Potential Payments on Termination or Change in Control” beginning on page 32.

IMPACT OF TAX TREATMENT ON COMPENSATION PROGRAM DESIGN

Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the named executive officers to $1,000,000 annually, unless the compensation qualifies as “performance based compensation” or is otherwise exempt under Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the committee has not adopted a policy that all compensation be deductible. The AICP is currently subject to the $1 million deduction limitation under Section 162(m). In 2009, the Company is asking its shareholders to approve an amendment to the AICP which will qualify the compensation payable under that plan as performance based under Section 162(m). In addition, the performance based restricted stock that vested on December 31, 2008 did not qualify as performance based compensation. In 2009, the Company is asking shareholders to approve a new Long-Term Equity Compensation Plan, in part, to ensure adequate flexibility to exercise negative discretion to reduce awards as it deems appropriate.

Compensation and Organization Committee Report

The Compensation and Organization Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K, with management. Based on such review and discussions, the committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Respectfully submitted,
Eileen S. Kraus, Chairperson
William E. Mitchell, Member
Robert G. Paul, Member

Executive Compensation

The following table summarizes the compensation of the named executive officers for the fiscal year end December 31, 2008. The named executive officers are the Company’s Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers ranked by their compensation in the table below (reduced by the amount in the Change in Pension Value and Non-qualified Deferred Compensation column), all of whom were serving as executive officers as of December 31, 2008.

SUMMARY COMPENSATION TABLE

						Change in
						Pension
						Value and
						Non-qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and	Years	Salary	Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Covered	(1)	(2)	(3)	(4)	(5)	(6)	Total
Robert D. Wachob	2008	$493,882	$161,447	$791,295	$1,106,321	$444,067	$37,908	$3,034,920
President and Chief	2007	$466,132	$181,660	$857,640	–	$1,047,416	$69,926	$2,622,774
Executive Officer	2006	$429,158	$195,510	$858,859	$909,308	$319,498	$32,083	$2,744,416
Dennis M. Loughran	2008	$281,235	$43,536	$201,045	$376,904	$29,644	$17,072	$949,436
VP Finance and Chief	2007	$270,250	$39,983	$139,507	–	$27,349	$29,123	$506,212
Financial Officer	2006	$233,000	$34,985	$72,542	$312,000	$23,040	$166,881	$842,448
Michael L. Cooper	2008	$217,002	$31,353	$183,264	$167,236	$47,779	$436,551	$1,083,185
VP Asia	2007	$203,939	$35,035	$227,859	$24,770	$41,468	$397,535	$930,606
Michael D. Bessette	2008	$228,301	$36,608	$402,835	$145,142	$85,791	$16,214	$914,891
VP Advanced Circuit
Materials Division
Robert C. Daigle	2008	$251,482	$37,186	$165,672	$337,729	$44,149	$16,449	$852,667
VP R&D, Chief
Technology Officer

(1)

For 2008, reflects actual base salary amounts earned for the fiscal year. Salary increases for 2008 base salaries were effective as of March 31, 2008. Annual base salaries as of March 31, 2008 are as follows: Mr. Wachob - $500,032, Mr. Loughran - $283,920, Mr. Cooper - $220,454, Mr. Bessette - $230,750 and Mr. Daigle - $254,410.

(2)

Reflects the 2006, 2007 and 2008 compensation cost allocable to all stock awards in the form of performance based restricted stock units granted to the named executive officers under SFAS 123(R). The assumptions used to calculate the compensation cost are disclosed in Footnote 11 of the Company’s 2008 Form 10-K, and Footnote 9 of the Company’s 2007 and 2006 Form 10-K.

(3)

Reflects the 2006, 2007 and 2008 compensation cost allocable to all of the stock option awards to the named executive officers under SFAS 123(R). Rogers determines the SFAS 123(R) fair value using the Black-Scholes option pricing model. The assumptions used to calculate the SFAS 123 fair value are disclosed in Footnote 11 of the Company’s 2008 Form 10-K filing. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the SFAS 123(R) value. With respect to Mr. Bessette, the amount reported for 2008 reflects the compensation cost under SFAS 123(R) for all outstanding stock options which vested that year, per Rogers’ policy, due to his retirement eligibility.

(4)	Reflects the actual annual awards earned for fiscal years 2006, 2007 and 2008 under the Rogers Corporation Annual Incentive Compensation Plan for all named executive officers.

(5)

Reflects the aggregate change in the accumulated present value of each named executive officer’s accumulated benefit under the Pension Plan and Pension Restoration Plan for fiscal year end 2006, 2007 and 2008. Information regarding the calculation of these amounts can be found under the Pension Benefits table on page 29.

(6)	Reflects the total amount of All Other Compensation reported in the All Other Compensation for Fiscal Year 2008 table set forth on page 24.

ALL OTHER COMPENSATION FOR FISCAL YEAR 2008

The following table sets forth aggregate amounts of ”All Other Compensation” earned or accrued by the Company for the year ended December 31, 2008 on behalf of the named executive officers. Rogers does not provide any additional benefits and/or perquisites to its executives beyond what is reported in the table below. The total amount reflected below is set forth in the All Other Compensation column of the Summary Compensation Table on page 23.

					Tax Gross-
				Deferred	Up for the
				Compensation	Pension		All other
			Car	Company	Restoration	International	Compensation
Name and Principal		401(k)	Allowance	Match	Plan	Assignment	Total
Position	Year	(1)	(2)	(3)	(4)	(5)	(6)
Robert D. Wachob	2008	$8,050	$12,897	$10,639	$6,322	–	$37,908
President and Chief
Executive Officer
Dennis M. Loughran	2008	$8,050	$6,276	$2,746	–	–	$17,072
VP, Finance and Chief
Financial Officer
Michael L. Cooper	2008	$8,050	–	–	–	$428,501	$436,551
VP, Asia
Michael D. Bessette	2008	$8,050	$8,148	–	$16	–	$16,214
VP, Advanced Circuit
Materials Division
Robert C. Daigle	2008	$8,050	$6,781	$1,341	$277	–	$16,449
VP R&D and Chief
Technology Officer

(1)	Reflects Rogers’ matching contributions to its 401(k) plan.

(2)	Reflects the Company’s cost to maintain its vehicle reimbursement program, which primarily includes lease and insurance payments.

(3)	Reflects Rogers’ matching contributions to the Voluntary Deferred Compensation Plan.

(4)

Reflects the amount of tax gross up on annual FICA taxes on the annual accrual of the non-qualified Pension Restoration Plan to provide a benefit on a comparable tax basis as the qualified pension plan.

(5)

Reflects the following Rogers’ costs related to Mr. Cooper’s expatriate assignment: foreign service bonus $25,000, housing and living $73,425, personal travel $6,000, tax filing and equalization $324,076. Tax equalization is provided to Mr. Cooper and other individuals on expatriate assignments to make their assignments effectively tax and cost neutral to them.

(6)	Reflects the total amount of All Other Compensation provided to the Named Executive Officers during 2008, which is reported on the Summary Compensation Table on page 23.

GRANTS OF PLAN-BASED AWARDS IN 2008 FISCAL YEAR

Annual Incentive Compensation Plan (AICP)

The AICP incentive formula has the following components:

Base Salary	X	Individual Incentive Target	X	AICP Performance Factor	=	Potential AICP Award
(Corporate and/or Business
Unit Performance)

Individual Incentive Targets

The “Individual Incentive Targets” are based on competitive market data. Each year, the committee designates the target award opportunity for each executive officer as a percentage of base salary. For 2008, the specific Individual Incentive Targets for the named executive officers were:

Mr. Wachob	75%
Mr. Loughran	45%
Mr. Cooper	40%
Mr. Bessette	40%
Mr. Daigle	45%

Individual targets were set taking into consideration target awards for comparable jobs in the competitive market, the range of awards available under the AICP, and the job performance of the executive. Grants (at threshold, target, and maximum) under the AICP are reported in the “Grants of Plan-Based Awards” table under the heading “Estimated Possible Payouts under Non-Equity Incentive Plan Awards” on page 26.

For Messrs. Wachob, Loughran, and Daigle, their ability to meet the Individual Incentive Target is based entirely on corporate performance. The Individual Incentive Target for Messrs. Cooper and Bessette, who are Vice Presidents of Asia, and the Rogers Advanced Circuit Materials Division respectively, are based 50% on corporate performance and 50% on their business unit’s performance.

AICP Corporate and Business Unit Performance Factor

The AICP Performance Factor is based on corporate performance and/or business unit performance (as applicable).

Corporate performance for executive officers is based on Rogers’ after-tax profit as reflected in diluted earnings per share. To strongly promote and reward increasing profitability, the prior fiscal year’s diluted earnings per share results normally serve as the threshold for beginning to earn a bonus based on corporate performance for the following fiscal year. To earn a 100% target bonus, an improvement target of approximately 10% is usually established. Additional bonus targets are also set for a 200% and 300% bonus award. Although a diluted earnings per share improvement of approximately 20% and 40% over the threshold respectively is usually needed for these higher awards, the targets may be set differently if the committee so chooses. Adjustments due to extraordinary or non-recurring items may be considered and approved at the committee’s sole discretion. The 2008 corporate diluted earnings per share target is discussed beginning on page 16.

Business unit performance factors are also used for Messrs. Bessette and Cooper and other executive officers that are responsible for one or more of Rogers’ business units. Prior year business unit financial results normally serve as the threshold for beginning to earn a bonus. In addition to extraordinary or non-recurring items, market conditions may cause the threshold for earning a bonus to be either higher or lower than the prior year’s business unit financial results. The 2008 business unit earnings targets are discussed on page 16.

Performance Based Restricted Stock Units

The committee granted four of the named executive officers, on February 14, 2008, an opportunity to earn performance based restricted stock units based on the fair market value of Rogers’ stock on that day. The CEO’s grant was on February 15, 2008 at the fair market value on that day. These grants are intended to qualify as tax-deductible “performance based compensation” for the purposes of Section 162(m) of the Internal Revenue Code, and are reported in the “Grants of Plan Based Awards” table under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards” on page 26.

The target number of shares of Rogers’ common stock to be awarded based on future performance is equal to (a) an initial dollar amount determined by the committee for the executive officer divided by (b) the closing price of a share of Rogers’ common stock on the day of the grant, and then rounding the number of shares up to the next highest 50 shares. The committee approved the following threshold, target and maximum number of shares of Rogers’ common stock for the 2008 – 2010 performance cycle awards:

Executive	Threshold	Target	Maximum
Mr. Wachob	0 shares	8,550 shares	17,100 shares
Mr. Loughran	0 shares	2,150 shares	4,300 shares
Mr. Cooper	0 shares	1,800 shares	3,600 shares
Mr. Bessette	0 shares	1,800 shares	3,600 shares
Mr. Daigle	0 shares	2,150 shares	4,300 shares

The following table provides information on stock options granted and performance based restricted stock units provided in 2008 to each of the named executive officers. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized. The amount expensed with respect to of these awards in 2008 is shown in the Summary Compensation Table on page 23.

					Estimated Future Payouts
					Under Equity Incentive			All Other
		Estimated Possible Payouts Under			Plan Awards			Stock	Exercise	Grant Date
		Non-Equity Incentive Plan Awards			(Expressed in Shares)			Awards:	or Base	Fair Value
		(2)			(3)			Number of	Price of	of Stock
	Grant							Securities	Option	and Option
	Date							Underlying	Awards	Awards
Name	(1)	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	(4)	(5, 6)
Robert D. Wachob		$ 0	$375,024	$1,125,072
	2/15/08							53,250	$ 31.69	$791,295
	2/15/08				0	8,550	17,100			$541,899
Dennis M. Loughran		$ 0	$127,764	$383,292
	2/14/08							16,600	$ 31.31	$244,352
	2/14/08				0	2,150	4,300			$134,633
Michael L. Cooper		$ 0	$88,182	$264,545
	2/14/08							12,450	$ 31.31	$183,264
	2/14/08				0	1,800	3,600			$112,716
Michael D. Bessette		$ 0	$92,300	$276,900
	2/14/08							13,300	$ 31.31	$195,776
	2/14/08				0	1,800	3,600			$112,716
Robert C. Daigle		$ 0	$114,485	$343,454
	2/14/08							16,600	$ 31.31	$244,352
	2/14/08				0	2,150	4,300			$134,633

(1)

This column shows the date of the grant for all awards granted to named executives in 2008. The stock option grants for all executives except Mr. Wachob were approved by the committee on February 14, 2008. The committee approved the stock option award for Mr. Wachob on February 15, 2008.

(2)

All AICP target payouts are based on salaries as of October 1, 2008. For Mr. Wachob, the Annual Incentive Compensation Plan target represents 75% of base salary. All other named executive officers’ Annual Incentive Compensation Plan targets reflect 35% - 45% of base salary. Maximum award opportunities are capped at 300% of the target award for all executives and threshold awards can be $0.

(3)

Represents performance based restricted stock units where the actual number of shares to be issued will vary depending upon the Company’s cumulative annual growth in diluted earnings per share during the Company’s 2008, through 2010 performance cycle.

(4)	Represents the closing price on the NYSE on the grant date.

(5)

Options allow the grantee to purchase a share of Rogers’ common stock for the closing price of a share of Rogers’ common stock on the grant date. For stock option awards, it reflects the grant date SFAS 123(R) fair value for awards disclosed in this column: (1) Mr. Wachob - for stock options awarded on 2/15/08, the Black-Scholes value is $14.86 per share (using a volatility of 39.9%, a risk-free rate of 3.19%, a dividend yield of 0%, and an expected term of 7.0 years); and (2) Messrs. Loughran, Cooper, Bessette, and Daigle - for stock options awarded on 2/14/08, the Black-Scholes value is $14.72 per share (using a volatility of 39.9%, a risk-free rate of 3.25%, a dividend yield of 0%, and an expected term of 7.0 years). There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the SFAS 123(R) value.

(6)

For restricted stock awards, the value reflects the grant date SFAS 123(R) fair value for awards disclosed in this column. The awards reflect the value of the 2008 – 2010 performance based restricted stock units using a fair market value of $31.69, which reflects the closing price as of 2/15/08 for Mr. Wachob’s grant, and $31.31 which reflects the closing price as of 2/14/08 for the remaining grants. The grant date fair value of the restricted stock has been reported using a 200% payout.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END

	Option Awards								Stock Awards
						Equity					Equity Incentive Plan
						Incentive					Plan Awards:	Plan Awards:
						Plan				Market	Number of	Market or
						Awards				Value of	Unearned	Payout Value
		Number of		Number of					Number	Shares or	Shares, Units	of Unearned
		Securities		Securities		Number of			of Shares	Units of	or Other	Shares, Units
		Underlying		Underlying		Securities			or Units of	Stock That	Rights That	or Other
		Unexercised		Unexercised		Underlying	Option	Option	Stock That	Have Not	Have Not	Rights That
		Options		Options		Unearned	Exercise	Expiration	Have Not	Vested	Vested	Have Not
Name	Grant Date	Exercisable		Unexercisable		Options	Price	Date (15)	Vested	(16)	(17)	Vested (17)
Robert D. Wachob	10/18/2000	2,500	(2)	0		0	$34.25	10/18/2010
	10/23/2001	18,000	(3,4)	0		0	$34.09	10/23/2011
	10/23/2002	50,000	(5,6)	0		0	$26.11	10/23/2012
	10/29/2003	55,000	(7,8)	0		0	$38.53	10/29/2013
	04/29/2004	40,000	(9)	0		0	$59.85	04/29/2014
	04/28/2005	40,000	(9)	0		0	$34.83	04/28/2015
	02/16/2006	11,166	(10)	26,334	(1,10)	0	$47.98	02/16/2016
	02/15/2007	0		33,550	(10)	0	$53.10	02/15/2017
	02/15/2008	0		53,250	(10)	0	$31.69	02/15/2018
	03/16/2006								0	$0	10,850	$574,182
	02/15/2007								0	$0	0	$0
	02/15/2008								0	$0	1,625	$51,480
Dennis M. Loughran	02/15/2006	5,000	(10)	10,000	(10)	0	$48.00	02/15/2016
	02/14/2007	0		10,350	(10)	0	$52.51	02/14/2017
	02/14/2008	0		16,600	(10)	0	$31.31	02/14/2018
	02/15/2006								2,500	$119,950	0	$0
	02/14/2007								0	$0	0	$0
	02/14/2008								0	$0	409	$12,790
Michael L. Cooper	10/23/2002	5,000	(6)	0		0	$26.11	10/23/2012
	10/29/2003	7,000	(8)	0		0	$38.53	10/29/2013
	04/29/2004	17,000	(9)	0		0	$59.85	04/29/2014
	04/28/2005	12,000	(9)	0		0	$34.83	04/28/2015
	02/15/2006	2,400	(10)	4,800	(10)	0	$48.00	02/15/2016
	02/14/2007	0		7,750	(10)	0	$52.51	02/14/2017
	02/14/2008	0		12,450	(10)	0	$31.31	02/14/2018
	03/16/2006								0	$0	2,093	$110,735
	02/14/2007								0	$0	0	$0
	02/14/2008								0	$0	342	$10,708
Michael D. Bessette	10/18/2000	1,000	(10)	0		0	$34.25	10/18/2010
	10/23/2001	1,500	(10)	0		0	$34.09	10/23/2011
	10/23/2002	3,000	(6)	0		0	$26.11	10/23/2012
	10/29/2003	14,000	(8)	0		0	$38.53	10/29/2013
	04/29/2004	13,000	(9)	0		0	$59.85	04/29/2014
	04/28/2005	14,000	(9)	0		0	$34.83	04/28/2015
	02/15/2006	2,867	(10)	5,733	(10)	0	$48.00	02/15/2016
	02/14/2007	0		10,350	(10)	0	$52.51	02/14/2017
	02/14/2008	0		13,300	(10)	0	$31.31	02/14/2018
	03/16/2006								0	$0	2,480	$131,242
	02/14/2007								0	$0	0	$0
	02/14/2008								0	$0	342	$10,708
Robert C. Daigle	10/20/1999	10,000	(10)	0		0	$18.75	10/20/2009
	10/18/2000	5,000	(11,12)	0		0	$34.25	10/18/2010
	10/23/2001	6,000	(13,14)	0		0	$34.09	10/23/2011
	10/23/2002	12,000	(6)	0		0	$26.11	10/23/2012
	10/29/2003	23,000	(8,15)	0		0	$38.53	10/29/2013
	04/29/2004	15,000	(9)	0		0	$59.85	04/29/2014
	04/28/2005	17,000	(9)	0		0	$34.83	04/28/2015
	02/15/2006	2,866	(10)	5,734	(10)	0	$48.00	02/15/2016
	02/14/2007	0		10,350	(10)	0	$52.51	02/14/2017
	02/14/2008	0		16,600	(10)	0	$31.31	02/14/2018
	03/16/2006								0	$0	2,480	$131,242
	02/14/2007								0	$0	0	$0
	02/14/2008								0	$0	409	$12,790

(1)	This stock option grant was exercisable as to the first half of the grant on the third anniversary and the second half of the grant on the fourth anniversary of the grant date.

(2)	This stock option grant contains special vesting and became exercisable as follows: 291 shares on 10/18/02; 1,375 shares on 10/18/03 and 834 shares on 10/18/04.

(3)

This stock option grant includes an incentive stock option grant for 6,579 shares, which contains special vesting and became exercisable as follows: 1,551 shares on 10/23/03; 2,095 shares on 10/23/04; and 2,933 shares on 10/23/05.

(4)

This stock option grant includes a non-qualified stock option grant for 11,421 shares, which contains special vesting and became exercisable as follows: 4,449 shares on 10/23/03; 3,905 shares on 10/23/04 and 3,067 shares on 10/23/05.

(5)	This stock option grant includes an incentive stock option for 7,658 shares, which contains special vesting and became exercisable as follows: 3,829 shares on 10/23/06 and 3,829 shares on 1/1/07.

(6)	The following non-qualified stock option grants became 100% vested as of 12/13/2005; Mr. Wachob – 42,342; Mr. Cooper – 5,000; Mr. Bessette – 3,000 and Mr. Daigle – 12,000.

(7)	This stock option grant contains special vesting and will become exercisable as follows: 2,595 shares on 1/1/08.

(8)	The following non-qualified stock option grants became 100% vested as of 11/11/2005; Mr. Wachob – 52,405; Mr. Cooper – 7,000; Mr. Bessette – 14,000 and Mr. Daigle – 16,985.

(9)

These stock option grants are immediately exercisable, but no shares from these grants can be sold before the fourth anniversary date of the grant unless the individual’s employment is ended due to retirement, disability, death or involuntary termination.

(10)	These stock option grants will become exercisable in one-third increments on the second, third and fourth anniversary dates of the grant.

(11)	This stock option grant includes a non-qualified stock option for 913 shares, which contains special vesting and became exercisable as follows: 913 shares on 10/18/02.

(12)

This stock option grant includes an incentive stock option grant for 4,087 shares, which contains special vesting and became exercisable as follows: 1,168 shares on 10/18/03 and 2,919 shares on 10/18/04.

(13)

This stock option grant includes a non-qualified stock option grant for 4,000 shares, which contains special vesting and became exercisable as follows: 2,000 shares on 10/23/03 and 2,000 shares on 10/23/04.

(14)	This incentive stock option grant for 2,000 shares became fully exercisable on 10/23/2005.

(15)

This stock option grant includes an incentive stock option grant for 6,015 shares with special vesting and became exercisable as follows: 825 shares on 10/29/05; 2,595 shares on 10/29/06 and 2,595 shares on 10/29/07.

(16)	Reflects the new hire restricted stock award for Mr. Loughran. This has a fair market value of $47.98, which reflects the closing price as of the grant date.

(17)

Reflects 2006, 2007 and 2008 performance based restricted stock unit awards’ anticipated to be earned as of fiscal year end 2008. The 2006 – 2008 grant assumes a 155% payout opportunity based on the likelihood of achievement under the performance based restricted stock unit plan, the 2007 – 2009 grant assumes a 0% payout opportunity based on the likelihood of achievement under the performance based restricted stock unit plan and the 2008 – 2010 grant assumes a 19% payout opportunity based on the likelihood of achievement under the performance based restricted stock unit plan.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2008

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired	on	Acquired	on
Name	on Exercise	Exercise (1)	on Vesting	Vesting (2)
Robert D. Wachob	15,000	$405,911	10,850	$301,305
Dennis M. Loughran	0	0	0	0
Michael L. Cooper	0	0	2,093	$58,123
Michael D. Bessette	0	0	2,480	$68,870
Robert C. Daigle	10,000	$221,473	2,480	$68,870

(1)	Reflects the difference between the price of Rogers’ stock at the time of exercise and the exercise price of the option.

(2)	Reflects the closing price of Rogers’ stock on December 31, 2008. The stock was issued to the named executive officers as of March 4, 2009.

PENSION BENEFITS AT 2008 FISCAL YEAR END

The table below sets forth information regarding the present value as of December 31, 2008 of the accumulated benefits of the named executive officers under the Rogers Corporation Pension Plan and the Rogers Corporation Pension Restoration Plan. The present values were determined using interest rate and mortality rate assumptions consistent with those outlined in footnote 7 of the Company’s 2008 Form 10-K.

			Present Value	Payments
		Number of Years	of Accumulated	During the Last
Name	Plan Name	Credited Service	Benefit	Fiscal Year
Robert D. Wachob	Rogers Corporation Pension Plan	25	$891,290	–
	Rogers Corporation Pension Restoration Plan	25	$2,476,437	–
Dennis M. Loughran	Rogers Corporation Pension Plan	3	$64,657	–
	Rogers Corporation Pension Restoration Plan	3	$15,206	–
Michael L. Cooper	Rogers Corporation Pension Plan	10	$246,702	–
	Rogers Corporation Pension Restoration Plan	10	$0	–
Michael D. Bessette	Rogers Corporation Pension Plan	34	$707,651	–
	Rogers Corporation Pension Restoration Plan	34	$544	–
Robert C. Daigle	Rogers Corporation Pension Plan	21	$329,172	–
	Rogers Corporation Pension Restoration Plan	21	$16,477	–

Pension Plan

The basic formula for determining an employee’s annual pension benefit at normal retirement under the Pension Plan is equal to the sum of a participant’s base benefit, excess benefit, 30 year service benefit and the prior service benefit, where:

  Base Benefit – 1.25% of the product of Average Monthly Compensation and Credited Service for periods after 2001;

  Excess Benefit – 0.5% of Average Monthly Compensation in excess of 75% of Covered Compensation multiplied by Credited Service for periods after 2001;

  30 Year Service Benefit – 0.5% of Average Monthly Compensation for periods after 2001 multiplied by Credited Service in excess of 30 years;

  Prior Service Benefit – 55% of Average Monthly Compensation for periods before 2002 less 50% of the 12/31/2001 Social Security Benefit multiplied by the 12/31/2001 Year of Service Ratio and the Pay Ratio Increase;

  12/31/2001 Year of Service Ratio – Years of Service as of December 31, 2001 divided by 30; and

  Pay Ratio Increase – current Average Monthly Compensation divided by Average Monthly Compensation as of 12/31/2001.

Compensation and period of employment are recognized under the Pension Plan as follows:

  Average Monthly Compensation for a salaried employee is based on the monthly base rate of salary in effect on June 1st over a 10-year period. Average Monthly Compensation is equal to the highest five consecutive June 1st amounts divided by 5. Bonuses and other special pay are disregarded under the Pension Plan;

  Credited Service means the period during which a participant is employed by Rogers as an eligible employee (rounded up to the next highest whole number of years) as determined under tax-qualified plan rules; and

  Covered Compensation is generally the average of the Social Security taxable wage base in effect for each calendar year during the 35 year period ending with the last day of the calendar year in which the participant would have reached his or her Social Security retirement age.

A participant may commence payment of early retirement benefits at any time after attaining age 55. Mr. Wachob, Mr. Cooper and Mr. Bessette are currently eligible to take early retirement. The early retirement benefit equals the normal retirement benefit described above reduced by 0.333% for each month (4% per year) that a participant commences benefits before attaining normal retirement age.

Available forms of payment under the Pension Plan are as follows:

  Single Life Annuity

  Joint and Survivor Annuity (50%, 66 2/3%, 75% and 100%)

  10 Year Certain Annuity

A lump sum form of payment is unavailable under the Pension Plan (except for a single lump sum benefit if the actuarially equivalent value is $5,000 or less).

Annuity features providing for continued payment to a survivor or guaranteed payments to beneficiaries are not subsidized by Rogers. Employees may elect their form of payment under the Pension Plan when they begin to collect their pension benefit.

If a participant dies before commencing payments under the Pension Plan, a death benefit is payable to the participant’s surviving spouse or, if there is no surviving spouse, the participant’s surviving children under the age of 21. In general, this benefit equals the amount payable under the survivor portion of the 50% Joint and Survivor Annuity beginning in no event before the participant’s 55th birthday.

A participant who becomes disabled while employed at Rogers will continue to be treated as an active employee for purposes of the Pension Plan until age 65. As such, a disabled participant will continue to be credited with years of service and with the compensation rate in effect at the beginning of the disability. If a disabled participant retires after age 55 and commences payment of benefits, no additional credited service is granted.

Pension Restoration Plan

The Pension Plan limits the amount of pension benefits that may be provided to participants under the basic formula described above in accordance with certain limits under federal tax laws. The limits restrict the amount of compensation that can be taken into account under the Pension Plan to $230,000 (for 2008) and impose a maximum annual pension benefit commencing at age sixty-five to $185,000 (for 2008). To the extent that these limits reduce the benefits that a named executive officer earns under the Pension Plan’s retirement formula, Rogers provides an additional benefit under the Pension Restoration Plan. The Pension Restoration Plan is intended to make a participant whole for the benefits under the basic formula that could not be provided under the Pension Plan due to these limits or deferrals being made under the Voluntary Deferred Compensation Plan.

In addition, the Pension Restoration Plan provides for:

  Average Monthly Compensation to include annual bonuses paid to certain senior executives over age 55 that have been specified by the Compensation and Organization Committee, (a) on or after January 1, 2004 in all events, and (b) paid before January 1, 2004 in the event of a covered executive’s death, disability, or termination of employment that results in the payment of severance. The only named executive officer currently entitled to this benefit is Mr. Wachob;

  an executive officer at the time of a change of control will have benefits calculated under the Pension Restoration Plan, (a) as if such officer had attained age 55 at the time of the change of control and completed at least one day of service after attaining age 55, and (b) by including all annual bonuses as part of Average Monthly Compensation, subject to Internal Revenue Code Section 280G limitations discussed below; and

  the Company also provides a tax gross-up to the named executive officers for the employee portion of the Medicare hospital insurance tax (1.45%) that accrues on annual benefit increases under the pension restoration plan. These payments are modest and we provide them because they allow an executive to recognize the full intended economic benefit of the pension benefit – payments under tax qualified defined benefit pension plan are not subject to employment taxes.

Except in the event of a change of control (as discussed above), a lump sum benefit payment under the Pension Restoration Plan shall be made six months and one day following the termination of employment.

The Pension Restoration Plan has been amended to comply with the final regulations of Section 409A of the Internal Revenue Code.

NON-QUALIFIED DEFERRED COMPENSATION AT FISCAL YEAR END

The table below sets forth, for each of the named executive officers, information regarding their participation in the non-qualified Voluntary Deferred Compensation Plan during 2008.

	Executive	Registrant
	Contributions in	Contribution in	Aggregate	Aggregate	Balance at Last
	the Last Fiscal	the Last Fiscal	Earnings in the	Withdrawals/	Fiscal Year
Name	Year	Year (1)	Last Fiscal Year (2)	Distributions (3)	Ending
Robert D. Wachob	$21,924	$10,639	$1,827	$107,884	$33,014
Dennis M. Loughran	$4,000	$2,746	$169	$6,213	$6,835
Michael L. Cooper	–	–	–	–	–
Michael D. Bessette	–	–	$207	$16,191	–
Robert C. Daigle	$4,000	$1,341	$363	$21,341	$5,431

(1)	Reflects 2008 matching credit on current year executive contributions.

(2)	Reflects interest accrued on all contributions in 2008.

(3)	Reflects withdrawals required under participant elections.

Each year a participant may elect in writing to defer up to 100% of future bonus and up to 50% of salary otherwise to be earned during the next calendar year. The minimum dollar amount deferred for any year is $4,000 of salary and/or $4,000 of bonus. An election can be made for deferred compensation to be paid in cash or in Rogers’ stock at the end of the deferral period.

A Company match is credited on all salary and bonus deferrals. The amount of the match equals the then current 401(k) Company match (100% of the first 1% and 50% of the next 5% of eligible compensation in excess of federal tax law limits for 2008). The Company match on cash deferrals is made in cash, and the Company match on Rogers’ common stock is in Rogers’ common stock. Each participant has a fully vested interest in the Company match.

The credited rate for 2008 deferrals was 4.4% in 2008. If cash dividends are paid with respect to Rogers’ stock that is deferred under this plan, those dividends will be credited to the participant’s deferral account. Dividends will be denominated in cash and earn interest at the same rate as disclosed above. Such cash amounts will be paid at the time of distribution of the deferred stock.

Payment(s) of deferred amounts with respect to the deferrals made for a specific year will commence on April 15th (March 15th for lump sum payments of deferrals made after September 30, 2008) of the year following: (a) the passage of the number of years specified by the individual in deferral election for that year, (b) the year in which the participant ceases to be an employee or (c) the earlier (in the case of stock deferrals) or the latter (in the case of cash deferrals) of (a) or (b). Payment elections are made at the time of the deferral election. Payments are made in a lump sum or installments over a period not more than 10 years. Any requested changes in the timing of the payments by participants must result in the extension of the existing payment date by at least an additional five years. Accelerated payment is provided for in the case of a change in control or a bona fide unforeseen financial hardship. Payments made upon a participant’s separation from service are delayed six months to the extent necessary to avoid penalties under Internal Revenue Code Section 409A.

To the extent permitted under Internal Revenue Code Section 409A, certain amounts in a participant’s deferred compensation account, such as amounts deferred and vested prior to January 1, 2005, are not subject to Section 409A.

This plan is not funded and no trust, escrow or other provision has been established to secure plan benefits. A participant will be treated the same as a general unsecured creditor at all times under this plan. A participant will only be able to sell or otherwise transfer stock received as a plan benefit in accordance with applicable securities laws and Rogers’ insider trading policy.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The section below describes the payments that may be made to named executive officers upon termination of employment or in connection with a change in control.

Payments Made Upon Termination

A named executive officer may be entitled to receive the following amounts earned during their term of employment regardless of the manner in which a named executive officer’s employment terminates except where indicated to the contrary below:

  unpaid base salary through the date of termination;

  any accrued and unused vacation pay;

  any unpaid annual bonus with respect to a completed performance period (except in the event of termination for cause);

  all accrued and vested benefits under the Pension Plan and the Pension Restoration Plan as described on page 29;

  all accrued and vested benefits under the Voluntary Deferred Compensation Plan as described on page 20;

  all outstanding and vested equity awards granted under the Rogers’ equity compensation plans (except in the event of termination for cause) – all outstanding awards as of December 31, 2008 are set forth on page 27; and

  all other benefits under the Company’s compensation and benefit programs that are available to all salaried employees and do not discriminate in scope, terms or operation in favor of the named executive officers.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items listed under the heading “Payments Made Upon Termination”, the named executive officers will receive the following benefits:

  all outstanding unvested stock options will vest;

  a pro-rata portion of any performance based restricted stock units award based on the number of full fiscal years completed during the performance period for those shares and the actual performance at the end of the three year performance period, at which time the award will be made; and

  a pro-rata portion of the named executive officer’s AICP award for the performance year, in which the termination occurs, based on actual performance.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the named executive officer will receive the following:

  benefits under Rogers’ disability plan or payments under Rogers’ life insurance plan, as appropriate;

  all outstanding unvested stock options will vest;

  a pro-rata portion of any performance based restricted stock units award based on the number of full fiscal years completed during the performance period for those shares and the actual performance at the end of the three year performance period, at which time the award will be made; and

  a pro-rata portion of their annual bonus for the performance year in which the termination occurs based on actual performance.

Payments Made Upon Involuntary Termination of Employment without Cause Prior to a Change in Control

Rogers provides separation pay and benefits to all of its regular US full-time salaried employees, including the named executive officers, according to the current Severance Pay for Exempt Salaried Employees Policy (the “Severance Policy”). The Severance Policy provides severance pay to eligible salaried employees whose employment is terminated by the Company without cause (a “Separation”) – in the form of continued salary payments, health insurance, pension service credit and certain other benefits. Basic Severance Pay is provided to eligible employees without any conditions, but the Additional Severance Pay requires the employee to sign a General Release and Settlement Agreement. The number of weeks of salary and benefits continuance is based on length of service as follows:

Length of Severance Pay
Total Severance with signed
Length of Service	Basic Severance Pay	Additional Severance Pay	agreement
Under 6 months	4 weeks	2 weeks	6 weeks
6 months to under 1 year	4 weeks	4 weeks	8 weeks
1 year to under 4 years	4 weeks	6 weeks	10 weeks
4 years to under 7 years	4 weeks	8 weeks	12 weeks
7 years to under 21 years	4 weeks	8 weeks plus 2 weeks for each year of	Based on years of service
service over 6 years
21 years and more	4 weeks	36 weeks plus 1 week for each year of	Based on years of service
service over 20 years

The policy may be amended, modified or terminated at any time by Rogers, except in the case of Mr. Wachob. Mr. Wachob may elect the benefits of either the policy in effect in November 1991, or the severance policy, if any, which may be in existence at the time of his employment termination. Mr. Wachob’s right this election may be cancelled by Rogers or the executive on three years’ written notice. Mr. Wachob would be entitled to 78 weeks of salary payments, health insurance, pension service credit and certain other benefits upon termination of employment covered by the policy in effect in November 1991.

The named executive officers are also eligible for a lump sum payment upon termination of four weeks of pay under the Rogers Severance Policy.

Payments Made Upon Certain Events in Connection with a Change in Control

Rogers has entered into Special Officer Severance Agreements with each of the named executive officers. The term of these agreements, referred to below as “change in control agreements”, is three years subject to a two year review and re-approval for an additional three years by the Committee. The following severance benefits would be provided upon qualifying terminations of employment in connection with or within two years following a change in control of the Company:

  cash severance pay equal to one and one quarter (1.25) or two and one half times (2.5), depending on the specific agreement with the named executive officer, the sum of (a) base salary plus (b) target annual incentive compensation and/or any other cash bonus awards last determined for the named executive officer (or if, greater, most recently paid prior to the change in control);

  pro-rata payment of the named executive officer’s annual target incentive compensation;

  continued medical, dental and life insurance benefits at active-employee rates, for a period of one and one quarter (1.25) or two and one half (2.5) years, subject to offset from subsequent employment;

  outplacement assistance up to six months; and

  reimbursement of legal and accounting fees and expenses incurred to enforce the agreement.

Terminations of employment that entitle a named executive officer to receive enhanced severance benefits consists of (1) termination by Rogers without cause or (2) resignation by the named executive officer due to a constructive termination reason, in each case within two years following a change in control. A named executive officer is not eligible for enhanced severance benefits under the change in control agreements if his or her termination is due to death or disability.

All outstanding unvested stock options issued before 2009, shall vest immediately upon a change in control under the terms of the Rogers Corporation 2005 Equity Compensation Plan. Stock options granted after 2008 shall not automatically vest upon a change in control, instead such options will vest upon a change in control only if the named executive officer’s employment is terminated in a manner entitling him/her to severance benefits under the Special Officer Severance Agreement or if the buyer does not assume or replace the stock options. All performance based restricted stock units shall vest on a pro-rata basis upon a change in control based upon the extent to which the Company and its affiliates have met the designated performance objectives as determined by the committee.

All of the payments described above are limited to the extent that payment would result in triggering golden parachute excise taxes under Section 4999 of the Internal Revenue Code.

A “change in control” for purposes of the change in control agreements generally consists of one or more of the following events:

  closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;

  closing of the sale of all of the Company’s common stock to an unrelated person or entity; and

  there is a consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the outstanding shares of the common stock of Company immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this paragraph, the percentage of the beneficially owned shares of the successor or survivor entity described above shall be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of shares of common stock of the Company by the persons described above immediately before the consummation of such transaction.

A “constructive termination” for purposes of the change in control agreements generally includes any of the following actions by Rogers following a change in control:

  a material reduction in the Officer’s annual base salary as in effect immediately prior to a Change in Control or as the same may be increased from time to time, and/or a material failure to provide the Executive with an opportunity to earn annual incentive compensation and long-term incentive compensation at least as favorable as in effect immediately prior to a Change of Control or as the same may be increased from time to time;

  a material diminution in the Officer’s authority, duties, or responsibilities as in effect at the time of the Change in Control;

  a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Officer is required to report (it being understood that if the Officer reports to the board, a requirement that the Officer report to any individual or body other than the board will constitute “Constructive Termination” hereunder);

  a material diminution in the budget over which the Officer retains authority;

  the Company’s requiring the Officer to be based anywhere outside a fifty mile radius of the Company’s offices at which the Officer is based as of immediately prior to a Change of Control (or any subsequent location at which the Officer has previously consented to be based) except for required travel on the Company’s business to an extent that is not substantially greater than the Officer’s business travel obligations as of immediately prior to a Change in Control or, if more favorable, as of any time thereafter; or

  any other action or inaction that constitutes a material breach by the Company or any of its subsidiaries of the terms of this Agreement.

The Officer shall not be entitled to terminate employment with the Company on account of “Constructive Termination” unless the Officer provides notice of the existence of the purported condition that constitutes “Constructive Termination” within a period not to exceed ninety (90) days of its initial existence, and the Company fails to cure such condition (if curable) within thirty (30) days after the receipt of such notice.

A termination “for Cause” means only:

  the willful commission by the named executive officer of material theft or embezzlement or other serious and substantial crimes against the Company and its subsidiaries.

Coordination between Severance Policy and Change in Control Agreements

The enhanced severance benefits under the change in control agreement are in lieu of any other severance benefits to which a named executive officer may be entitled under the severance policy or any other arrangements.

Confidentially and Non-Compete Agreements

The Company entered into confidentiality and non-compete agreements with most of its salaried employees, including its named executive officers. These agreements generally prohibit the named executive officers from accepting employment with a competitor of the Company for two years following termination of employment. If a named executive officer terminates employment prior to a change in control and cannot obtain employment at a rate of compensation at least equal to the rate in effect upon terminating employment with Rogers during this period, the named executive officers may become entitled to additional payment from the Company. This payment will equal either the difference between the executive’s current compensation and their last regular rate of compensation with the Company, reduced by any retirement or severance income. In lieu of making payments on account of an employment termination prior to a change in control, the Company can waive its rights to enforce the non-compete agreement. Enhanced severance benefits under the Special Officer Severance Agreements are contingent upon complying with non-compete obligations.

Assumptions Regarding Post Termination Tables

The following tables were prepared as though the named executive officers’ employment was terminated on December 31, 2008 (the last business day of 2008) using the closing share price of Rogers’ common stock of $27.77 as of the last trading day of the fiscal year ending on December 31, 2008. The amounts under the column labeled “Termination by Rogers without Cause on or after a Change in Control” assumes that a change in control occurred on December 31, 2008. Rogers is required by the SEC to use these assumptions. With those assumptions taken as a given, the Company believes that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable in the aggregate. However, the named executive officer’s employment was not terminated on December 31, 2008 and a change in control did not occur on that date. As a result there can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or at any other price, or if any assumption is not correct in fact.

Equity Award Assumptions

  Stock options vested on December 31, 2008 due to an assumed change in control, termination of employment without Cause by the Company (including a constructive termination), retirement, death or disability;

  Stock options that become vested due to a change in control are valued based on their option spread (i.e., the difference between the stock’s fair market value and the exercise price);

  It is possible that IRS rules would require the options to be valued using a valuation method such as the Black-Scholes model if the options continued after a change in control. Using a Black-Scholes value in lieu of the option spread would cause higher value for excise taxes and the related tax gross-up payment; and

  The full values of all performance based restricted stock units that vest upon a change in control at target are taken into account at their fair market value ($27.77 per share).

Annual Bonus Assumption

  All amounts under Rogers’ annual bonus plan were earned for 2008 in full based on actual performance and are not treated as subject to the golden parachute excise tax upon a change in control; and

  Earned amounts under Rogers’ annual bonus plan are treated as paid for purposes of the severance estimates.

Benefit Continuation Assumption

  Medical, dental and life insurance benefit continuation costs for 2009 are based on rates for 2009. However, benefit continuation costs for the medical plan for 2010 includes a 12% increase and the dental plan for 2010 includes a 5% increase based on projected trends provided by an outside consultant. The life insurance cost did not increase.

Severance Policy Assumptions

  For Mr. Wachob, all severance benefits are calculated based on the terms and conditions set forth in the November 1991 policy. Mr. Wachob may elect benefits of either the policy in effect in November 1991, or the severance policy, if any, which may be in existence at the time of his employment termination.

POST TERMINATION TABLE

	Termination by Rogers		Termination by Rogers
	without Cause before a		Without Cause on or		Termination Due to Death,
Name	Change in Control		after a Change in Control		Disability or Retirement
Robert D. Wachob
Cash Severance	$1,432,029	(2)	$2,187,640	(5)	–
Accelerated Vesting Of Unvested Equity (1)	–		$15,037	(6)	$177,728	(10)
Benefits Continuation	$20,814	(4)	$36,135	(7)	–
Outplacement Services	–		$10,000	(8)	–
280G Payment Reduction	–		–	(9)	–
Total	$1,452,843		$2,248,812		$177,728
Dennis M. Loughran
Cash Severance	$54,600	(3)	$1,029,210	(5)	–
Accelerated Vesting Of Unvested Equity (1)	–		$4,221	(6)	$59,706	(10)
Benefits Continuation	$3,462	(4)	$48,867	(7)	–
Outplacement Services	–		$10,000	(8)	–
280G Payment Reduction	–		–	(9)	–
Total	$58,062		$1,092,298		$59,706
Michael L. Cooper
Cash Severance	$84,790	(3)	$385,795	(5)	–
Accelerated Vesting Of Unvested Equity (1)	–		$3,518	(6)	$36,101	(10)
Benefits Continuation	$6,302	(4)	$20,928	(7)	–
Outplacement Services	–		$10,000	(8)	–
280G Payment Reduction	–		–	(9)	–
Total	$91,092		$420,241		$36,101
Michael D. Bessette
Cash Severance	$244,063	(3)	$807,625	(5)	–
Accelerated Vesting Of Unvested Equity (1)	–		$3,518	(6)	$43,044	(10)
Benefits Continuation	$12,433	(4)	$31,653	(7)	–
Outplacement Services	–		$10,000	(8)	–
280G Payment Reduction	–		–	(9)	–
Total	$256,496		$852,796		$43,044
Robert C. Daigle
Cash Severance	$200,593	(3)	$922,236	(5)	–
Accelerated Vesting Of Unvested Equity (1)	–		$4,221	(6)	$43,044	(10)
Benefits Continuation	$13,843	(4)	$47,733	(7)	–
Outplacement Services	–		$10,000	(8)	–
280G Payment Reduction	–		–	(9)	–
Total	$214,436		$984,190		$43,044

(1)

Reflects the value of all unvested options and performance based restricted stock units based on a stock price of $27.77 as of December 31, 2008. This amount does not reflect the value of all vested and outstanding stock options as disclosed beginning on page 27 for Messrs. Wachob, Loughran, Cooper, Bessette and Daigle which is $83,000, $0, $8,300, $4,980 and $110,120 respectively based on a stock price of $27.77 as of December 31, 2008.

(2)

Reflects the maximum severance benefit of 78 weeks (1.5 years) provided under the 1991 Rogers Corporation Severance Policy for Salaried Employees. The cash severance benefits include 1.5 times the base salary (the current base rate) plus the greater of (i) the most recent year’s paid bonus as of 12/31/08 (bonus paid in 2008 for 2007 performance), or (ii) the average of the bonuses paid in the past 2 years.

(3)

Messrs. Loughran, Cooper, Bessette and Daigle are eligible to receive cash severance benefits (base salary only) under Rogers Severance Pay for Exempt Salaried Employees. The length of severance benefits (assuming the executive signed a General Release and Settlement Agreement) received by the executives are 10, 20, 55, and 41 weeks respectively.

(4)	Reflects Rogers’ cost for Messrs. Wachob, Loughran, Cooper, Bessette and Daigle of 78, 10, 20, 55, and 41 weeks, respectively, of medical, dental, and life insurance.

(5)	Represents cash severance pay equal to the present value of 2.5x (1.25x for Mr. Cooper) base salary plus the higher of target bonus or the last actual paid bonus (paid in 2008 for services in 2007).

(6)

Represents the in-the-money value of all outstanding and unvested stock options that accelerate and become fully exercisable upon a change in control as defined in the Rogers Corporation 2005 Equity Compensation Plan. Performance based restricted stock unit acceleration is based on a pro rata period from the start of the performance period to the date of the change in control, and approximate performance achievement (as determined by the Compensation Committee as of the change in control) during such period. The data reflects acceleration of 2008 performance based restricted stock units on a pro-rata basis assuming a 19% performance achievement as of 12/31/2008 (as determined by the Compensation Committee).The performance achievement for the 2007 performance based restricted stock units is assumed to be 0%; therefore, the data does not include the in-the-money value for these awards.

(7)	Represents 2.5 years (1.25 years for Mr. Cooper) of benefit continuation, which includes the company cost for medical, dental, and life insurance.

(8)	Represents the present value of 6 months of outplacement services.

(9)	Represents the estimated reduction to the payments set forth in this column required in order to avoid triggering excise taxes under Section 280G of the Internal Revenue Code.

(10)

Represents the in-the-money value of all outstanding and unvested stock options and the fair market value of the pro-rata portion of the performance based restricted stock units (assuming target performance achievement) that accelerate and become fully exercisable in the case of retirement, death, and disability according to the provisions of the award agreements.

Proposal 2: Approve the Rogers Corporation 2009 Long-Term Equity Compensation Plan

PROPOSAL

The shareholders are being asked to approve the Rogers Corporation 2009 Long-Term Equity Compensation Plan, referred to below as the 2009 Plan. The board has adopted the 2009 Plan, subject to approval by the shareholders at the Annual Meeting or any adjournment thereof. The existing equity compensation plans, namely the Rogers Corporation 1988 Stock Option Plan, the Rogers Corporation 1990 Stock Option Plan, the Rogers Corporation 1994 Stock Compensation Plan, the Rogers Corporation 1998 Stock Incentive Plan and the Rogers Corporation 2005 Equity Compensation Plan (each, an “Existing Equity Plan” and collectively, the “Existing Equity Plans”), did not have sufficient remaining shares in order to make planned annual grants for this year to the executive officers and employees as is typically done in February.

In February of 2009, the Compensation and Organization Committee made grants to the executive officers and the employees under the 2009 Plan and the Existing Equity Plans as described below. If the shareholders approve the 2009 Plan, it will replace the Existing Equity Plans as of the 2009 Annual Meeting, the February grants will remain intact and no further awards will be made under the Existing Equity Plans thereafter. However, each Existing Equity Plan will continue to govern awards previously granted under it. If shareholders do not approve the 2009 Plan, all of the grants made to the executive officers and employees during February 2009, whether under the 2009 Plan or the Existing Equity Plans will be void, and the Company will continue to be able to make grants under the Existing Equity Plans from time to time.

The board believes that long-term incentive compensation programs align the interests of management, employees and shareholders to create long-term shareholder value. The board believes that plans such as the 2009 Plan increase the Company’s ability to achieve this objective by allowing for different forms of long-term incentive awards, which should help us to recruit, reward, motivate and retain talented personnel. The board believes that the approval of the 2009 Plan is essential to the Company’s continued success. See the discussion of long-term incentives under the “Compensation Discussion and Analysis” section contained in this proxy statement on page 13 for more information regarding the Company’s executive compensation strategy.

Changes made in the 2009 Plan

  The Company will be able to issue awards under the 2009 Plan only until February 10, 2019.

  The 2009 Plan will prohibit us from repricing any award unless shareholder approval is obtained. Accordingly, under the 2009 Plan, an award can neither be amended to reduce its exercise price nor cancelled in exchange for another award with an exercise price that is less than the exercise price of the original award, without shareholder approval.

  The 2009 Plan will not automatically provide for full vesting and maximum payment of equity awards upon a change in control (as defined below). If a buyer assumes time-based stock options issued under the 2009 Plan, the vesting of such options accelerate if the participant’s employment is terminated without cause. Performance based full-value awards (such as restricted stock and restricted stock units) will be vested and paid due to a change in control on a pro-rata basis to the extent performance objectives are actually achieved, as determined by the Compensation and Organization Committee (referred to below in this Proposal as the “Committee”).

  The 2009 Plan will allow the Committee to substitute awards from an acquired company with new awards in a merger or acquisition without depleting the 2009 Plan share reserve.

  The 2009 Plan will permit the exercise of a stock option through “net-exercise,” where the Company will only issue the net shares representing the gain of an exercised stock option.

  Only full-value awards will be permitted to include the right to dividends or dividend equivalents.

  The 2009 Plan will not allow a participant to transfer for value any outstanding awards to a financial institution or any other person.

  The 2009 Plan will not be used for non-management directors who seek either to (i) receive director compensation in common stock in lieu of cash on a current basis or (ii) defer cash compensation in the form of common stock for future years.

  Additional specific performance criteria have been added to the 2009 Plan to provide the Committee additional flexibility to establish performance objectives upon achievement of which certain awards will vest or be issued, which in turn will allow us to receive an income tax deduction under Section 162(m) of the Internal Revenue Code.

It is not intended that the 2009 Plan will be used for non-management directors who seek either to (i) receive director compensation in common stock in lieu of cash on a current basis or (ii) defer cash compensation in the form of common stock for future years.

This comparative summary is qualified in its entirety by reference to the 2009 Plan itself set forth in Exhibit I.

Burn Rate

The current three year average burn rate, as calculated by Pearl Meyer & Partners independent compensation consultant is 1.98%, which is well within one standard deviation of the mean burn rate (5.52%) for companies in the Russell 3000 and the GICS 4530 Technology, Hardware and Equipment sector. The burn rate calculated for a fiscal year is equal to the number of shares and stock options granted to participants in a single fiscal year expressed as a percentage of the total shares of common stock outstanding.

Description of the 2009 Plan

The following is a summary of the principal features of the 2009 Plan and its operation. This summary is qualified in its entirety by reference to the 2009 Plan itself set forth in Exhibit I.

General. The 2009 Plan provides for the following types of awards: stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, performance shares, and other stock awards. Each of these is referred to individually below as an “Award” in this Proposal. Those who will be eligible for Awards under the 2009 Plan include employees, directors and consultants of the Company and its affiliates. As of March 1, 2009 approximately 200 employees, consultants and directors would be eligible to participate in the 2009 Plan. The 2009 Plan will remain in effect until February 10, 2019.

Number of Shares Available under the 2009 Plan. The board has reserved 860,000 shares of Rogers‘ common stock for issuance under the 2009 Plan. The shares may be authorized, but unissued, or reacquired common stock. The number of stock options and performance based restricted stock unit grants made under the 2009 Plan in February 2009 are disclosed in the table under the heading “Number of Contingent Awards Granted to Employees, Directors and Consultants”. Shares that are still available for issuance under the Existing Equity Plans, or shares that may become available for issuance under the Existing Equity Plans as a result of the forfeiture, lapse or expiration of awards previously granted thereunder, will not be available for future issuance if the 2009 Plan is approved by shareholders.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to full-value Awards, is forfeited to or repurchased by the Company, the unpurchased shares (or for full-value Awards, the forfeited or repurchased shares) will become available for future grant or sale under the 2009 Plan (unless it has terminated). With respect to stock appreciation rights, all shares subject to a stock appreciation right will cease to be available under the 2009 Plan, other than shares forfeited due to failure to vest that will become available for future grant or sale under the 2009 Plan (unless it has terminated).

If a stock option is exercised, in whole or in part, by either the tender of shares or a net exercise, or if the Company’s tax withholding obligation is satisfied by withholding shares, the number of shares deemed to have been issued under the 2009 Plan shall be the net number of Shares actually issued upon exercise. To the extent an Award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the 2009 Plan.

If we increase or decrease the number of issued shares of common stock by means of a stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, split-up, spin-off, combination or reclassification of the common stock, repurchase, exchange of shares or other securities of the Company or any similar, unusual or extraordinary corporate transaction, the Committee will proportionately adjust the number of shares covered by each outstanding Award, the number of shares available for issuance under the 2009 Plan and the price per share covered by each outstanding Award.

Awards may be granted under the 2009 Plan in substitution for stock and stock based awards held by employees, directors, consultants or advisors of an acquired company in a merger or other form of corporate acquisition, and the shares subject to any such Award will not reduce the number of shares available for issuance under the 2009 Plan.

Administration. The Committee will administer the 2009 Plan. Each member of the Committee as of the date of this proxy statement qualifies as a “non-management director” under Rule 16b-3 of the Securities and Exchange Act of 1934, and as an “outside director” under Section 162(m) of the Internal Revenue Code so that the Company is eligible to take a federal tax deduction for certain compensation paid under the 2009 Plan. Subject to the terms of the 2009 Plan, the Committee has discretion to select the employees and consultants who will receive Awards, determine the terms and conditions of Awards (including the type and amount of Award), to interpret the provision of the 2009 Plan and outstanding Awards and to take other appropriate actions as provided under the 2009 Plan, including the acceleration of vesting under Awards and extending the exercise period of stock options after employment termination. Grants to directors are made by the board. The Committee may not amend any Award to reduce the exercise price of that Award or cancel any outstanding Award in exchange for other Awards with an exercise price lower than the original Award, unless such action is approved by shareholders.

Stock Options. The Committee is able to grant non-qualified stock options (“NQSO”) and incentive stock options (“ISO”) under the 2009 Plan. The Committee determines the number of shares subject to each stock option. The Committee determines the exercise price of stock options granted under the 2009 Plan, provided that the exercise price must be at least equal to the fair market value of Rogers‘ common stock on the date of grant. In addition, the exercise price of an ISO granted to any participant who owns more than 10% of the total voting power of all classes of Rogers’ outstanding stock must be at least 110% of the fair market value of the common stock on the grant date.

The term of a stock option may not exceed ten years, except that, with respect to any participant who owns 10% of the voting power of all classes of the Company’s outstanding capital stock, the term of an ISO may not exceed five years. After a termination of service with us, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. The 2009 Plan permits stock options to be exercised using a “net settlement” feature (i.e., the issuance of shares equal to the option spread without payment of the exercise price).

Restricted Stock. Awards of restricted stock are rights to acquire or purchase shares of Rogers‘ common stock, which vest in accordance with the terms and conditions established by the Committee in its sole discretion. The Award agreement will generally grant us a right to repurchase or reacquire the unvested shares upon the termination of the participant’s service with the Company. The Committee will determine the number of shares granted pursuant to an Award of restricted stock.

Restricted Stock Units. Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Committee establishes are satisfied. Such criteria may be based on continued employment or achieving performance objectives. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the Award agreement. The Committee, in its sole discretion, may pay earned restricted stock units in shares. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to us. The Committee determines the number of restricted stock units granted to any participant.

Stock Appreciation Rights. The Committee will be able to grant stock appreciation rights, which are the rights to receive the appreciation in the fair market value of common stock occurring between the exercise date and the date of grant. We can pay the appreciation in cash, common stock of equivalent value, or a combination thereof. Stock appreciation rights will become exercisable at the times and on the terms established by the Committee, subject to the terms of the 2009 Plan. The Committee, subject to the terms of the 2009 Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the 2009 Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. The term of a stock appreciation right may not exceed 10 years. After termination of service with us, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement (except as otherwise expressly provided for).

Performance Objectives. The granting and/or vesting of full-value Awards and other incentives under the 2009 Plan may be made subject to the attainment of one of more of the following general financial and/or operational objectives:

General Financial Objectives

  Achieving a target return on the Company’s sales, revenues, capital, assets, or shareholders’ equity;

  Increasing the Company’s net sales;

  Achieving a target level of earnings (including gross earnings; earnings before certain deductions, such as interest, taxes, depreciation, or amortization; or diluted earnings per share);

  Achieving a target level of pre-tax or after-tax income (including net income or income before consideration of certain factors, such as overhead) or a target level of gross profits for the Company, an affiliate or a business unit;

  Maintaining or achieving a target level of appreciation in the price of the shares;

  Increasing the Company’s (or an affiliate’s) market share to a specified target level;

  Achieving or maintaining a share price that meets or exceeds the performance of specified stock market indices or other benchmarks over a specified period;

  Achieving a level of share price, earnings, or income performance that meets or exceeds performance in comparable areas of peer companies over a specified period;

  Achieving specified reductions in costs or targeted levels in costs;

  Achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts; and

  Achieving a level of cash flow, funds from operations or similar measure.

Operational Objectives

  Introducing one or more products into one or more new markets;

  Acquiring a prescribed number of new customers in a line of business;

  Achieving a prescribed level of productivity within a business unit;

  Completing specified projects within or below the applicable budget;

  Acquiring other businesses or integrating acquired businesses; and

  Expanding into other markets.

Each of the Performance Objectives may relate to performance or achievements with respect to the Company, an affiliate of the Company, or a related business unit. The target levels for a Performance Objective may differ from participant to participant and from Award to Award. Any criteria used may be measured in absolute terms, measured in terms of growth, compared to another company or companies, measured against the market and/or applicable market indices, measured against the performance of the Company as a whole or a segment of the Company, and/or measured on a pre-tax or post-tax basis, if applicable.

The Committee is authorized to exclude one or more of the following items in establishing performance goals that may be established for Awards: (1) the dilutive effects of acquisitions or joint ventures; (2) restructuring and/or other nonrecurring charges; (3) exchange rate effects, as applicable, for non-US dollar denominated net sales and operating earnings; (4) the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (5) the effects to any statutory adjustments to corporate tax rates; (6) the impact of any “extraordinary items” as determined under generally accepted accounting principles; and (7) the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends. Any such exclusion must be taken prior to the earlier to occur of 90 days after the commencement of the period of service to which the performance goals relate and the lapse of 25% of the period of service.

Individual Limits on Awards. No participant shall be granted stock options, stock appreciation rights, or both with respect to more than 80,000 shares during any fiscal year. No individual shall be granted restricted stock, restricted stock units, any other type of full-share equity Award or any combination of the foregoing Awards with respect to more than 80,000 shares during any fiscal year.

Transferability of Awards. Awards granted under the 2009 Plan are generally not transferable except as would be permitted under an S-8 registration statement (i.e., members of a participant’s immediate family or to a trust, partnership, or corporation in which the parties in interest are limited to the participant and members of the participant’s immediate family).

Merger or Change in Control. In the event of a merger or change in control of the Company, each outstanding stock option and stock appreciation right will be assumed by, or substituted with an equivalent option, of the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to take such action, the participant will fully vest in and have the right to exercise all of his or her outstanding stock options or stock appreciation rights. Restricted stock, restricted stock units and other full-value Award subject to performance based vesting shall be accelerated on a pro rata basis by reason of a change in control based upon the extent to which the performance objectives for any such Award has been achieved, as determined in the Committee’s sole discretion, and how long a participant was employed during the performance period prior to the change in control.

Amendment and Termination of the 2009 Plan. The board will have the authority to amend, alter, suspend or terminate the 2009 Plan, except that shareholder approval will be required for any amendment to the 2009 Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the 2009 Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Committee in a writing signed by the participant and the Company. The 2009 Plan will terminate on February 10, 2019, unless the board terminates it earlier.

Other Benefits. The Company reserves the right to pay other forms of incentive compensation, including but not limited to awards under the AICP described in Proposal 3.

Number of Awards Granted to Employees, Directors and Consultants. The number of Awards that an employee, director or consultant may receive under the 2009 Plan is at the discretion of the Committee (with respect to employees and consultants) and the board (with respect to directors). As noted above, the Committee granted Awards under the 2009 Plan and the Existing Equity Plans in February 2009, subject to approval of the 2009 Plan by the Company’s shareholders. The following table sets forth the following information with respect to these Awards: (i) the aggregate number of shares of common stock subject to non-qualified stock options granted under the 2009 Plan and Existing Equity Plans, (ii) the average per share exercise price of such options, (iii) the number of restricted stock units granted under the 2009 Plan for threshold, target and maximum performance, and (iv) the dollar value of such restricted stock units for target performance based on the Company’s closing stock price as of February 11, 2009. No shares will be issued under these Awards unless the 2009 Plan is approved by the Company’s shareholders.

NUMBER OF CONTINGENT AWARDS GRANTED TO EMPLOYEES, DIRECTORS AND CONSULTANTS IN 2009

							Non-Qualified Stock Options
					Non-Qualified Stock Options		Under the Existing Equity
	Performance Based Restricted Stock Units				Under the 2009 Plan		Compensation Plans
		Number of	Number of	Number of
		Performance	Performance	Performance
		Based	Based	Based
		Restricted	Restricted	Restricted	Number of		Number of
	Dollar Value of	Units at 0%	Units at	Units at 200%	Non-Qualified	Per Share	Non-Qualified	Per Share
	Performance At	or Less of	Target	or More of	Stock	Exercise	Stock	Exercise
Participant	Target (100%)	Target	(100%)(1)	Target(2)	Options(3)	Price	Options	Price
Robert D. Wachob	$270,750	0	11,350	22,700	72,350	$23.86	0	$0
Dennis M. Loughran	$75,000	0	3,150	6,300	22,300	$23.86	0	$0
Michael L. Cooper	$62,500	0	2,650	5,300	16,700	$23.86	0	$0
Michael D. Bessette	$75,000	0	3,150	6,300	20,050	$23.86	0	$0
Robert C. Daigle	$75,000	0	3,150	6,300	22,300	$23.86	0	$0
All ExecutiveOfficers,
as a Group	$927,000	0	39,000	78,000	255,750	$23.86	0	$0
All directors who are
not executive officers,
as a group	$0	0	0	0	0	$0	0	$0
All employees who
are not executive
officers, as a group	$0	0	0	0	16,200	$23.86	58,975	$23.86

(1)	Individual performance based restricted stock unit awards are granted as a dollar value, which is then divided by Rogers’ closing stock price that day, and rounded up to the next even 50 shares to determine the exact number of shares that will represent a targeted award. Based on Rogers’ cumulative annual growth in diluted earnings per share, free cash flow and net sales during the three year period of the award, the executive can earn from 0% to 200% of their targeted award.

(2)	The amounts in this column equal two times the amount at target (100%).

(3)	Individual stock options are granted as a dollar value, which is then divided by the Black-Scholes value of Rogers’ stock as calculated by outside independent compensation consultants as of the date of the grant, and rounded up to the next even 50 shares to determine the exact number of shares awarded to the executive. Stock options granted to employees in the US become exercisable on the second anniversary of the grant date as to the first one-third of the shares, on the third anniversary of the grant date as to the second one-third, and on the fourth anniversary of the grant date as to the balance; subject to accelerated exercisability in the event of disability, retirement or in connection with a change in control as described above. The time for vesting is delayed for employees in Belgium due to local tax law considerations. Stock options remain exercisable until the tenth anniversary of the grant date subject to earlier expiration upon employment termination, with the post-termination exercise period being three months or, the case of death, disability or retirement, five years.

EQUITY COMPENSATION PLAN INFORMATION

The table and footnotes below describe those equity compensation plans approved and not approved by security holders of Rogers Corporation as of December 31, 2008, the end of the Company’s fiscal year.

EQUITY COMPENSATION PLANS AS OF DECEMBER 31, 2008

	(a)	(b)	(c)
	Number of		Number of securities
	securities to be		remaining available for
	issued upon		future issuance under
	exercise of	Weighted average	equity compensation
	outstanding	exercise price of	plan, excluding
	options, warrants	outstanding options,	securities referenced in
Plan category	and rights(3)	warrants and rights(3)	column (a)(4)
Equity Compensation Plans Approved by Security Holders
Rogers Corporation 1988 Stock Option Plan	55,858	$48.03	2,491
Rogers Corporation 1994 Stock Compensation Plan	30,951	$40.69	3,851
Rogers Corporation 1998 Stock Incentive Plan	455,012	$34.26	3,704
Rogers Corporation 2005 Equity Compensation Plan	876,574	$41.48	9,801
Rogers Corporation Global Stock Ownership Plan
For Employees (1)			306,606
Equity Compensation Plans Not Approved by
Security Holders	766,483	$41.06	19,108
Rogers Corporation 1990 Stock Option Plan (2)
Total (3)	2,184,878	$39.98	345,561

(1)	This is an employee stock purchase plan within the meaning of Section 432(b) of the Internal Revenue Code of 1986, as amended.

(2)	The Rogers Corporation 1990 Stock Option Plan was adopted in 1990 to award officers and key employees of Rogers Corporation with stock option grants. Under this plan, options generally have an exercise price equal to at least the fair market value of Rogers’ stock as of the date of grant. Regular options generally have a ten-year life and generally vest in one-third increments on the second, third and fourth anniversary dates of the grant, except for the grants made to most employees in 2004 and 2005. Such 2004 and 2005 stock options were immediately vested upon grant, but any options exercised during the first four years after the grant date cannot be sold while the individual is still actively employed at Rogers. Termination of employment because of retirement, or for certain other reasons, may shorten the vesting schedule and expiration date. See page 18 of this proxy statement for further details on Rogers’ stock options.

(3)	Does not include restricted stock or phantom stock units. As of 12/31/2008, 150,800 shares were reserved for restricted stock awards and 41,656 shares were reserved for phantom stock units related to the deferral of compensation ultimately to be paid in Rogers’ stock.

(4)	The numbers in this column have been reduced to reflect the shares reserved for restricted stock awards and phantom stock units.

Federal Income Tax Consequences

The material federal income tax consequences of the issuance and exercise of stock options and other Awards under the 2009 Plan, based on the current provisions of the United States Internal Revenue Code and regulations, are as follows.

Stock Options. The grant of a stock option will have no tax consequences to the recipient or to the Company or its affiliates. In general, upon the exercise of an ISO, the employee will not recognize income and the employer will not be entitled to a tax deduction. However, the excess of the acquired shares’ fair market value on the exercise date of an ISO over the exercise price is included in the employee’s income for purposes of the alternative minimum tax.

Upon the exercise of an NQSO, the employee (or consultant or director, as applicable) will generally recognize ordinary income equal to the excess of the acquired shares’ fair market value on the exercise date over the exercise price, and the Company (or the affiliate receiving the services of the individual who was granted the NQSO) will generally be entitled to a tax deduction in the same amount. If the acquired shares are restricted stock (i.e., they are not transferable and are subject to a substantial risk of forfeiture), the tax consequences for restricted stock (described below) will apply.

If an employee (or consultant or director) transfers NQSOs to members of his or her immediate family or to a trust, partnership, or corporation (as described above), the transfer will not be a taxable event. Upon the exercise of the NQSOs (by the family member, trust, partnership, or corporation), the employee (or consultant or director) will recognize ordinary income.

Stock Appreciation Rights. The grant of a stock appreciation right will have no tax consequences to the recipient or to the Company or its affiliates. Upon the exercise of a stock appreciation right, the employee (or consultant or director, as applicable) will recognize ordinary income equal to the received shares’ fair market value on the exercise date, and the Company (or the affiliate receiving the services of the individual who was granted the stock appreciation right) will generally be entitled to a tax deduction in the same amount.

Restricted Stock, Restricted Stock Units, and Other Equity Awards. In general, the grant of restricted stock, a restricted stock unit, or other full value Awards will have no tax consequences to the recipient or to the Company or its affiliates. When the Award is settled (or, in the case of restricted stock, when the restrictions are lifted), the employee (or consultant or director, as applicable) will recognize ordinary income equal to the excess of (1) the applicable shares’ fair market value on the date the restrictions are lifted over (2) the amount, if any, paid for the shares by the employee (or consultant or director); the Company (or the affiliate receiving services from such individual) will generally be entitled to a tax deduction in the same amount subject to the Section 162(m) deduction limitation discussed below. If the Award is settled in cash or other property, the employee (or consultant or director) will recognize ordinary income equal to the net amount received, and the Company (or the affiliate that granted the Award) will generally be entitled to a tax deduction in the same amount. The grantee of a restricted stock Award may elect to be taxed on the date of grant by filing a “Section 83(b) election” rather than on the date when the restrictions are lifted.

Sale of Shares. When an employee (or director or consultant) sells shares received under any Award other than an ISO, the employee (or director or consultant) will recognize capital gain or loss equal to the difference between the sale proceeds and the employee’s (or director’s or consultant’s) basis in the shares. In general, the basis in the shares is the amount of ordinary income recognized upon receipt of the shares (or upon the lifting of restrictions, in the case of restricted stock) plus any amount paid for the shares.

When an employee disposes of ISO shares, the difference between the amount realized by the employee and the exercise price will generally constitute a capital gain or loss, as the case may be. However, if the employee does not hold the ISO shares for more than one year after exercising the ISO and for more than two years after the grant of the ISO, then: (1) the excess of the ISO shares’ fair market value on the exercise date over the exercise price will generally be treated as ordinary income for the employee; (2) the difference between the sale proceeds and the ISO shares’ fair market value on the exercise date will be treated as a capital gain or loss for the employee; and (3) the employer will generally be entitled to a tax deduction equal to the amount of ordinary income recognized by the employee.

Deduction Limits. Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its 3 most highly compensated executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to a named executive officer for a fiscal year will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can elect to preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include shareholder approval of the 2009 Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options (such as restricted stock and restricted stock units), establishing performance criteria that must be met before the Award actually will vest or be paid. The 2009 Plan has been designed to permit the Committee to grant Awards that qualify as performance based for purposes of satisfying the conditions of Section 162(m), thereby resulting in continued federal income tax deductions in connection with such Awards. However, there is no requirement for the Committee to grant Awards in a manner that will qualify as performance based compensation, and there is no guarantee that amounts to qualify as performance based compensation will be exempt from the $1 million deduction limitation under Section 162(m).

Awards Not Intended to be Nonqualified Deferred Compensation. Awards under the 2009 Plan are not intended to be non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE STOCK PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND IT DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast is necessary to approve the 2009 Plan (i.e., the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal). Abstentions and broker non-votes will have no effect on the outcome of the vote.

The board of directors unanimously recommends voting “FOR” the approval of the 2009 Plan, the number of shares reserved for issuance under this incentive plan and the grants issued under the 2009 Plan in February 2009.

Proposal 3: Approve the Section 162(m) Amendment to the Rogers Corporation Annual Incentive Compensation Plan

PROPOSAL

INTRODUCTION

The Rogers Corporation Annual Incentive Compensation Plan, which we refer to below as the AICP, is the principal plan under which we award short-term (cash) incentive compensation to executive officers. Amounts earned by the named executive officers in 2008 under the AICP are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 23. As discussed in the Compensation Discussion & Analysis on page 13, a portion of Mr. Wachob’s AICP incentive earned in 2008 is not eligible for deduction due to the $1 million deduction limitation under Section 162(m) of the Internal Revenue Code, as amended, which we refer to as Section 162(m) below. A copy of the AICP including the proposed Appendix A as added by the Section 162(m) Amendment can be found in Exhibit II to this proxy statement.

Section 162(m) limits Rogers federal income tax deduction for compensation paid in a taxable year to the Chief Executive Officer and other named executive officers (other than the Chief Financial Officer) to $1 million. There is an exception to this limit, however, for certain performance based compensation. Qualified performance based compensation, which includes performance based annual cash incentive compensation awards, is not subject to the Section 162(m) deduction limit, and is therefore fully deductible if several conditions are met.

PURPOSE OF THIS PROPOSAL

The Company seeks to preserve its ability to claim tax deductions for compensation paid under the AICP. The board has approved Appendix A to the Plan, which sets forth rules for setting, evaluating and paying incentive compensation under the AICP for the Chief Executive Officer and any other executive officer of the Company who has been designated by the Compensation and Organization Committee as likely to have the deductibility of his or her compensation limited by Section 162(m), subject to shareholder approval. If the Section 162(m) Amendment adding Appendix A is not approved, the grant to the Chief Executive Officer for 2009 described below will be void, and the Compensation and Organization Committee may provide other cash-based incentive awards in the future as it deems in the best interests of the Company. Any such awards will not be qualified performance based compensation and may therefore not be deductible under federal income tax laws.

The following is a summary of the changes included within Appendix A proposed for adoption by Rogers’ shareholders.

Summary of Appendix A
Subject Matter of Change	Current AICP	Changes Made by Appendix A
1. Performance goals	After-tax profit as reflected in diluted earnings per share.	Add other financial and operational metrics as an additional set of performance goals available for the Chief Executive Officer and other executive officers who may be subject to Appendix A as designated by the Committee from time to time.
2. Maximum award limit	300% of the target award. The CEO’s target award for 2009 is 80% of annual salary	Provide that in no event shall the maximum amount payable to the CEO or any other executive officer designated to be subject to Appendix A be more than $2,500,000 for a fiscal year.

This comparative summary is qualified in its entirety by reference to Appendix A itself as set forth in Exhibit II on page B-1.

MATERIAL TERMS OF THE PERFORMANCE GOALS

The material terms of the performance goals under Appendix A consist of (i) the class of employees eligible to receive the performance awards; (ii) the performance criteria on which the performance goals are based; and (iii) the maximum payout of a performance award that can be provided to any eligible employee subject to Appendix A during a specified period.

Eligible Class

Only the Chief Executive Officer and any other executive officer of the Company who has been designated by the Compensation and Organization Committee as likely to have the deductibility of his or her compensation limited by Section 162(m) shall be subject to the payment provisions in Appendix A.

Performance Goals

The Compensation and Organization Committee will determine the terms and conditions of each award granted under Appendix A of the AICP. The Compensation and Organization Committee will establish objective performance based goals for annual incentive opportunities awarded under the Appendix A. Permissible performance goals include any one of the following or combination thereof which may be applicable on a Company-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships, or joint ventures:

General Financial Objectives:

  Increasing the Company’s net sales;

  Achieving a target level of earnings (including gross earnings; earnings before certain deductions, such as interest, taxes, depreciation, or amortization; or diluted earnings per share);

  Achieving a target level of income (including net income or income before consideration of certain factors, such as overhead) or a target level of gross profits for the Company, an affiliate, or a business unit;

  Achieving a target return on the Company’s (or an affiliate’s) sales, revenues, capital, assets, or stockholders’ equity;

  Maintaining or achieving a target level of appreciation in the price of the Company’s shares;

  Increasing the Company’s (or an affiliate’s) market share to a specified target level;

  Achieving or maintaining a share price that meets or exceeds the performance of specified stock market indices or other benchmarks over a specified period;

  Achieving a level of share price, earnings, or income performance that meets or exceeds performance in comparable areas of peer companies over a specified period;

  Achieving specified reductions in costs or targeted levels in costs;

  Achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts; and

  Achieving a level of free cash flow.

Operational Objectives:

  Introducing one or more products into one or more new markets;

  Acquiring a prescribed number of new customers in a line of business;

  Achieving a prescribed level of productivity within a business unit;

  Completing specified projects within or below the applicable budget;

  Completing acquisitions of other businesses or integrating acquired businesses; and

  Expanding into other markets.

The target levels for a performance objective may differ from participant to participant and from award to award. Any criteria used may be measured in absolute terms, measured in terms of growth, compared to another company or companies, measured against the market and/or applicable market indices, measured against the performance of the Company as a whole or a segment of the Company, and/or measured on a pre-tax or post-tax basis, if applicable.

This additional business criterion will provide management and the Compensation and Organization Committee with more flexibility in designing compensation plans that are aligned with the Company’s business. How performance may be measured is addressed under the heading Measurement of Performance on page 48.

Maximum Payout

The maximum award that may be paid to the Chief Executive Officer and any other executive officer designated as being subject to Appendix A with respect to a single fiscal year is $2,500,000.

SUMMARY OF AICP FOR EXECUTIVE SUBJECT TO THE SECTION 162(M) AMENDMENT

The principal provisions of the AICP for the Chief Executive Officer and any other executive officers who may be designated by the Compensation and Organization Committee to be subject to Appendix A are summarized below. The summary is qualified in its entirety by reference to the full text of the AICP and Appendix A which are attached as Exhibit II to this proxy statement on page B-1.

Eligibility and Participation

The Compensation and Organization Committee determines from time to time which executive officers are eligible to participate in the AICP under Appendix A and sets the range of awards thereunder for each such officer. All members of the Compensation and Organization Committee as of the date of this proxy filing are “independent” under New York Stock Exchange rules. Payout of awards is made to each participant covered under Appendix A based upon the achievement of one or more specified objective performance goals. Performance goals specified under Appendix A must be established by the Compensation and Organization Committee prior to the earlier to occur of 90 days after the commencement of the period of service to which the performance goals relate and the lapse of 25% of the period of service. For 2009, only the Chief Executive Officer shall be subject to the provisions of Appendix A, and the Compensation and Organization Committee established the Chief Executive Officer’s performance goal based solely on fully diluted earnings per share prior to March 30, 2009.

Measurement of Performance

The Compensation and Organization Committee is authorized to exclude one or more of the following items in establishing performance goals: (1) the dilutive effects of acquisitions or joint ventures; (2) restructuring and/or other nonrecurring charges; (3) exchange rate effects, as applicable, for non-US dollar denominated net sales and operating earnings; (4) the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (5) the effects to any statutory adjustments to corporate tax rates; (6) the impact of any “extraordinary items” as determined under generally accepted accounting principles; and (7) the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends. Any such exclusion must be taken prior to the earlier to occur of 90 days after the commencement of the period of service to which the performance goals relate and the lapse of 25% of the period of service.

Maximum Payout

The Compensation and Organization Committee will determine the amount payable in respect of all awards made under the Appendix A and the AICP in any fiscal year. The maximum potential award to any one participant currently may not exceed 300% of the target award. As noted above, the proposed amendment will impose an additional payment limit of $2,500,000 per fiscal year. In addition, the Compensation and Organization Committee can use negative discretion to decrease the amount of the award otherwise payable due to individual performance and contribution of the participant.

Certification

The Compensation and Organization Committee is required to certify in writing the amount of the payment of incentive compensation under Appendix A to the AICP and whether material terms of Appendix A relating to the award or awards have been satisfied.

Time of Payment

Payment of any award earned by a participant under Appendix A will generally be made to such participant within two and one-half months following the conclusion of the fiscal year in question upon the condition that the performance goal or goals specified in the relevant award agreement have been achieved and the Compensation and Organization Committee has reviewed and approved the payment.

Termination of Employment

If the participant is not an employee on the last day of the fiscal year, the award will be forfeited unless termination is due to death, disability, normal retirement or an event entitling the executive to severance benefits. Participants who earn a vested right to payment due to employment termination prior to the last day of the fiscal year shall only receive a payment to the extent that the Company meets the designated performance goal, and the payment shall be pro-rated based on the period of the participant’s employment during such period. Any pro-rated bonus shall be paid at the same time as bonuses are paid to other participants in the AICP.

Amendment

The board or the Compensation and Organization Committee may amend, modify, suspend or terminate Appendix A. No amendment or alteration shall be effective prior to its approval by Rogers‘ shareholders, to the extent such approval is required by applicable legal requirements.

Term of Appendix A

Appendix A will continue for 5 years from the date of approval by Rogers‘ shareholders, unless it is terminated earlier by Rogers’ board. The regulations under Section 162(m) require that shareholders re-approve the performance goals under Appendix A to the AICP no later than the first stockholders meeting that occurs in 2014.

Other Benefits

The Company reserves the right to pay discretionary bonus or other types of compensation outside the AICP for executive officers who are subject to Appendix A consistent with the requirements of Section 162(m).

New Plan Benefits

The target short-term incentive award opportunity for the Chief Executive Officer for 2009 under the AICP is 80% of base salary, and the maximum amount that can be earned for exceptional performance is 300% of the target award. The committee has selected diluted earnings per share (measured after taking into account the non-GAAP adjustments described above) for the 2009 goal.

Federal Income Tax Consequences

Following is a brief summary of the federal income tax aspects of awards that may be made under Appendix A of the AICP based on existing US federal income tax laws. This summary is general in nature and does not address issues related to the tax circumstances of any particular participant.

An employee receiving a cash award under Appendix A will recognize ordinary compensation income at the time the payment is received. If an employee elects to defer a portion of the award, the participant may be entitled to defer the recognition of income. The Company will normally be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by such recipient. Awards under Appendix A of the AICP are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code, as amended.

As stated above, Appendix A is being submitted for shareholder approval so that AICP payments to participants subject to Appendix A can qualify for deductibility under Section 162(m). However, shareholder approval is only one of several requirements under Section 162(m) that must be satisfied for amounts payable under Appendix A to be qualified performance based compensation exempt from Section 162(m). There is no guarantee that all amounts paid under the AICP will in practice be deductible by the Company

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast is necessary to approve the Section 162(m) Amendment adding Appendix A to the AICP (i.e., the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal). Abstentions and broker non-votes will have no effect on the outcome of the vote.

The board of directors unanimously recommends voting “FOR” the approval of the Section 162(m) Amendment adding Appendix A to the AICP.

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as Rogers’ independent registered public accounting firm for fiscal year 2009 and the board of directors is asking that shareholders ratify this appointment. Although advisory only because the Audit Committee is required under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission to have responsibility for the appointment of the Company’s independent registered public accounting firm, this proposal is put before the shareholders in order to seek the shareholders’ views on this important corporate matter. If the shareholders do not ratify the appointment, the Audit Committee will take the matter under advisement. Rogers expects representatives of Ernst & Young LLP, Rogers’ independent registered public accounting firm selected as the independent registered public accounting firm for the fiscal years ended December 31, 2008 (fiscal 2008), and ending December 31, 2009 (fiscal 2009), to attend the annual meeting. They will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed to Rogers by Ernst & Young LLP for the fiscal years shown.

	2008	2007
Audit Fees (1)	$1,579,913	$1,590,826
Audited-Related Fees (2)	62,734	63,624
Tax Fees (3)	303,705	813,260
All Other Fees (4)	–	–
Total	$1,946,352	$2,467,710

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Amounts for both 2007 and 2008 also include fees for the audit of internal control over financial reporting as required under the Sarbanes-Oxley Act of 2002. Fees paid for the internal control over financial reporting audits were $390,164 in 2007 and $369,138 in 2008.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. This category includes fees related primarily to accounting consultations and employee benefit plan audits.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance; tax planning and compliance work in connection with acquisitions and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above; however, there were no such fees in either year.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairperson when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the audit, audit-related, tax and other services provided by Ernst & Young LLP in fiscal year 2008 and related fees were approved in accordance with the Audit Committee’s policy.

Vote Required for Ratification and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes cast on this proposal shall constitute approval of the ratification of the appointment of Ernst & Young LLP as Rogers’ independent registered public accounting firm for fiscal year 2009. Abstention and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as Rogers’ independent registered public accounting firm for fiscal year 2009.

Related Person Transactions

In 2008, Rogers did not engage in any transaction in which any of its executive officers, directors, 5% shareholders, or any immediate family members of the foregoing, have a material interest.

Policies and Procedures for Approval of Related Person Transactions

Rogers’ Code of Business Conduct and Ethics, which sets forth standards applicable to all directors, officers and employees of Rogers, prohibits the giving or accepting of personal benefits that could result in a conflict of interest. Any waiver of this Code for a director or an officer may only be granted by the Nominating and Governance Committee of the board of directors. Any waiver of this Code that is granted to a director or an officer would be posted on Rogers’ website, or otherwise publicly disclosed, as required by applicable law or the rules and regulations of the New York Stock Exchange. Waivers for other employees must be approved by certain members of senior management.

In addition, to supplement the Code of Business Conduct and Ethics, in August 2007, the board of directors adopted a written Related Party Transactions Policy. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which: (i) the amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) Rogers was, is or will be a participant (even if not necessarily a party); and (iii) a related person has or will have a direct or indirect interest (other than solely being a director or less than 10 percent beneficial owner of another entity).

For purposes of the policy, a related person is one of the following:

  A member of the board of directors;

  A nominee for the board of directors;

  An executive officer;

  A person who beneficially owns more than 5% of Rogers’ common stock; or

  Any immediate family member of any of the people listed above.

Under the policy, the Company’s Nominating and Governance Committee is responsible for reviewing the material facts regarding related party transactions that require its approval and either approve or disapprove of Rogers entering into the transaction, subject to certain exceptions (or, in the case of transactions for which advance approval is not feasible, ratify the transaction or, if the committee determines the transaction not to be appropriate, terminate the transaction). In determining whether to approve or disapprove a related party transaction, the committee shall consider all relevant facts and circumstances, including the following factors:

  Whether the transaction is on terms no less favorable to Rogers than terms generally available from an unaffiliated third party under the same or similar circumstances;

  Whether the transaction is material to Rogers;

  The role that the related party has played in arranging the transaction; and

  The extent of the related party’s interest in the transaction.

No director shall participate in the review of a related party transaction in which he or she is a related party, except that the director shall provide all material information concerning the transaction to the Chairperson of the Nominating and Governance Committee or the full Nominating and Governance Committee, as applicable. The Chairperson of the Nominating and Governance Committee has the authority to individually pre-approve (as applicable) any related party transaction (except where the Chairperson is the related party) in which the aggregate amount involved is expected to be less than $500,000.

Each of the following related party transactions shall generally be considered pre-approved by the committee, even if the aggregate amount involved exceeds $120,000.

  Executive officer compensation;

  Director compensation;

  Grants of awards to executive officers or directors pursuant to the Company’s incentive compensation plans;

  Certain transactions with other companies;

  Certain Company charitable contributions;

  Transactions where all shareholders receive proportional benefits; and

  Transactions involving competitive bids.

Rogers will disclose the terms of related person transactions in its filings with the SEC to the extent required.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Rogers’ executive officers and directors, and persons who own more than 10% of Rogers’ capital stock, to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required to furnish Rogers with copies of all reports they file.

Based solely on Rogers’ review of the copies of such forms it has received, and written representations from certain reporting persons, Rogers believes that all of its executive officers and directors, and persons who own more than 10% of Rogers’ capital stock, complied with all Section 16(a) filing requirements applicable to them during Rogers’ fiscal year ended December 31, 2008, except as described in the next sentence. A Form 4 was filed late relative to the transfer of 3,054 (rounded) shares of Rogers’ stock by Mr. Gillern from his Rogers’ 401(k) plan account.

Proposals of Shareholders

Proposals of shareholders intended to be presented at the 2010 Annual Meeting of Shareholders must be received by Rogers on or before November 23, 2009 to be considered for inclusion in Rogers’ proxy statement and form of proxy. Proposals of shareholders intended to be presented at the 2010 Annual Meeting although not included in the proxy statement and form of proxy, must be received by Rogers on or before December 8, 2009. Proposals received after that date will not be voted at the 2010 Annual Meeting. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary authority on the proposal under the circumstances consistent with the proxy rules of the Securities and Exchange Commission. All shareholder proposals should be marked for the attention of Office of the Corporate Secretary, Rogers Corporation, One Technology Drive, P. O. Box 188, Rogers, Connecticut 06263-0188.

Solicitation of Proxies

Rogers will pay the cost of soliciting proxies. In addition to solicitations by mail, officers and employees of Rogers may solicit proxies personally and by telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Rogers will also request banks, brokers and other nominees holding shares for a beneficial owner to forward proxies and proxy soliciting materials to the beneficial owners of capital stock held of record by such persons. Rogers will upon request reimburse brokers and other persons for their related reasonable expenses. In addition, Rogers has retained InvestorCom, Inc. to assist it in the solicitation of proxies at a cost of approximately $4,000 plus reimbursement of expenses.

Bylaw Amendment Approved by the Directors in 2008

On October 2, 2008, the board of directors approved an amendment and restatement of Rogers’ Bylaws which changed Rogers’ fiscal year end to December 31st in each year. The fiscal year end had previously been determined to be the Sunday nearest December 31st in each year. Also, in connection with this amendment to the Bylaws, the board of directors voted that beginning January 1, 2009, the fiscal months of Rogers shall end on the last day of the calendar month and the fiscal quarters of Rogers shall end on the last day of the calendar quarter. A copy of the amended and restated Bylaws was filed as Exhibit 3.2 to Rogers’ Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 7, 2008.

The board of directors approved the Bylaw amendment in order to align Rogers’ US and foreign accounting and tax reporting periods.

“Householding” of Proxy Materials

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more security holders sharing the same address by delivering a single Notice Regarding the Availability of Proxy Materials, and, for those who request, a single paper copy of the proxy statement and annual report addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

This year, a number of brokers with account holders who are Rogers’ shareholders will be “householding” proxy materials. A single Notice Regarding the Availability of Proxy Materials and, for those who request, a single paper copy of the proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive a separate Notice Regarding the Availability of Proxy Materials, proxy statement and/or annual report, please notify the broker and send a written request to Rogers Corporation, Office of the Corporate Secretary, One Technology Drive, P. O. Box 188, Rogers, Connecticut 06263-0188 or contact Robert M. Soffer at (860) 779-5566 and Rogers will promptly deliver a separate copy of the proxy statement and annual report to such shareholder.

Shareholders who share the same address, who currently receive multiple copies of the Rogers Notice Regarding the Availability of Proxy Materials, proxy statement and annual report and would like to request “householding” of such information should contact their broker or Rogers.

Communications with Members of the Board of Directors

Although the board of directors has not formally adopted a process by which shareholders may communicate directly with directors, it believes that the procedures currently in place and described below will continue to serve the needs of the board and shareholders. Until such time as the board may adopt a different set of procedures, any such shareholder communications should be sent to the board of directors, Rogers Corporation, One Technology Drive, P. O. Box 188, Rogers, Connecticut 06263-0188, c/o Vice President and Secretary of the Company. At the present time, all such communications sent by shareholders to the above address will be forwarded to the Lead Director of the board for consideration.

Availability of Certain Documents

Rogers Corporation maintains a website (http://www.rogerscorp.com). Rogers’ Bylaws, Corporate Governance Guidelines, Code of Business Conduct and Ethics, Related Party Transactions Policy, Audit Committee Charter, Compensation and Organization Committee Charter and Nominating and Governance Committee Charter are each available in a printable format on this website, www.rogerscorp.com/cg. In addition, you may obtain a copy of any of these documents without charge by sending a request to Rogers Corporation, One Technology Drive, P. O. Box 188, Rogers, Connecticut 06263-0188, Attn: Vice President and Secretary. Rogers Corporation’s website is not incorporated into or a part of this proxy statement.

EXHIBIT I

ROGERS CORPORATION
2009 LONG-TERM EQUITY COMPENSATION PLAN

ARTICLE 1.
BACKGROUND AND PURPOSE

1.1.

Background. This Rogers Corporation 2009 Long-Term Equity Compensation Plan (the “Plan”) permits the grant of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares and other equity-based awards.

1.2.

Purpose. The purposes of the Plan are (a) to attract, reward and retain highly competent persons as Employees, Directors, and Consultants; (b) to provide additional incentives to Employees, Directors, and Consultants as determined by the Committee by aligning their interests with those of the Company’s shareholders; and (c) to promote the success of the Company’s business.

1.3.	Eligibility. Employees, Consultants, and Directors are eligible to be granted Awards under the Plan. However, Incentive Stock Options may be granted only to Employees.

1.4.	Definitions. Capitalized terms used in the Plan and not otherwise defined herein shall have the meanings set forth in Article 13 below.

ARTICLE 2.
SHARE LIMITS

2.1	Shares Subject to the Plan.

(a)

Share Reserve. Subject to adjustment under Section 2.3 of the Plan, Awards may be made under the Plan beginning on the Effective Date for up to an aggregate of 860,000 Shares. All of the available Shares may, but need not, be issued pursuant to the exercise of Incentive Stock Options. At all times the Company will reserve and keep available a sufficient number of Shares in such manner as it may consider appropriate in order to satisfy the requirements of all outstanding Awards made under the Plan and all other outstanding but unvested Awards made under the Plan that are to be settled in Shares.

(b)

Shares Counted Against Limitation. If an Option is exercised, in whole or in part, by either the tender of Shares under Section 5.4(b) or a net exercise under Section 5.4(c), or if the Company’s tax withholding obligation is satisfied by withholding Shares under Section 11.7(b), the number of Shares deemed to have been issued under the Plan for purposes of the limitation set forth in this Section 2.1 shall be the net number of Shares actually issued upon exercise. To the extent that an Award is designated to be paid in cash, such cash payment will not reduce the number of Shares available for issuance under the Plan.

(c)

Lapsed Awards. If an Award: (i) expires; (ii) is terminated, surrendered, or canceled without having been exercised in full; or (iii) is otherwise forfeited in whole or in part (including as a result of Shares constituting or subject to an Award being repurchased by the Company pursuant to a contractual repurchase right), then the unissued Shares that were subject to such Award and/or such surrendered, canceled, or forfeited Shares (as the case may be) shall become available for future grant or sale under the Plan (unless the Plan has terminated), subject however, in the case of Incentive Stock Options, to any limitations under the Code.

	(d)	Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees, directors, consultants or advisors of another company (an “Acquired Company”) in connection with a merger, consolidation or similar transaction involving such Acquired Company and the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the Acquired Company. The Committee may direct that the substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances, including provisions that preserve the aggregate exercise price and the aggregate option spread as of the closing date of any such transaction in a manner that complies with Section 409A of the Code. Any substitute Awards granted under the Plan shall not count against the share limitations set forth in Section 2.1(a) and 2.2.

2.2.	Individual Share Limit. No individual shall be granted Options and Stock Appreciation Rights with respect to more than 80,000 Shares during any Tax Year. No individual shall be granted Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or any other type of Equity-Based Award described under Section 9.1 with respect to more than 80,000 during any Tax Year. The limits described in this Section 2.2 shall be construed and applied consistently with Section 162(m) of the Code.

	(a)	Awards not Settled in Shares. If an Award is to be settled in cash or any medium other than Shares, the number of Shares on which the Award is based shall count toward the individual share limit set forth in this Section 2.2.

	(b)	Canceled Awards. Any Awards granted to a Participant that are canceled shall continue to count toward the individual share limit applicable to that Participant as set forth in this Section 2.2.

2.3.	Adjustments. The following provisions will apply if any extraordinary dividend or other extraordinary distribution occurs in respect of the Shares (whether in the form of cash, Shares, other securities, or other property), or any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or any similar, unusual or extraordinary corporate transaction (or event in respect of the Shares), including a Change in Control, or a sale of all or substantially all the assets of the Company occurs. The Committee will, in such manner and to such extent (if any) as it deems equitable in its absolute discretion to prevent dilution or enlargement of the rights of Participants:

	(a)	proportionately adjust any or all of (i) the number and type of Shares (or other securities) that thereafter may be made the subject of Awards (including the specific maximums and numbers of Shares set forth elsewhere in the Plan), (ii) the number, amount and type of Shares (or other securities or property) subject to any or all outstanding Awards, (iii) the grant, purchase, or exercise price of any or all outstanding Awards, (iv) the securities, cash or other property deliverable upon exercise of any outstanding Awards, (v) the repurchase price, if any per Share subject to each outstanding Restricted Stock Award, or (vi) the performance standards appropriate to any outstanding Awards (subject to the limitations for performance based compensation under Section 162(m) of the Code), or

	(b)	subject to Section 11.9 of the Plan, in the case of an extraordinary dividend or other distribution, recapitalization, reclassification, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, including, without limitation, in the event of a Change in Control, make provision for (i) a cash payment, (ii) the substitution or exchange of any or all outstanding Awards, (iii) the cash, securities or property deliverable to the holder of any or all outstanding Awards based upon the distribution or consideration payable with respect to Shares upon or in respect of such event, (iv) all vested Options and Stock Appreciation Rights to be exercised by a date certain in connection with such event at which time these stock rights (whether or not then vested) shall terminate, provided Participants are given advance written notice or (v) a combination of the foregoing, which may vary among Participants.

The Committee shall value Awards as it deems reasonable in the event of a cash settlement and, in the case of Options, Stock Appreciation Rights or similar stock rights, may base such settlement solely upon the excess, if any, of the per Share amount payable upon or in respect of such event over the exercise price of the Award. The Committee’s determination with respect to any adjustments under this Section 2.3 shall be final and conclusive. The Committee may act under this Section 2.3 at any time to the extent that the Committee deems such action necessary to permit a Participant to realize the benefits intended to be conveyed with respect to the underlying Shares in the same manner as is or will be available to shareholders generally. In the case of any stock split or reverse stock split, if no action is taken by the Committee, the proportionate adjustments contemplated by Section 2.3(a) above shall nevertheless be made. Any adjustments made under this Section 2.3 shall be done in a manner that complies with Section 409A of the Code, to the extent applicable.

ARTICLE 3.
PLAN ADMINISTRATION

3.1.	Administrator. The Plan shall be administered by the Committee.

3.2	Powers of the Committee. Subject to the provisions of the Plan, Applicable Law, and the specific duties delegated by the Board to the Committee, the Committee shall have the authority in its discretion: (a) to determine the Fair Market Value; (b) to select the Service Providers to whom Awards may be granted hereunder and the types of Awards to be granted to each; (c) to determine the number of Shares to be covered by each Award granted hereunder; (d) to determine whether, to what extent, and under what circumstances an Award may be settled in cash, Shares, other securities, other Awards, or other property; (e) to approve forms of Award Agreements; (f) to determine, in a manner consistent with the terms of the Plan, the terms and conditions of any Award granted hereunder, based on such factors as the Committee, in its sole discretion, shall determine; (g) to construe and interpret the terms of the Plan and Award Agreements; (h) to correct any defect (including but not limited to amending an Award Agreement to comply with Applicable Law), supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement in the manner and to the extent it shall deem desirable to carry out the purposes of the Plan; (i) to prescribe, amend, and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established pursuant to Section 14.1 of the Plan; (j) to authorize withholding arrangements pursuant to Section 11.7(b) of the Plan; (k) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee; (l) to accelerate at any time the vesting, exercisability or both of all or any portion of an Award; (m) to determine the treatment of Awards in connection with a Change in Control; (n) subject to the restrictions under Section 409A of the Code, to extend at any time the period during which a Stock Option may be exercised or a Stock Appreciation Right may be settled, and (o) to make all other determinations and take all other action described in the Plan or as the Committee otherwise deems necessary or advisable for administering the Plan and effectuating its purposes.

3.3.	Compliance with Applicable Law. The Committee shall administer, construe, interpret, and exercise discretion under the Plan and each Award Agreement in a manner that is consistent and in compliance with a reasonable, good faith interpretation of all Applicable Laws, and that avoids (to the extent practicable) the classification of any Award as “non-qualified deferred compensation” for purposes of Section 409A of the Code, as determined by the Committee, or if an Award is subject to Section 409A of the Code, in a manner that complies with Section 409A of the Code. Notwithstanding the foregoing, the failure to satisfy the requirements of Section 409A of the Code or Section 162(m) of the Code with respect to the grant of an Award under the Plan shall not affect the validity of the action of the Committee otherwise duly authorized and acting in the matter.

3.4.	Effect of Committee’s Decision and Committee’s Liability. The Committee’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards. Neither the Board nor the Committee, nor any member of either or any delegatee thereof (including any person signing on behalf of the Company) shall be liable for any act, omission, interpretation, construction, or determination made in good faith in connection with the Plan or any Award Agreement.

3.5.	Awards may be Granted Separately or Together. In the Committee’s discretion, Awards may be granted alone, in addition to, or in tandem with any other Award or any award granted under another plan of the Company or an Affiliate. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times.

ARTICLE 4.
VESTING AND PERFORMANCE OBJECTIVES

4.1.	General. The vesting schedule or Period of Restriction for any Award shall be specified in the Award Agreement. The criteria for vesting and for removing restrictions on any Award may include (i) performance of substantial services for the Company for a specified period; (ii) achievement of one or more Performance Objectives; or (iii) a combination of (i) and (ii), as determined by the Committee.

4.2.	Period of Absence from Providing Substantial Services. To the extent that vesting or removal of restrictions is contingent on performance of substantial services for a specified period, a leave of absence (whether paid or unpaid) shall not count toward the required period of service unless the Award Agreement specifically provides otherwise or unless otherwise determined by the Committee.

4.3.	Performance Objectives.

(a) Possible Performance Objectives. Any Performance Objective shall relate to the Service Provider’s performance for the Company (or an Affiliate) or the Company’s (or Affiliate’s) business activities or organizational goals, and shall be sufficiently specific that a third party having knowledge of the relevant facts could determine whether the Performance Objective is achieved. Performance Objectives may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measures. The designated level of performance for a Performance Objective may vary from Participant to Participant. Performance Objectives with respect to any Award may include any one or more of the following General Financial and/or Operational Objectives or combination thereof, as established by the Committee in its sole discretion, which may be applicable on a Company-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships, or joint ventures:

(i) General Financial Objectives:

  Achieving a target return on the Company’s (or an Affiliate’s) sales, revenues, capital, assets, or shareholders’ equity;

  Increasing the Company’s net sales;

  Achieving a target level of earnings (including gross earnings; earnings before certain deductions, such as interest, taxes, depreciation, or amortization; or diluted earnings per share);

  Achieving a target level of pre-tax or after-tax income (including net income or income before consideration of certain factors, such as overhead) or a target level of gross profits for the Company, an Affiliate or a business unit;

  Maintaining or achieving a target level of appreciation in the price of the Shares;

  Increasing the Company’s (or an Affiliate’s) market share to a specified target level;

  Achieving or maintaining a Share price that meets or exceeds the performance of specified stock market indices or other benchmarks over a specified period;

  Achieving a level of Share price, earnings, or income performance that meets or exceeds performance in comparable areas of peer companies over a specified period;

  Achieving specified reductions in costs or targeted levels in costs;

  Achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts;

  Achieving a level of cash flow, funds from operations or similar measure and

(ii) Operational Objectives:

  Introducing one or more products into one or more new markets;

  Acquiring a prescribed number of new customers in a line of business;

  Achieving a prescribed level of productivity within a business unit;

  Completing specified projects within or below the applicable budget;

  Acquiring other businesses or integrating acquired businesses; and

  Expanding into other markets.

The Committee is authorized to exclude one or more of the following items in establishing performance goals that may be established for Awards: (1) the dilutive effects of acquisitions or joint ventures; (2) restructuring and/or other nonrecurring charges; (3) exchange rate effects, as applicable, for non-US dollar denominated net sales and operating earnings; (4) the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (5) the effects to any statutory adjustments to corporate tax rates; (6) the impact of any “extraordinary items” as determined under generally accepted accounting principles; and (7) the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends. Any such exclusion must be taken prior to the earlier to occur of 90 days after the commencement of the period of service to which the performance goals relate and the lapse of 25% of the period of service.

(b)	Shareholder Approval of Performance Objectives. The list of possible Performance Objectives set forth in Section 4.3(a) above, and the other material terms of Awards that are intended to qualify as “performance based compensation” under Section 162(m) of the Code, shall be subject to reapproval by the Company’s shareholders in the time period prescribed by Section 162(m) of the Code.

(c)	Documentation of Performance Objectives. With respect to any Award, the Performance Objectives shall be set forth in writing no later than ninety (90) days after commencement of the period to which the Performance Objective(s) relate(s) (or, if sooner, before 25% of such period has elapsed) and at a time when achievement of the Performance Objectives is substantially uncertain. Such writing shall also include the period for measuring achievement of the Performance Objectives, which shall be no greater than five consecutive years, as established by the Committee. Once established by the Committee, the Performance Objective(s) with respect to an Executive Officer may not be changed to accelerate the settlement of an Award or to accelerate the lapse or removal of restrictions on any Award that otherwise would be due upon the attainment of the Performance Objective(s).

(d)	Committee Certification. Prior to settlement of any Award that is contingent on achievement of one or more Performance Objectives, the Committee shall certify in writing that the applicable Performance Objective(s) and any other material terms of the Award were in fact satisfied. For purposes of this Section 4.3(d), approved minutes of the Committee shall be adequate written certification.

(e)	Adjustments. The Committee may adjust in any manner the number of Shares deliverable or the amount payable under any Award subject to Performance Objectives under this Section 4.3 notwithstanding satisfaction of any Performance Objective in the event that exceptional circumstances arise that, in the Committee’s judgment, would result in payouts not consistent with the Committee’s intentions as of the grant date or would otherwise cause the Award to result in an outcome materially inconsistent with the best interests of the Company; provided, however, that in no event shall the Committee increase the number of Shares deliverable or the amount payable under any Award with respect to any Participant who is an Executive Officer at any time during the performance period or the time of payment.

ARTICLE 5.
STOCK OPTIONS

5.1.	Terms of Option. Subject to the provisions of the Plan, the type of Option, term, exercise price, vesting schedule, and other conditions and limitations applicable to each Option shall be as determined by the Committee and shall be stated in the Award Agreement.

5.2.	Type of Option.

(a) Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. Only an Employee may be granted an Incentive Stock Option – a Director or Consultant may only receive an Option in the form of a Non-Qualified Stock Option. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be treated as a Non-Qualified Stock Option.

	(b)	Neither the Company nor the Committee shall have liability to a Participant or any other party if an Option (or any part thereof) which is intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. In addition, the Committee may make an adjustment or substitution described in Section 2.3 of the Plan that causes the Option to cease to qualify as an Incentive Stock Option without the consent of the affected Participant or any other party.

5.3.	Limitations.

	(a)	Maximum Term. No Option shall have a term in excess of ten (10) years measured from the date the Option is granted. In the case of any Incentive Stock Option granted to a 10% Stockholder (as defined in Section 5.3(d), below), the term of such Incentive Stock Option shall not exceed five years measured from the date the Option is granted.

	(b)	Minimum Exercise Price. Subject to Section 2.3 of the Plan, the exercise price per share of an Option shall not be less than 100% of the Fair Market Value per Share on the date the Option is granted. In the case of any Incentive Stock Option granted to a 10% Stockholder (as defined in Section 5.3(d), below), subject to Section 2.3 of the Plan, the exercise price per share of such Incentive Stock Option shall not be less than 110% of the Fair Market Value per Share on the date the Option is granted.

	(c)	$100,000 Limit for Incentive Stock Options. Notwithstanding an Option’s designation, to the extent that Incentive Stock Options are exercisable for the first time by the Participant during any calendar year with respect to Shares whose aggregate Fair Market Value exceeds $100,000 (regardless of whether such Incentive Stock Options were granted under the Plan, or any other plan of the Company or any Affiliate), such Options shall be treated as Non-Qualified Stock Options. For purposes of this Section 5.3(c), Fair Market Value shall be measured as of the date the Option was granted and Incentive Stock Options shall be taken into account in the order in which they were granted consistent with Applicable Law.

	(d)	10% Stockholder. For purposes of this Section 5.3, a “10% Stockholder” is an individual who, immediately before the date an Award is granted, owns (or is treated as owning) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, determined under Section 424(d) of the Code.

	(e)	Time Limit on Granting Incentive Stock Options. Incentive Stock Options may only be granted within ten years after the date the Board approves the Plan.

5.4.	Form of Consideration. The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Committee shall determine the acceptable form of consideration at the time of grant. To the extent approved by the Committee, the consideration for exercise of an Option may be paid in any one, or any combination, of the forms of consideration set forth in subsections (a), (b), (c), (d) and (e) below.

	(a)	Cash Equivalent. Consideration may be paid by cash, check, electronic transfer of funds, or other cash equivalent approved by the Committee.

	(b)	Tender or Attestation of Shares. Consideration may be paid by the tendering of other Shares to the Company or the attestation to the ownership of the Shares that otherwise would be tendered to the Company in exchange for the Company’s reducing the number of Shares issuable upon the exercise of the Option. Shares tendered or attested to in exchange for Shares issued under the Plan may not be Shares of Restricted Stock at the time they are tendered or attested to. The Committee shall determine acceptable methods for tendering or attesting to Shares to exercise an Option under the Plan and may impose such limitations and prohibitions on the use of Shares to exercise Options as it deems appropriate (including requiring that any such Shares be held for a certain minimum period of time, to the extent required by applicable accounting rules). For purposes of determining the amount of the Option price satisfied by tendering or attesting to Shares, such Shares shall be valued at their Fair Market Value on the date of tender or attestation, as applicable.

	(c)	Net-Exercise. The Exercise Price may be paid by having the Company retain from Shares otherwise issuable upon the exercise of the Option a number of Shares having a Fair Market Value equal to the Exercise Price (a “net-exercise”). For purposes of determining the amount of the Option price satisfied by retaining Shares, such Shares shall be valued at their Fair Market Value on the date of exercise.

	(d)	Broker-Assisted Cashless Exercise. Subject to the Committee’s approval and further subject to the Shares being actively traded on a securities exchange, consideration may be paid by the Participant’s (i) irrevocable instructions to the Company to deliver the Shares issuable upon exercise of the Option promptly to a broker (acceptable to the Company) for the Participant’s account, and (ii) irrevocable instructions to the broker to sell Shares sufficient to pay the exercise price and upon such sale to deliver the exercise price to the Company. A Participant may use this form of exercise only if the exercise would not subject the Participant to liability under Section 16(b) of the Exchange Act or would be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act or any other exemption from such liability. Shares acquired by a cashless exercise shall be deemed to have a Fair Market Value on the Option exercise date equal to the gross sales price at which the broker sold the Shares to pay the exercise price.

	(e)	Other Methods. Consideration may be paid using such other methods of payment as the Committee, at its discretion, deems appropriate from time to time.

5.5.	Exercise of Option.

	(a)	Procedure for Exercise. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as set forth in the Award Agreement. An Option shall be deemed exercised when the Company or the Company’s designee designated to accept notice of exercise receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option specifying the number of Shares to be purchased and (ii) full payment for the Shares (in a form permitted under Section 5.4 of the Plan) with respect to which the Option is exercised.

	(b)	Rights as a Shareholder. Shares subject to an Option shall be deemed issued, and the Participant shall be deemed the record holder of such Shares, on the Option exercise date. Until such Option exercise date, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Option.

ARTICLE 6.
STOCK APPRECIATION RIGHTS

6.1.	Terms of Stock Appreciation Right. Each Stock Appreciation Right shall be subject to the terms, conditions and restrictions consistent with the Plan as the Committee may impose, subject to the limitations set forth below. Except as otherwise specifically provided for by the Committee, all Awards of Stock Appreciation Rights shall be settled in shares of Common Stock issuable upon the exercise of the Stock Appreciation Right.

	(a)	Base Price. The base price per Share subject to a Stock Appreciation Right shall be determined by the Committee and may not be less than the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted.

	(b)	Exercise Period. Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that no Stock Appreciation Right shall be exercisable later than ten years after the date it is granted. Stock Appreciation Rights shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall determine, as set forth in the applicable Award Agreement.

6.2.	Exercise of Stock Appreciation Right.

	(a)	Procedure for Exercise. Any Stock Appreciation Right granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as set forth in the Award Agreement. A Stock Appreciation Right shall be deemed exercised when the Company receives written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Stock Appreciation Right.

(b)	Rights as a Shareholder. Shares subject to a Stock Appreciation Right shall be deemed issued, and the Participant shall be deemed the record holder of such Shares, on the date the Stock Appreciation Right is exercised. Until such date, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Stock Appreciation Right.

ARTICLE 7.
RESTRICTED STOCK

7.1.	Terms of Restricted Stock. Subject to the provisions of the Plan, the Period of Restriction, the number of Shares granted, and other conditions and limitations applicable to each Award of Restricted Stock shall be as determined by the Committee and shall be stated in the Award Agreement. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.2.	Transferability. Except as provided in this Article 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.3.	Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock on the grant date as it may deem advisable or appropriate.

7.4.	Removal of Restrictions. Except as otherwise provided in this Article 7, and subject to Section 11.5 of the Plan, Shares of Restricted Stock covered by an Award of Restricted Stock made under the Plan shall be released from escrow, and shall become fully transferable, as soon as practicable after the Period of Restriction ends, and in any event no later than 2½ months after the end of the Tax Year in which the Period of Restriction ends.

7.5.	Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

7.6.	Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares, unless otherwise provided in the Award Agreement, as follows:

(a) If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions (and shall therefore be forfeitable to the same extent) as the Shares of Restricted Stock with respect to which they were paid.

(b) If any such dividends or distributions are paid in cash, the cash payments shall be subject to the same restrictions as the related Restricted Stock, in which case they shall be accumulated (without interest) during the Period of Restriction and paid or forfeited when the related Shares of Restricted Stock become nonforfeitable or are forfeited, as the case may be. In no event shall any cash dividend or distribution be paid later than 2½ months after the Tax Year in which the dividend or distribution becomes nonforfeitable.

ARTICLE 8.
RESTRICTED STOCK UNITS

8.1.	Terms of Restricted Stock Units. Subject to the provisions of the Plan, the Period of Restriction, number of underlying Shares, and other conditions and limitations applicable to each Award of Restricted Stock Units shall be as determined by the Committee and shall be stated in the Award Agreement.

8.2.	Settlement of Restricted Stock Units. Subject to Section 11.5 of the Plan, unless otherwise provided in an Award Agreement, the number of Shares specified in the Award Agreement shall be delivered to the Participant as soon as practicable after the end of the applicable Period of Restriction, and in any event no later than 2½ months after the end of the Tax Year in which the Period of Restriction ends.

8.3.	Dividend and Other Distribution Equivalents. The Committee is authorized to grant to holders of Restricted Stock Units the right to receive payments equivalent to dividends or other distributions with respect to Shares underlying Awards of Restricted Stock Units. Dividend equivalents or other distributions shall be subject to the same restrictions as the related Restricted Stock Units, in which case they shall be accumulated (without interest) during the Period of Restriction and paid or forfeited when the related Restricted Stock Units are paid or forfeited, as the case may be.

8.4.	Deferral Election. Notwithstanding anything to the contrary in Sections 8.2 or 8.3, a Participant may elect in accordance with the terms of the Award Agreement and Section 409A of the Code to defer receipt of all or any portion of the Shares or other property otherwise issuable to the Participant pursuant to a Restricted Stock Unit Award to the extent permitted by the Committee.

ARTICLE 9.
OTHER EQUITY-BASED AWARDS

9.1.	Other Equity-Based Awards. The Committee shall have the right to grant other Awards based upon or payable in Shares having such terms and conditions as the Committee may determine, including Deferred Stock Units, Unrestricted Shares, Performance Shares and the grant of securities convertible into Shares. The Committee shall determine the terms and conditions of such Awards, including the number of Shares and any vesting or performance restrictions. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Article 9 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee shall determine.

ARTICLE 10.
TERMINATION OF SERVICE

10.1	Effect of Termination of Service on Awards; Forfeiture. The Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, the circumstances in which Awards shall be exercised, vested, paid or forfeited in the event a Participant ceases to be a Service Provider prior to the end of a performance period, Period of Restriction or the exercise, vesting or settlement of such Award. Unless otherwise determined by the Committee if, with respect to any Award, (a) a Participant’s Termination of Service occurs before the end of the Period of Restriction or the vesting date applicable to such Award (or the applicable portion of such Award) or (b) any Performance Objectives are not achieved in whole or in part (as determined by the Committee) by the end of the period for measuring such Performance Objectives, then all such then unvested and/or unearned Awards shall be forfeited by the Participant without any consideration due to such Participant.

ARTICLE 11.
ADDITIONAL TERMS OF AWARDS

11.1.	No Rights to Awards. No Service Provider shall have any claim to be granted any Award under the Plan, and the Company is not obligated to extend uniform treatment to Participants or Beneficiaries under the Plan. The terms and conditions of Awards and treatment of an Award under Section 2.3(b) need not be the same with respect to each Participant.

11.2.	No Effect on Employment or Service. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor shall it interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time for any reason to the extent permitted by Applicable Laws.

11.3.	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

11.4.	Transferability of Awards. Unless otherwise determined by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. Subject to the approval of the Committee in its sole discretion, Non-Qualified Stock Options may be transferable to members of the immediate family of the Participant and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only shareholders. “Members of the immediate family” means the Participant’s spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption. To the extent that any Award is transferable, such Award shall contain such additional terms and conditions as the Committee deems appropriate.

11.5.	Conditions on Delivery of Shares and Lapsing of Restrictions. The Company shall not be obligated to deliver any Shares pursuant to the Plan or to remove restrictions from Shares previously delivered under the Plan until (a) all conditions of the Award have been met or removed to the satisfaction of the Committee, (b) subject to approval by the Company’s counsel, all other legal matters (including any Applicable Laws) in connection with the issuance and delivery of such Shares have been satisfied, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Committee may consider appropriate to satisfy the requirements of Applicable Laws.

11.6.	Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance or sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

11.7.	Tax Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to the grant, exercise, vesting, or settlement of an Award, the Company shall have the power and the right to deduct or withhold, or to require a Participant or Beneficiary to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes (including the Participant’s FICA obligation) that the Company determines is required to be withheld to comply with Applicable Laws. The Participant or Beneficiary shall remain responsible at all times for paying any federal, state, local and foreign income or employment tax due with respect to any Award, and the Company shall not be liable for any interest or penalty that a Participant or Beneficiary incurs by failing to make timely payments of tax.

(b) Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant or Beneficiary to satisfy a tax withholding obligation with respect to an Award, in whole or in part or some combination thereof, by electing to have the Company withhold otherwise deliverable Shares with respect to such Award or delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required by Applicable Law to be withheld. The Fair Market Value of the Shares to be withheld or delivered, or with respect to which restrictions are removed, shall be determined as of the date that the taxes are required to be withheld.

11.8.	Other Provisions in Award Agreements. In addition to the provisions described in the Plan, any Award Agreement may include on the grant date such other provisions (whether or not applicable to the Award of any other Participant) as the Committee determines appropriate, including but not limited to restrictions on resale or other disposition, rights of the Company to repurchase or recover Shares or Shares underlying Awards, provisions with respect to the treatment and/or forfeiture of Awards in the event that a Participant breaches any confidentiality, non-competition, non-solicitation or other restrictive covenant and provisions to comply with Applicable Laws. Without limiting any other express authority of the Committee under (but subject to) the express limits of the Plan, the Committee may waive conditions of or limitations on Awards to Participants that the Committee in the prior exercise of its discretion had imposed, without the Participant’s consent. Notwithstanding the foregoing, the Committee shall not adjust or change previously imposed terms and conditions for an Option or a Stock Appreciation Right in such a manner as would constitute a Repricing of the exercise price or base amount of any Option or Stock Appreciation Right without shareholder approval except as contemplated in Section 2.3 (with respect to a stock split, merger, acquisition, spin-off or any other similar, unusual or extraordinary corporate transaction or event in respect of the Shares as described therein).

11.9	Change in Control. Unless otherwise determined by the Committee:

(a) The vesting of Awards that vest solely on the basis of continued employment with the Company or any of its Affiliates shall be accelerated solely by reason of a Change in Control only if the surviving corporation or acquiring corporation following a Change in Control refuses to assume or continue such Awards or to substitute similar Awards for those outstanding immediately prior to the Change in Control. If such Awards are so continued, assumed or substituted and at any time after the Change in Control a Participant is terminated without Cause, then the vesting and exercisability of all such unvested Awards held by such Participant shall be accelerated in full and any reacquisition rights held by the Company with respect to an Award shall lapse in full, in each case, upon such termination.

(b) The vesting of Awards that vest, in whole or in part, based upon achieving Performance Objectives shall be accelerated on a pro rata basis by reason of a Change in Control. The pro rata vesting amount shall be determined in good faith by the Committee based upon (A) the extent to which the Performance Objectives for any such award has been achieved after evaluating actual performance from the start of the performance period until the date of the Change in Control and equitably adjusting performance targets for the shortened period during which the Performance Objectives could be achieved, and (B) the number of days the Participant was employed during the Award’s performance period as of the date of the Change in Control.

(c) Unless otherwise compliant with Section 409A of the Code, notwithstanding the foregoing, any Award that is subject to Section 409A of the Code shall only be settled upon a Change in Control if such Change in Control also constitutes a change in the ownership or a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as each is defined under Section 409A of the Code and the regulations thereunder (a “Qualifying Change in Control”). Upon a Change in Control that does not constitute a Qualifying Change in Control, Awards that are subject to Section 409A of the Code shall remain payable at the times and in the forms provided for in the applicable Award (without regard to such Change in Control).

11.10.	Section 16 of the Exchange Act. It is the intent of the Company that Awards and transactions permitted by Awards be interpreted in a manner that, in the case of Participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the Awards, for the exemption from liability provided in Rule 16b-3 promulgated under the Exchange Act. The Company shall have no liability to any Participant or other person for Section 16 consequences of Awards or events in connection with Awards if an Award or related event does not so qualify.

11.11.	Trading Policy Restrictions. Awards shall be subject to the Company’s insider trading policy as may be in effect from time to time, including any blackout period trading prohibition or requirement to obtain mandatory pre-clearance of a transaction.

11.12.	Not Benefit Plan Compensation. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s compensation for purposes of determining the Participant’s benefits under any other employee benefit plans or arrangements provided by the Company or an Affiliate, except where the Committee expressly provides otherwise in writing.

11.13.	Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases.

ARTICLE 12.
TERM, AMENDMENT, AND TERMINATION OF PLAN

12.1.	Term of Plan. The Plan shall become effective on the Effective Date.

12.2.	Termination. The Plan shall terminate upon the earliest to occur of (i) the tenth anniversary of Board approval of the Plan; (ii) the date on which all Shares available for issuance under the Plan have been issued as fully vested Shares; or (iii) the date determined by the Board pursuant to its authority under Section 12.3 of the Plan.

12.3.	Amendment. The Board may at any time amend, alter, suspend, or terminate the Plan, without the consent of the Participants or Beneficiaries. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws. Any revision that deletes or limits the scope of the provisions of Section 11.8 prohibiting Repricing of Options or Stock Appreciation Rights without shareholder approval shall require shareholder approval.

12.4.	Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan or an Award Agreement shall impair the rights of any Participant or Beneficiary under an outstanding Award, unless required to comply with an Applicable Law or mutually agreed otherwise between the Participant and the Committee; any such agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

ARTICLE 13.
DEFINITIONS

“Affiliate” means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

“Applicable Laws” means the requirements relating to, connected with, or otherwise implicated by the administration of long-term incentive plans under applicable state corporation laws, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted, applicable accounting standards and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or other equity-based awards.

“Award Agreement” means a written agreement setting forth the terms and provisions applicable to an Award granted under the Plan (which may, but need not be executed, at the discretion of the Committee). A writing includes an electronic form of agreement. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Beneficiary” means the person or persons entitled to exercise any Award or receive any payment under an Award after a Participant’s death as determined under Section 14.4 of the Plan.

“Board” means the board of directors of the Company.

“Cause”, as used in connection with the termination of a Participant’s services, means (1) with respect to any Participant covered under an Officer Special Severance Agreement with the Company, “cause” as defined in that agreement, or (2) with respect to any other Participant, any of the following:

(i)	the failure of the Participant to perform any of his or her duties to the Company that results in material harm to the Company, including, without limitation, breach of the Company’s code of ethics, conflict of interest or a material violation of a material restriction under any other Company policy.

(ii)	the Participant’s commission of any felony or other crime that the Committee determines adversely impacts the Participant’s ability to continue performing services with the Company;

(iii)	acts of theft, embezzlement, fraud, dishonesty, misrepresentation or falsification of documents or records involving the Company; or

(iv)	a breach of the terms of any confidentiality agreement, non-competition agreement and non-solicitation agreement or any other agreement between the Participant and the Company, after giving effect to the notification provisions, if any, and the mechanisms to remedy or cure a breach, if appropriate, as described in any such agreement.

The Committee shall determine whether conduct constituting “Cause” has occurred for purposes of the Plan. For purposes of this definition, the term “Company” includes any Affiliate of the Company.

“Change in Control” shall mean the first to occur of any one of the following events:

(i)	the closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;

(ii)	the closing of the sale of all of the Company’s Shares to an unrelated person or entity;

(iii)	the consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the outstanding Shares immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this subsection, the percentage of the beneficially owned shares of the successor or survivor entity described above shall be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of Shares by the persons described above immediately before the consummation of such transaction; or

(iv)	the complete dissolution or liquidation of the Company.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall include any regulations or other guidance of general applicability promulgated under such section, and shall further include any successor or amended section of such section of the Code that is so referred to and any regulations thereunder.

“Committee” means the Compensation and Organization Committee of the Board; provided, however, for the purpose of granting Awards with Service Providers in their capacity as Directors, “Committee” shall mean the Board.

“Company” means Rogers Corporation, a Massachusetts corporation, or any successor thereto.

“Consultant” means any natural person, including an advisor, engaged by the Company or an Affiliate to render services (other than in connection with the offer or sale of securities in a capital raising transaction or to promote or maintain a market for securities) to such entity who is eligible to be covered under an S-8 registration statement.

“Deferred Stock Unit” means an Award that is vested on the date of grant that entitles the recipient to receive Shares after a designated period of time. Deferred Stock Units shall be subject to such restrictions and conditions as set forth in the Award Agreement, which shall be consistent with the provisions for Restricted Stock Units set forth in Article 8 above except for the requirement to have a Period of Restriction.

“Director” means a member of the Board.

“Effective Date” means the date of approval of the Plan by the Board; provided that the Plan and any Awards granted hereunder shall be null and void if the Plan is not approved by the Company’s shareholders under Applicable Laws before any compensation under the Plan is paid.

“Employee” means any person who is treated as an employee in the books and records of the Company or any Affiliate. Neither service as a Director nor payment of a Director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means an individual who is an “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act).

“Fair Market Value” means, with respect to a Share as of any date (except in the case of a cashless exercise pursuant to Section 5.4(d)), (i) if the Shares are admitted to trading on a national securities exchange, the closing price of a Share on such date (or, if the Shares were not traded on such day, then the next preceding day on which the Shares were traded), (ii) if the Shares are not admitted to trading on a national securities exchange, the average of the closing bid and asked prices for a Share as quoted by the National Quotation Bureau’s “Pink Sheets” or the National Association of Securities Dealers’ OTC Bulletin Board System (or, if the Shares were not quoted on such day, then the next preceding day on which the Shares were quoted) or (iii) otherwise, the fair market value as determined in good faith by the Committee on such basis as it deems appropriate.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

“Option” means an option to purchase Shares that is granted pursuant to Article 5 of the Plan. An Option may be an Incentive Stock Option or a Non-Qualified Stock Option.

“Participant” means the holder of an outstanding Award granted under the Plan.

“Performance Objective” means a performance objective or goal that must be achieved before an Award, or a feature of an Award, becomes nonforfeitable, as described in Section 4.3 of the Plan.

“Performance Shares” means a contractual right to payment in the form of Shares upon the attainment of one or more Performance Objectives and any other terms and conditions specified by the Committee.

“Period of Restriction” means the period during which Restricted Stock, the remuneration underlying Restricted Stock Units or Performance Shares, or any other feature of an Award is subject to a substantial risk of forfeiture. A Period of Restriction shall be deemed to end when the applicable Award ceases to be subject to a substantial risk of forfeiture.

“Plan” means the Rogers Corporation 2009 Long-Term Equity Compensation Plan.

“Repricing” means (i) reducing the exercise price or base amount of an Option or Stock Appreciation Right after it is granted, (ii) taking any action that is treated as a “repricing” under generally accepted accounting principles, (iii) canceling an Option or a Stock Appreciation Right at a time when its exercise price or base amount exceeds the Fair Market Value of a Share (each, an “Underwater Award”), in exchange for another Option, Stock Appreciation Right, Restricted Stock or other Award, or (iv) repurchasing an Option or Stock Appreciation Right that is an Underwater Award.

“Restricted Stock” means Shares that, during a Period of Restriction, are subject to restrictions as described in Article 7 of the Plan.

“Restricted Stock Unit” means an Award that entitles the recipient to receive Shares after a Period of Restriction as described in Article 8 of the Plan.

“Service Provider” means an Employee, Director, or Consultant of the Company or an Affiliate.

“Share” means a share of the Company’s common stock, par value $1.00 per share.

“Stock Appreciation Right” means an Award that entitles the recipient to receive, upon exercise, the excess of (i) the Fair Market Value of a Share on the date the Award is exercised, over (ii) a base amount specified by the Committee that shall not be less than the Fair Market Value of a Share on the date the Award is granted, as described in Article 6 of the Plan.

“Tax Year” means the Company’s taxable year. If an Award is granted by an Affiliate, such Affiliate’s taxable year shall apply instead of the Company’s taxable year.

“Termination of Service” means, (a) with respect to an Employee, the date the individual ceases to be an Employee, (b) with respect to a Director, the date the individual ceases to be a Director, and (c) with respect to a Consultant, the date the individual ceases to be a Consultant. Awards under the Plan shall not be affected by the change of a Participant’s status within or among the Company and any Affiliate, so long as the Participant continues to provide services in substantially the same capacity as a Service Provider. For purposes of the Plan and any Award hereunder, if an entity ceases to be an Affiliate, Termination of Service shall be deemed to have occurred with respect to each Participant in respect of such Affiliate who does not continue as a Service Provider in respect of the Company or another Affiliate after such giving effect to such Affiliate’s change in status. The employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Company under an applicable statute or by contract. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

“Unrestricted Shares” means a grant of Shares free of any employment based restrictions. Unrestricted Shares may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to a Service Provider.

ARTICLE 14.
MISCELLANEOUS

14.1.	Authorization of Sub-Plans.

(a) The Committee may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities, and/or tax laws of various jurisdictions. The Committee shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations as the Committee deems necessary or desirable, and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Committee shall deem necessary or desirable. All sub-plans adopted by the Committee shall be deemed to be part of the Plan, but each sub-plan shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.

(b) In addition, the Committee may make Awards to Participants who are foreign nationals, who are employed outside of the United States of America or both (collectively, “Foreign Participants”) on terms and conditions consistent with the Plan’s purpose but different from the provisions specified herein without amending the Plan as may be necessary, desirable or appropriate, as determined in its sole discretion. Subject to any requirement of shareholder approval imposed by applicable law, rule or regulation, the Committee may modify previously granted Awards granted to Foreign Participants to reflect special terms to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

14.2.	Governing Law. Except as specifically provided to the contrary in a sub-plan applicable to a Participant or Beneficiary, the provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under any state’s applicable principles of conflicts of laws.

14.3.	Committee Manner of Action. Unless otherwise provided in the bylaws of the Company or the charter of the Committee: (a) a majority of the members of a Committee shall constitute a quorum, and (b) the vote of a majority of the members present who are qualified to act on a question assuming the presence of a quorum or the unanimous written consent of the members of the Committee shall constitute action by the Committee. The Committee may delegate authority to grant Awards to a subcommittee of its members in order to deduct amounts as performance based compensation under Section 162(m) of the Code. The Committee may delegate the performance of ministerial functions in connection with the Plan to such person or persons as the Committee may select.

14.4.	Beneficiary. A Participant to whom an Award has been made under the Plan may designate a Beneficiary or Beneficiaries to exercise any Award or receive any payment under any Award payable on or after the Participant’s death. Any such designation shall be made on a form provided for that purpose by the Company and shall not be effective until received by the Company. If no Beneficiary has been designated by a Participant, of if the designated Beneficiaries have predeceased the Participant, the Beneficiary shall be the Participant’s estate.

14.5.	Expenses. The costs of administering the Plan shall be paid by the Company.

14.6	Severability. If any provision of the Plan, an Award or an Award Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, such provision shall be construed or deemed to be amended to resolve the applicable infirmity, unless the Committee determines that it cannot be so construed or deemed amended without materially altering the Plan or the Award, in which case such provision shall be stricken as to such jurisdiction, person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

14.7.	Construction. Unless the contrary is clearly indicated by the context, (a) the use of the masculine gender shall also include within its meaning the feminine and vice versa; (b) the use of the singular shall also include within its meaning the plural and vice versa; and (c) the word “include” shall mean “include but not be limited to,” and the word “including” shall mean “including but not limited to.”

14.8.	No Trust or Fund Created. Neither the Plan nor any Award Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company (or an Affiliate) and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company (or an Affiliate) pursuant to an Award, such right shall be no more secure than the right of any unsecured general creditor of the Company (or the Affiliate, as applicable).

14.9.	Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

14.10.	Complete Statement of Plan. This document is a complete statement of the Plan.

EXHIBIT II

Annual Incentive Compensation Plan
(The “Plan”)

Plan Year:

1.1	Fiscal year of Rogers Corporation (the “Company”).

Participants:

2.1	Those managers and professionals who directly affect the profitability of the Company are eligible for nomination as Participants in this Plan. Participants for each Plan Year must be approved by the Company’s Chief Executive Officer (the “CEO”). Sales Engineers, Regional Sales Managers, and any other employees who are eligible for commissions or similar incentive compensation plans are excluded from this Plan. Exceptions to this may be approved by the CEO.

The CEO’s participation in this Plan shall be governed by the terms and conditions of Appendix A to this Plan. No other employee of the Company shall receive a bonus under Appendix A of this Plan.

Target Award Opportunity:

3.1	Upon achievement of targeted financial goals, Participants will be eligible for a specified Target Award. Target Awards by Participant group are as follows:

Target Award
As a Percent of
Position	Base Salary
Division Vice President’s, Board Appointed Officers, and other Corporate Executives
(other than the CEO)	25% to 55%
Other Division and Corporate Participants	5% – 25%

Basic Award Determinant:

4.1	Each Plan Year, a set percentage of the Participant’s Target Award will be determined by Corporate performance and another set percentage will be determined by Division performance. In general, those Participants whose actions affect the entire Company will have a higher Corporate performance weighting while those whose actions have a greater impact on an individual Division will have a higher Division performance weighting.

4.2	Performance weights by Participant group are as follows:

		Target Award
	Corporate	Division/Group
Position	Performance	Performance
Board Appointed Officers (other than the CEO) (1)	100%	0%
Other Corporate Participants	50%	50%	(2)
Division Vice Presidents	40% – 70%	60% – 30%
Other Division Participants	30%	70%

(1)	Exceptions may be made by the CEO.

(2)	The 50% Division Performance portion for each Corporate Report will be determined by multiplying 50% of his or her Target Award by the result obtained by dividing all divisional profit related to Divisional Performance by the total division profit if every Division had achieved their 100% target for the year.

4.3	The Corporate portion of a Participant’s annual incentive award is based on after tax profit (as reflected in diluted earnings per share “EPS”). Performance goals will be established at the beginning of each Plan Year by the Compensation and Organization Committee of the Board of Directors (the “Committee”) and expressed in an award schedule that prescribes the percentage of Corporate Target Award paid out at each level of performance achievement.

4.4	The Divisional portion of a Participant’s annual incentive award is based on Division profit (operating profit before Corporate charges). Performance goals will be established at the beginning of each Plan Year by the CEO, and expressed in an award schedule that prescribes the percentage of the Division Target Award paid out at each level of performance achievement.

4.5	Calculations of the actual percentage of Corporate and Division Target Awards will be made by interpolating between points on the Performance Measurement Schedule.

4.6	Soon after the end of the Plan Year, the CEO will evaluate how well each Division accomplished its objective(s). The CEO may alter the division bonus pool on the basis of that evaluation, as he deems appropriate.

Annual Performance Targets:

5.1	Each year the Committee will establish annual Performance Targets. The general principles for establishing Annual Performance Targets will be that the previous year’s diluted earnings per share results will be the threshold for beginning to earn a bonus for the following Plan Year. At approximately the 10% EPS improvement level a 100% target bonus will be earned, and at approximately a 20% EPS improvement level a 200% target bonus will be earned. Then, at approximately a 30% EPS improvement level a 250% target bonus will be earned, and at approximately a 40% EPS improvement level the maximum 300% target bonus will be earned. (See section 6.2 for maximum payment under this Plan.)

5.2	Changes or exceptions to the general principles for establishing Annual Performance Targets based on economic or other factors must be made by the Compensation and Organization Committee.

Award Limitation:

6.1	The annual bonus award for any Participant will be limited to 300% of their Target Award.

6.2	Except as noted below, the maximum amount of the incentive bonus pool, including payments made to non-participants under this Plan, will be limited to 20% of profit or $250,000, whichever is more. Such profit is calculated before deductions for taxes and bonuses. If the calculation of awards indicates that these limits will be exceeded, awards will be reduced proportionally to conform to the limit.

Personal Performance:

7.1	Managers may recommend to the CEO that Participants’ awards in their respective Divisions or Corporate Departments be modified to reflect individual performance differences.

7.2	The CEO has the right to modify or eliminate the total annual incentive award for any Participant to reflect individual performance differences.

Input of Extraordinary and Non-recurring Items:

8.1	In comparing actual performance against the performance goals, management may exclude from such comparison any extraordinary or nonrecurring gains, losses, charges, or credits that appear on the Company’s books and records, as it deems appropriate.

8.2	An extraordinary or nonrecurring item may include, without limiting the generality of the foregoing, an item in the Company’s financial statements reflecting a change in an accounting rule or methodology, tax law, or actuarial assumption, not taken into consideration in the establishment of performance goals, or other unusual non-reoccurring expenses or income. The Committee must approve this adjustment.

Less Than Full-Year Plan Participation:

9.1	An individual, who is made a Participant in the Plan after the beginning of the Plan Year, but before October 1st of that year, may receive a prorated award based on the number of full weeks of eligibility during the Plan Year. Individuals hired after October 1st normally will not participate in the Plan that year.

9.2	If a Participant’s employment is terminated during a Plan Year because of death, disability, or normal retirement, a tentative award will be determined based on performance as of the end of the Plan Year. The final award will be prorated by multiplying the tentative award by the number of full weeks of employment divided by fifty-two.

9.3	If a Participant’s employment is terminated involuntarily, not for cause, the Participant may be paid a prorated bonus if approved by the CEO.

Form and Timing of Payment:

10.1	All awards will be paid in cash, less withholding requirements, as soon as possible following the end of the Plan Year, but not later than the March 15th following the end of the Plan Year. However, the CEO may request authorization from the Compensation and Organization Committee of the Board of Directors to pay a portion of the estimated Plan Year’s awards before the end of the Plan Year.

Bonus Opportunity Non-Participants:

11.1	For each Division or Corporate Department that earns an award under this Plan, a pool will be created for distribution to non-Participants in that Division or Corporate Department only. Such pool will be equal to 1.0% of the aggregate annual salaries of the non-Participants, exempt from the payment of overtime and who are not paid overtime by Company policy or practice, in that Division or Corporate Department at the end of the Plan Year. Such pool will be adjusted up or down to the award earned in that Division or Corporate Department. The Division Manager or the Corporate Department Vice President will determine the recipients and amounts of such bonuses subject to the approval of the CEO. These bonuses are intended for non-Participants who have made significant contributions to the success of the Division or Corporate Department during the Plan Year; this bonus pool is not intended for distribution to all non-Participants in the unit. Any undistributed funds from this pool will be returned to the Company and may not be distributed to other units.

11.2	For each Corporate Department, a pool will be created for distribution to exempt and non-exempt non-participants equal to 1% of their aggregate annual salaries. This pool represents a gainsharing bonus for the Corporate staff employees and is based on the overall Division Performance (defined on page B-1, footnote 2). Each Corporate Department Vice President will determine the recipients for their department, and amounts of such bonus subject to the approval of the CEO.

APPENDIX A

Additional Incentive Compensation Rules for Chief Executive
Officer and Certain Other Designated Executive officers

1.	PURPOSE

The annual incentive compensation payable to the Chief Executive Officer (“CEO”) of the Company under the Plan shall be governed by this Appendix A. In addition, the Committee may designate in its discretion other executive officers participant in the Plan to receive awards that will be governed by this Appendix A form time to time. Amounts paid under this Appendix A are intended to constitute “performance based compensation” within the meaning of Section 162(m) of the Code. In the event of any conflict between the Plan and this Appendix A, the terms of this Appendix A shall govern. Defined terms shall have the meaning set forth in the Plan except as stated to the contrary in this Appendix A

2.	DEFINITIONS

For purposes of this Appendix A, the following terms have the meanings set forth below.

“Award” shall mean the amount payable to a Participant as determined by the Committee in accordance with this Appendix A as an incentive bonus for any one or more Plan Years.

“Base Amount” shall have the meaning ascribed thereto in Section 4(b) hereof.

“Base Salary Percentage” shall have the meaning ascribed thereto in Section 4(c) hereof.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and references to particular provisions of the Code shall include any amendments thereto or successor provisions and any final, temporary or proposed rules and regulations promulgated thereunder.

“Committee” shall mean the Compensation and Organization Committee of the Board or any other duly established committee or subcommittee of the Board, in each case satisfying the requirements of Section 162(m)(4)(C) of the Code that the Board hereinafter determines shall act as the Committee for purposes of this Appendix A.

“Participant” shall mean the Company’s Chief Executive Officer.

“Performance Goals” shall have the meaning ascribed thereto in Section 4(a) hereof.

“Target” shall have the meaning ascribed thereto in Section 4(a) hereof.

3.	ADMINISTRATION

This Appendix A shall be administered by the Committee, which shall have full authority to interpret this Appendix A, to establish rules and regulations relating to the operation of this Appendix A, to determine the amount of any Awards (subject to the terms and conditions hereof) and to make all other determinations and take all other actions necessary or appropriate for the proper administration of this Appendix A. The Committee’s interpretation of this Appendix A, and all actions taken within the scope of its authority, shall be final and binding on the Company, any Participants and former Participants or their designated beneficiaries.

4.	DETERMINATION OF TARGET, BASE AMOUNT AND BASE SALARY PERCENTAGE

The Committee shall establish the Targets, Performance Goals for each Plan Year or Years no later than 90 days after the first day of the Plan Year or Years or, if sooner, within the first 25% of the Plan Year or Years (the “Determination Date”), provided, however, that the Committee must determine that, as of the date the Targets and Performance Goals are established, it is substantially uncertain whether such Targets and Performance Goals will be achieved. At such time the Committee shall adopt in writing, with respect to the Participant, each of the following:

(a)	one or more Targets, which shall be equal to a desired level or levels for any Plan Year or Years of any combination of any the following Performance Goals, which may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measures and may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses (including without limitation expenses related to goodwill and other intangible assets), stock offerings, stock repurchases and strategic loan loss provisions. Permissible Performance Goals include any one or more of the following or combination thereof which may be applicable on a Company-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships, or joint ventures:

(i)	General Financial Objectives:

(A)	Increasing the Company’s net sales;

(B)	Achieving a target level of earnings (including gross earnings; earnings before certain deductions, such as interest, taxes, depreciation, or amortization; or diluted earnings per share);

(C)	Achieving a target level of income (including net income or income before consideration of certain factors, such as overhead) or a target level of gross profits for the Company, an affiliate, or a business unit;

(D)	Achieving a target return on the Company’s (or an affiliate’s) sales, revenues, capital, assets, or stockholders’ equity;

(E)	Maintaining or achieving a target level of appreciation in the price of the Company’s shares;

(F)	Increasing the Company’s (or an affiliate’s) market share to a specified target level;

(G)	Achieving or maintaining a share price that meets or exceeds the performance of specified stock market indices or other benchmarks over a specified period;

(H)	Achieving a level of share price, earnings, or income performance that meets or exceeds performance in comparable areas of peer companies over a specified period;

(I)	Achieving specified reductions in costs or targeted levels in costs;

(J)	Achieving specified improvements in collection of outstanding accounts or specified reductions in non-performing debts; and

(K)	Achieving a level of cash flow.

(ii)	Operational Objectives:

(A)	Introducing one or more products into one or more new markets;

(B)	Acquiring a prescribed number of new customers in a line of business;

(C)	Achieving a prescribed level of productivity within a business unit;

(D)	Completing specified projects within or below the applicable budget;

(E)	Completing acquisitions of other businesses or integrating acquired businesses; and

(F)	Expanding into other markets.

(iii)	And any other criteria established by the Committee (but only if such other criteria are approved by the Company’s stockholders).

(b)	a Base Amount, with respect to each Target, based upon one or more Performance Goals, representing a minimum amount which, if not exceeded, would result in no Award being made to the Participant; and

(c)	a Base Salary Percentage, representing the percentage of the Participant’s base salary in effect at the time a Target is established, which shall be payable as an Award in the event that 100% of the Participant’s Target is achieved. It is anticipated that the Base Salary Percentage shall range from 75% to 100% of the Participant’s the current base salary.

The Committee is authorized to make adjustments in the method of calculating attainment of Performance Goals consistent with the requirements of Section 162(m) of the Code as follows: (1) to exclude the dilutive effects of acquisitions or joint ventures; (2) to exclude restructuring and/or other nonrecurring charges; (3) to exclude exchange rate effects, as applicable, for non-US dollar denominated net sales and operating earnings; (4) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (5) to exclude the effects to any statutory adjustments to corporate tax rates; (6) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles; (7) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; and (8) to exclude any other unusual, non-recurring gain or loss or other extraordinary item.

If for any Plan Year the Committee determines to use at least one Target to be measured over less than the entire Plan Year, then bonus payable under this Appendix A with respect to that Target shall be the bonus, if any, calculated for such short performance period. In that case, on or before the date that represents twenty-five percent of the total number of days in such short performance period, the Committee shall identify in writing the Target, the Base Amount and Base Salary applicable to such period.

The Committee shall also determine on each Determination Date for the Participant a mathematical formula or matrix which shall indicate the extent to which Awards will be made if the Base Amount is exceeded, including if the Target is attained or exceeded, and the Committee may also determine on any Determination Date alternative formulas or matrices to account for potential or anticipated significant transactions or events during such Plan Year or Years.

5.	CALCULATION OF AWARDS; CERTIFICATION

As soon as practicable after the close of the last Plan Year with respect to any Target, the Committee shall determine with respect to the Participant whether and the extent to which the applicable Base Amount is exceeded, including the extent to which, if any, such Target was attained or exceeded. The Participant’s Award, if any, shall be determined in accordance with the mathematical formula or matrix determined pursuant to Section 4, and subject to the limitations set forth in Section 6 hereof. The Committee shall certify in writing to the Board the amounts of such Awards and whether each material term of this Appendix A relating to such Awards has been satisfied.

6.	LIMITATIONS WITH RESPECT TO AWARDS

Each Award determined pursuant to Section 5 hereof shall be subject to modification or forfeiture in accordance with the following provisions:

(a)	Unless otherwise determined by the Committee, the Participant shall have the right to receive prorated payment of any Award if the Participant is not in the employ of the Company or its subsidiaries through the end of the Plan Year or Years relating to such Award.

(b)	The maximum amount that may be paid to a Participant pursuant to any Award with respect to a Plan Year shall not exceed $2,500,000.

(c)	The Committee may, in its sole discretion, decrease the Award payable to the Participant to reflect the individual performance and contribution of, and other factors relating to, such Participant. The determination of the Committee shall be final and conclusive.

7.	PAYMENT OF AWARDS

Subject to the limitations of Section 6 hereof, the Participant shall receive, as soon as practicable after the amount of such Participant’s Award for any Plan Year or Years has been determined and certified in accordance with Section 5 hereof, but not later than the March 15th following the Plan Year in which it was earned, the amount of such Award in cash.

8.	DESIGNATION OF BENEFICIARY

The Participant may designate a beneficiary or beneficiaries who, in the event of the Participant’s death prior to the payment of any Award earned hereunder, shall receive such payment when due under this Appendix A. Such designation shall be made by the Participant on a form prescribed by the Committee. The Participant may at any time change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Company. If the Participant does not designate a beneficiary or the designated beneficiary dies prior to the payment of any Award, any amounts remaining to be paid shall be paid to the Participant’s estate.

9.	AMENDMENTS; TERMINATION

The Board or the Committee may at any time amend this Appendix A, provided that no such amendment shall be effective if it alters the Award, Target or other criteria relating to an Award applicable to the Participant for the Plan Year in which such amendment is made or any prior Plan Year, except any such amendment which may be made without the loss of any tax deduction to the Company under Section 162(m) of the Code. In no event shall any amendment of the Plan become effective prior to its approval by the Company’s shareholders to the extent such approval is required by applicable legal requirements. The Board may terminate this Appendix A at any time.

10.	SEPARABILITY

With respect to Section 162(m) of the Code, if this Appendix A does not contain any provision required to be included herein under Section 162(m) of the Code, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

11.	NON-EXCLUSIVITY OF THIS APPENDIX A

Neither the adoption of this Appendix A by the Committee or the Board nor the submission of this Appendix A to the stockholders of the Company for approval shall be construed as creating any limitation on the power of the Committee or the Board to adopt such other incentive arrangements as it may deem desirable.

12.	MISCELLANEOUS PROVISIONS

(a)	This Appendix A is not a contract between the Company and any Participant or other employee. No Participant or other employee shall have any claim or right to be paid an Award under this Appendix A until the amount of such Award shall have been determined and certified in accordance with Section 5 hereof. Neither the establishment of this Appendix A, nor any action taken hereunder, shall be construed as giving the Participant any right to remain in the employ of the Company or its subsidiaries for any period. Nothing contained in this Appendix A shall limit the ability of the Company to make payments or awards to employees under any other plan, agreement or arrangement.

(b)	The Participant’s right and interest in any Award under this Appendix A may not be assigned or transferred, except as provided in Section 8 hereof, and any attempted assignment or transfer shall be null and void and shall permit the Committee, in its sole discretion, to extinguish the Company’s obligation under this Appendix A to pay any Award with respect to such Participant.

(c)	The Company shall have the right to deduct at the time of payment of any Award any amounts required by law to be withheld for the payment of taxes or otherwise.

(d)	If any provision of this Appendix A is found to be illegal or invalid or would cause any Award not to constitute performance based compensation under Section 162(m)(4)(C) of the Code, the Committee shall have discretion to sever that provision from this Appendix A and, thereupon, such provision shall not be deemed to be a part of this Appendix A.

13.	EFFECTIVE DATE

This Appendix A shall be effective beginning with the Plan Year beginning January 1, 2009. This Appendix A and any Awards granted here under shall be null and void if shareholder approval of the Appendix A is not obtained at the 2009 annual shareholders’ meeting.

One Technology Drive
P.O. Box 188
Rogers, Connecticut 06263-0188
PHONE: 860-774-9605
WEBSITE: www.rogerscorp.com

© 2009 Rogers Corporation | Printed in USA | March 2009

ROGERS CORPORATION ONE TECHNOLOGY DRIVE P.O. BOX 188 ROGERS, CT 06263-0188
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Rogers Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the pre-addressed, postage-paid envelope we have provided or return it to Rogers Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M11303	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ROGERS CORPORATION

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 and 4.
Vote on Directors
1.	To elect the following nominees as directors.
	Nominees:
	01)	Walter E. Boomer	06)	Eileen S. Kraus
	02)	Charles M. Brennan, III	07)	William E. Mitchell
	03)	Gregory B. Howey	08)	Robert G. Paul
	04)	J. Carl Hsu	09)	Robert D. Wachob
	05)	Carol R. Jensen

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

		For	Against	Abstain
Vote on Proposals
2.	To approve the Rogers Corporation 2009 Long-Term Equity Compensation Plan.	☐	☐	☐

3.	To approve the Section 162(m) Amendment to the Annual Incentive Compensation Plan.	☐	☐	☐

4.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Rogers Corporation for the fiscal year ending December 31, 2009.	☐	☐	☐

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

(Continued on other side)

For Address Changes, please check this box and write them on the back where indicated.	☐

Please sign name as it appears. Executors, administrators, guardians, officers of corporations, and others signing in a fiduciary capacity must state their full titles as such. As a shareholder, you are entitled to vote at this year's Annual Meeting of Shareholders and are encouraged to do so by dating, signing and returning this proxy card as soon as possible.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

As a shareholder, you are entitled to vote at this year's Annual Meeting of Shareholders and are encouraged to do so by dating, signing and returning the proxy card as soon as possible.

PLEASE ACT PROMPTLY
DATE, SIGN AND MAIL YOUR PROXY CARD TODAY

Ñ Please detach and mail in the envelope provided only IF you are not voting via telephone or Internet. Ñ
M11304

ROGERS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
MAY 7, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints DENNIS M. LOUGHRAN and ROBERT M. SOFFER, and each of them, acting singly, with full power of substitution, as attorneys and proxies of the undersigned, to vote all shares of capital stock of Rogers Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Rogers Corporation to be held on May 7, 2009 at 10:30 A.M. at the Hartford Marriott Downtown Hotel, 200 Columbus Boulevard, Hartford, Connecticut 06103 and any adjournment thereof. The proxies are authorized to vote all shares of stock in accordance with the instructions and with discretionary authority upon such other business as may properly come before the meeting or any adjournment thereof.

Address Changes:

(If you noted any Address Changes, please mark corresponding box on the reverse side.)

PLEASE ACT PROMPTLY
DATE, SIGN AND MAIL YOUR PROXY CARD TODAY

(Continued from and to be signed on the other side)